    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 13, 1997

                                                      REGISTRATION NO. 333-15563
================================================================================
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2

                                       TO
                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                          NHANCEMENT TECHNOLOGIES INC.
       (Exact name of small business issuer as specified in its charter)

           DELAWARE                         7373                        84-1360852
   (State or jurisdiction of    (Primary Standard Industrial         (I.R.S. Employer
incorporation or organization)   Classification Code Number)      Identification Number)

        1746 COLE BOULEVARD, SUITE 265                       DOUGLAS S. ZORN
            GOLDEN, COLORADO 80401                              SECRETARY
                (303) 271-0505                        1746 COLE BOULEVARD, SUITE 265
       (Address and telephone number of                   GOLDEN, COLORADO 80401
         principal executive offices)                         (303) 271-0505
                                                   (Name, address and telephone number
                                                          of agent for service)

                            ------------------------
                                   Copies to:

           LESTER R. WOODWARD, ESQ.                       KEVIN A. CUDNEY, ESQ.
             LAURA B. GILL, ESQ.                           BETH J. MEIERS, ESQ.
          DAVIS, GRAHAM & STUBBS LLP                       DORSEY & WHITNEY LLP
      370 SEVENTEENTH STREET, SUITE 4700            370 SEVENTEENTH STREET, SUITE 4400
            DENVER, COLORADO 80202                        DENVER, COLORADO 80202
                (303) 892-9400                                (303) 629-3400

                            ------------------------
                  APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

=================================================================================================
                                                                    PROPOSED MAXIMUM
                                    DOLLAR AMOUNT  PROPOSED MAXIMUM     AGGREGATE     AMOUNT OF
TITLE OF EACH CLASS OF                  TO BE       OFFERING PRICE      OFFERING    REGISTRATION
SECURITIES TO BE REGISTERED         REGISTERED(1)    PER SHARE(2)       PRICE(2)         FEE
-------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
  share............................ 2,645,000 shares      $4.50        $11,902,500      $3,607
=================================================================================================

(1) Includes 345,000 shares that the Underwriters have the option to purchase from the Company solely to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee.
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED JANUARY 13, 1997

PRELIMINARY PROSPECTUS
                                2,300,000 SHARES

                      [NHANCEMENT TECHNOLOGIES INC. LOGO]

                           NHANCEMENT TECHNOLOGIES INC.

                                  COMMON STOCK
                            ------------------------
     Of the 2,300,000 shares of Common Stock, $.01 par value (the "Common Stock"), offered hereby (the "Shares"), 1,700,000 shares are being sold by NHancement Technologies Inc., a Delaware corporation (the "Company"), and 600,000 shares are being sold by a stockholder of the Company (the "Selling Stockholder"). See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of the shares by the Selling Stockholder.


     Prior to this offering (this "Offering"), there has been no public market for the Common Stock, and there can be no assurance that such a market will develop after the completion of this Offering or that, if developed, it will be sustained. It is anticipated that the initial public offering price of the Common Stock will be between $3.50 and $4.50 per share (the "Offering Price"). See "Underwriting" for a discussion of the factors that will be considered in determining the initial public offering price. The Company has applied for quotation of the Common Stock on The Nasdaq SmallCap Market ("Nasdaq SmallCap") under the proposed symbol "NHAN."

                            ------------------------
     THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS," LOCATED AT PAGES 5 THROUGH 12, AND "DILUTION."
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

========================================================================================================
                                                       UNDERWRITING        PROCEEDS          PROCEEDS
                                       PRICE TO       DISCOUNTS AND         TO THE        TO THE SELLING
                                        PUBLIC        COMMISSIONS(1)    COMPANY(1)(2)      STOCKHOLDER
--------------------------------------------------------------------------------------------------------
Per Share.........................         $                $                 $                 $
--------------------------------------------------------------------------------------------------------
Total(3)..........................         $                $                 $                 $
========================================================================================================

(1) The Company has agreed to sell to the Representative a warrant to purchase 230,000 shares of Common Stock, exercisable at a price per share equal to 120% of the Offering Price (the "Underwriter Warrant"). In addition, see "Underwriting" for information concerning indemnification arrangements with the Underwriters and other compensation payable to the Representative.

(2) Before deducting expenses of this Offering estimated at $350,000 payable by the Company, including the Company's share of a non-accountable expense allowance payable to the Representative in an amount equal to three percent (3%) of the gross proceeds realized in this Offering or approximately
    $          ($          if the Underwriters' Over-Allotment Option is
    exercised in full) (the "Non-accountable Expense Allowance").

(3) The Company has granted the Underwriters an option, exercisable within 30 days after the date hereof, to purchase up to 345,000 additional shares of Common Stock upon the same terms and conditions as set forth above, solely to cover over-allotments, if any (the "Over-Allotment Option.") If such option is exercised in full, the total Price to Public, Underwriting
    Discounts and Commissions, and Proceeds to the Company will be $          ,
    $          and $          , respectively. See "Underwriting."

     The Shares offered hereby are offered by the several Underwriters named herein, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve their right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of share certificates will be made at the
offices of Chatfield Dean & Co., Denver, Colorado, on or about January   , 1997.

                              CHATFIELD DEAN & CO.

               The date of this Prospectus is             , 1997.

     The Company has two federally registered trademarks: Performance Factors(R) and FACTOR 1000.(R)

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ SMALLCAP MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                         FOR CALIFORNIA RESIDENTS ONLY


WITH RESPECT TO SALES OF THE COMMON STOCK BEING OFFERED HEREBY TO CALIFORNIA RESIDENTS, SUCH COMMON STOCK MAY BE SOLD ONLY TO (1) "ACCREDITED INVESTORS" WITHIN THE MEANING OF REGULATION D UNDER THE SECURITIES ACT OF 1933, (2) BANKS, SAVINGS AND LOAN ASSOCIATIONS, TRUST COMPANIES, INSURANCE COMPANIES, INVESTMENT COMPANIES REGISTERED UNDER THE INVESTMENT COMPANY ACT OF 1940, PENSION OR PROFIT SHARING TRUSTS, CORPORATIONS OR OTHER ENTITIES WHICH, TOGETHER WITH THE CORPORATION'S OR OTHER ENTITY'S AFFILIATES WHICH ARE UNDER COMMON CONTROL HAVE A NET WORTH ON A CONSOLIDATED BASIS ACCORDING TO THEIR MOST RECENT REGULARLY PREPARED FINANCIAL STATEMENTS (WHICH SHALL HAVE BEEN REVIEWED, BUT NOT NECESSARILY AUDITED, BY OUTSIDE ACCOUNTANTS) OF NOT LESS THAN $14,000,000 AND SUBSIDIARIES OF THE FOREGOING, OR (3) ANY PERSON (OTHER THAN A PERSON FORMED FOR THE SOLE PURPOSE OF PURCHASING THE SECURITY BEING OFFERED HEREBY) WHO PURCHASES AT LEAST $1,000,000 AGGREGATE AMOUNT OF THE SECURITY OFFERED HEREBY. EACH CALIFORNIA RESIDENT PURCHASING THE SECURITY OFFERED HEREBY WILL BE DEEMED TO REPRESENT BY SUCH PURCHASE THAT IT COMES WITHIN ONE OF THE AFOREMENTIONED CATEGORIES, THAT IT WILL NOT SELL OR OTHERWISE TRANSFER SUCH SECURITY TO A CALIFORNIA RESIDENT UNLESS THE TRANSFEREE COMES WITHIN ONE OF THE AFOREMENTIONED CATEGORIES AND THAT IT WILL ADVISE THE TRANSFEREE OF THIS CONDITION WHICH TRANSFEREE, BY BECOMING SUCH, WILL BE DEEMED TO BE BOUND BY THE SAME RESTRICTIONS ON RESALE.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus, including the information set forth under "Risk Factors" and in the financial statements (including the notes thereto). All information concerning the Company assumes, and has been adjusted to reflect, the consummation of the transactions described under "The Company." See "The Company." Except where otherwise indicated, all information in this Prospectus assumes (A) the conversion in accordance with the terms of certain outstanding promissory notes into the number of shares of Common Stock equal to the aggregate accrued interest thereon and a portion of the outstanding principal amount thereof divided by the Offering Price upon the consummation of this Offering, (B) no exercise of outstanding options to purchase Common Stock, exercisable in 60 days, and (C) no exercise of the Over-Allotment Option and the Underwriter Warrant. See "Capitalization."


                                  THE COMPANY


     The Company is a leading voice processing systems integrator, which also offers a proprietary computerized testing system that measures human sensorimotor skills to determine an individual's performance readiness and fitness to perform. The Company combines the businesses of Voice Plus, Inc. ("VPI"), a national provider of voice processing systems that furnishes businesses with advanced multimedia and voice processing solutions based on integrating voice processing systems with various PBXs and computers, and BioFactors, Inc. ("BFI"), a development stage company that offers the FACTOR 1000(R) system, a proprietary computerized impairment testing system. VPI and BFI both provide stand-alone and local area network ("LAN") based systems utilizing the Intel(R) computer platform. VPI derives its revenues from the sale and installation of various communications systems products such as voice messaging, facsimile messaging, voice response systems and electronic messaging. VPI also generates revenues from recurring fees under annual maintenance service contracts. BFI derives its revenues from recurring annual usage fees for its FACTOR 1000(R) system and from sublicensing other uses of the technology.



     The Company was incorporated to pursue an emerging business opportunity created by the continuing changes in telecommunications and an increased corporate emphasis on workplace productivity and security. The Company combines the proven marketing, distribution and service capabilities of VPI with the experienced product and business development skills of BFI management. The Company also intends to expand into the security business and has signed a letter of intent to acquire C.C. & Associates ("CCA"), a security systems and services provider. The Company will pursue aggressively strategic acquisitions following this Offering.


     The Company intends to leverage its position as a leading provider of voice processing systems to become a diversified provider of a full range of productivity and security enhancement products and services. The specific elements of the Company's strategy to achieve this objective are as follows:

     - Capitalize and expand on VPI's existing sales and support infrastructure and systems integration capabilities to market VPI's existing products and the FACTOR 1000(R) system;

     - Exploit a growing trend towards unified networks by providing various solution-based stand-alone and LAN systems and applications;

     - Expand sales of the FACTOR 1000(R) system by customizing the FACTOR 1000(R) system to meet the needs of specific industries such as transportation, manufacturing and the military;

     - Exploit the need for worldwide wide area network ("WAN") capabilities to meet the growing demands from business globalization;

     - Acquire complementary businesses and products; and

     - License FACTOR 1000(R) technology for use in other areas.


     NHancement Technologies Inc., a Delaware corporation, was incorporated in October 1996 to succeed to the business of BFI (formerly known as Performance Factors, Inc., a California corporation) and to acquire VPI. See "The Company." Unless the context otherwise requires, references herein to the "Company" refer to the Company and its subsidiaries. The Company's principal executive offices are located at 1746 Cole Boulevard, Suite 265, Golden, Colorado 80401, and its telephone number is 303-271-0505.

                                 THIS OFFERING


Common Stock outstanding prior to
  this Offering(1).................  2,475,300 shares
Common Stock offered:
  By the Company...................  1,700,000 shares
  By the Selling Stockholder.......  600,000 shares
  Total............................  2,300,000 shares
Common Stock to be outstanding
  after this Offering(1)...........  4,175,300 shares
Use of Proceeds....................  The Company intends to use the net proceeds it receives from this Offering for repayment of indebtedness and
                                     accrued interest of BFI of approximately $2.0 million,
                                     for product and market development costs for the FACTOR
                                     1000(R) system of approximately $500,000, for payment of
                                     accrued management salaries and bonuses of $440,500, for
                                     payment of a consulting fee of $40,000 and for general
                                     corporate purposes, including business and product
                                     acquisitions. See "Use of Proceeds."
Proposed Nasdaq SmallCap Symbol....  NHAN


---------------


(1) Includes (i) 1,612,500 shares of Common Stock issued in connection with the acquisition by the Company of VPI (the "VPI Acquisition") and the proposed acquisition by the Company of CCA (the "CCA Merger"), 600,000 shares of which are being sold in this Offering; and (ii) 250,000 shares of Common Stock, based on an assumed Offering Price of $4.00 per share, issuable upon the consummation of this Offering pursuant to the terms of BFI's previously completed bridge financings. See "Business -- Recent Financings."

            SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

     The following table sets forth certain historical and pro forma combined financial data of the Company. The summary financial data is derived from the financial statements of NHancement Technologies Inc. (formerly BFI), VPI and CCA. The data should be read in conjunction with the Historical Financial Statements and Notes to Financial Statements and other financial information included in this Prospectus.

            SUMMARY PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA
               FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1996
                                 (IN THOUSANDS)

                                                   HISTORICAL                            PRO FORMA(4)
                                           --------------------------    PRO FORMA(3)      COMBINED
                                            BFI      VPI(1)    CCA(2)      COMBINED      AS ADJUSTED
                                           ------    ------    ------    ------------    ------------
Net sales................................  $  757    $6,193     $747       $  7,697         $7,697
Gross margin.............................     649     2,293      284          3,226          3,226
Operating income (loss)..................    (757)      473       (5)          (834)          (872)
Other income (expense)...................    (438)       17       --           (421)            (9)
Income (loss) before taxes...............  (1,195)      490       (5)        (1,255)          (863)
Net income (loss)........................  (1,195)      400       (1)        (1,255)          (863)

            SUMMARY PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                   HISTORICAL                            PRO FORMA(4)
                                           --------------------------    PRO FORMA(3)      COMBINED
                                            BFI      VPI(1)    CCA(2)      COMBINED      AS ADJUSTED
                                           ------    ------    ------    ------------    ------------
Net sales................................  $  451    $7,259    $1,076      $  8,786         $8,786
Gross margin.............................     264     3,069      512          3,845          3,845
Operating income (loss)..................    (620)      286      123           (627)          (677)
Other income (expense)...................    (519)       30        1           (488)             6
Income (loss) before taxes...............  (1,139)      316      124         (1,115)          (671)
Net income (loss)........................  (1,139)      172       77         (1,115)          (671)

                 SUMMARY PRO FORMA COMBINED BALANCE SHEET DATA
                            AS OF SEPTEMBER 30, 1996
                                 (IN THOUSANDS)

                                                   HISTORICAL                            PRO FORMA(6)
                                           --------------------------    PRO FORMA(5)      COMBINED
                                            BFI       VPI      CCA(2)      COMBINED      AS ADJUSTED
                                           ------    ------    ------    ------------    ------------
Cash and cash equivalents................  $   83    $1,479     $  9       $    621        $  4,842
Working capital..........................  (3,101)     (167)      85         (3,247)          3,440
Excess of cost over net assets
  acquired...............................      --        --       --          5,979           5,979
Total assets.............................     344     4,088      246         10,328          14,549
Long-term debt, less current portion.....      --        --       --          1,500           1,500
Total liabilities........................   3,401     3,958      114          8,574           6,108
Stockholders' equity (deficit)...........  (3,057)      130      132          1,754           8,441

                      NOTES TO THE SUMMARY HISTORICAL AND
                       PRO FORMA COMBINED FINANCIAL DATA

(1) Since January 1, 1996, VPI has operated as a Subchapter S corporation under the Internal Revenue Code of 1986, as amended (the "Code"). Upon the consummation of the VPI Acquisition, the Company will file its federal income tax returns as a consolidated group. The pro forma income taxes and net income of VPI for the nine months ended September 30, 1996, assuming C corporation status and an effective tax rate of 40%, are as follows:

        Historical income before income taxes.............................  $490,000
        Pro forma income taxes............................................   196,000
                                                                            --------
        Pro forma net income..............................................  $294,000
                                                                            ========

(2) CCA has a September 30 fiscal year end.


(3) The primary differences between the pro forma combined and historical results of operations for the year ended December 31, 1995 and the nine months ended September 30, 1996 reflect adjustments associated with the VPI Acquisition and the proposed CCA Merger, including: (i) compensation expense resulting from the re-negotiation of employment agreements with key executives; (ii) amortization of the excess of cost over net assets acquired in connection with the VPI Acquisition; (iii) depreciation expense corresponding to the estimated increase in estimated current fair value associated with VPI's fixed assets; and (iv) adjustment of the income tax provision, on a combined basis, due to the offsetting of current income of both VPI and CCA with the losses of BFI.


(4) The primary differences between the pro forma combined as adjusted and pro forma combined results of operations for the year ended December 31, 1995 and the nine months ended September 30, 1996 reflect adjustments associated with financing activities, including: (i) expenses related to premiums for directors and officers insurance; and (ii) adjustments to eliminate period interest associated with bridge financing. See "Business -- Recent Financings" for the terms of such bridge financing.

(5) The primary differences between the pro forma combined and historical balance sheet data as of September 30, 1996 reflect adjustments associated with the VPI Acquisition and the proposed CCA Merger, including: (i) an increase in estimated current fair value associated with VPI's inventory;
    (ii) an increase in estimated current fair value of VPI's fixed assets;
    (iii) the excess of cost over net assets acquired in connection with the VPI Acquisition; (iv) payment of a dividend declared by VPI and payable to the sole shareholder of VPI; (v) the long-term notes associated with the VPI Acquisition; and (vi) adjustments to equity as a consequence of the VPI Acquisition and the proposed CCA Merger.

(6) The primary differences between the pro forma combined as adjusted and pro forma combined balance sheet data as of September 30, 1996 reflect adjustments associated with financing activities, including: (i) net proceeds from this Offering and corresponding adjustments to Common Stock and retained earnings; (ii) repayment of bridge debt and certain other debts and accrued interest of the Company; (iii) proceeds and related costs from bridge debt issued prior to this Offering; and (iv) conversion of certain notes and associated accrued interest into equity at the Offering Price. See "Business -- Recent Financings."

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk relating to the Company, the industries in which the Company operates and the securities markets, particularly the markets for securities of smaller issuers. Prospective purchasers of Common Stock should consider carefully the information set forth below, as well as the other information in this Prospectus, in determining whether to purchase the shares of Common Stock offered hereby. In addition, certain information included in this Prospectus is forward-looking. Such forward-looking information involves significant risks and uncertainties that could cause actual future results to differ significantly from those expressed in any forward-looking statements made by, or on behalf of, the Company. These risks and uncertainties include, but are not limited to, those discussed below.

ABSENCE OF OPERATING HISTORY OF THE COMBINED COMPANIES

     To date, each of BFI, VPI and CCA (the "Combined Companies") has been operating independently, and there can be no assurance that the Combined Companies will be successfully integrated on an economic basis. There can be no assurance that management of the Combined Companies will be able to oversee the Combined Companies successfully and implement their operating and growth strategies effectively. Results of operations may fluctuate significantly from quarter to quarter and will depend upon numerous factors, including acceptance of the Company's products and services in the marketplace. No assurances can be given that future losses will not occur. There can be no assurance that the combination of BFI and VPI into the Company will overcome the factors that have caused BFI operating losses in the past. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and "Management."

RISK FACTORS RELATED TO VOICE PROCESSING BUSINESS

     VPI's Strategic Relationship with Centigram Communications Corporation. VPI's business is based upon the integration of hardware and software and telecommunications and data processing equipment manufactured by others into integrated systems designed to meet the needs of its customers. Although VPI has distributor agreements with a number of equipment manufacturers, approximately 90% of its revenue is based upon products manufactured by Centigram Communications Corporation ("Centigram"). Mr. Goei, the Company's Chairman, Chief Executive Officer and President, was previously a director and Chairman of the Board of Directors of Centigram. Any termination or adverse change in the Company's distributor relationship with Centigram would have a material adverse impact upon the Company's voice processing business. In addition, the Company depends upon Centigram to offer products that are competitive with products offered by other manufacturers as to technological advancement, reliability and price. If Centigram's competitors should surpass Centigram in any of these qualities, the Company may be required to establish alternative strategic relationships. Any such development would adversely affect the Company's business for an indeterminate period of time until new supplier relationships could be established.

     Reliance upon VPI's Distributor Relationships. VPI has distributor agreements with a number of equipment manufacturers in addition to Centigram. In accordance with the terms of distributor agreements, a manufacturer may discontinue the distributor relationship because of factors related to a particular distributor or because of a manufacturer's decision to change its method of distributing its products to all or parts of its markets. In making such a change, a manufacturer of key products sold by a distributor may effectively become a direct competitor of its former distributor. Moreover, a manufacturer may reduce its dealer discounts, eliminate exclusive distribution rights, reduce the manufacturer's support of a distributor or otherwise adversely affect the competitive environment in which the distributor sells the manufacturer's products. Any material change in VPI's distributor relationships with its key suppliers or any interruption of the delivery of equipment to VPI by any of its key suppliers would have a material adverse effect upon the Company. See "Business -- Suppliers."

     Competition in VPI's Voice Processing Business. VPI competes with a number of larger integrated companies that provide competitive voice processing products and services as subsets of larger product offerings, including all the former regional Bell operating companies and major PBX equipment manufacturers, such as Fujitsu Limited and Lucent Technologies Inc. ("Lucent"), formerly a division of AT&T. These integrated public company competitors are substantially larger and may encroach on the Company's voice processing equipment and service market. Additionally, in the customer premise equipment markets, VPI competes with two types of equipment companies: (i) interconnects (PBX providers), including Lucent, Northern Telecom Limited, Fujitsu Limited and NEC Corporation, and (ii) independent voice processing manufacturers, such as Octel Communications Corporation, Digital Sound Corp., Active Voice Corp., Applied Voice Technology, Inc., Glenayre Technologies, Inc. and Comverse Technology, Inc. Glenayre Technologies, Inc. and Comverse Technology, Inc., among others, also compete with the Company in the service provider market. Many of the Company's competitors in the voice processing field have better name recognition in the market, a larger installed base of customers and greater financial, marketing and technical resources than the Company. See "Business -- Competition."

RISK FACTORS RELATED TO IMPAIRMENT TESTING BUSINESS

     History of Operating Losses; Qualification of Auditors' Opinion. BFI has experienced $8.4 million in operating losses since its inception. As of September 30, 1996, BFI had a stockholders' deficit of approximately $3.1 million. The Company's independent auditors have included an explanatory paragraph in their report on BFI's financial statements at December 31, 1995, that states that BFI has suffered recurring losses from operations and has a net stockholders' deficit, the cumulative effect of which raise substantial doubt about BFI's ability to continue as a going concern. See "Independent Auditors' Report" and Notes to Financial Statements.

     Unknown Market Acceptance of the FACTOR 1000(R) System. The Company's business success will depend in large part upon its ability to market, manufacture and license the FACTOR 1000(R) system. The market for the system is not established, and it is unknown whether demand for the system will meet the Company's expectations. The FACTOR 1000(R) impairment testing system has been subjected to commercial trials for less than three years and is in use for beta testing at only five commercial locations. Also, BFI has had limited success in licensing the system. Although management believes that at least $500,000 is needed for product and market development of the FACTOR 1000(R) system, there can be no assurance that the Company's cash outlays and development efforts will result in market acceptance of the system. Development of the FACTOR 1000(R) system could require significantly more funds than the Company anticipates. In addition, there can be no assurance that the Company's plan to rely upon VPI's experienced sales force to increase sales of the FACTOR 1000(R) system will be successful, as VPI has no experience in selling the FACTOR 1000(R) system. Although VPI's sales force may be successful in increasing sales of the FACTOR 1000(R) system, there can be no assurance that such sales will generate profits for the Company. If the VPI sales force is not successful in increasing sales of the FACTOR 1000(R) system, the Company would have to recruit, hire and train a new sales force. The Company may not have sufficient cash to complete product and market development of the system. See "Business."

     Employee Challenges to Implementation of FACTOR 1000(R) Impairment Testing. Labor unions generally have resisted any form of employee testing. BFI has experienced labor union resistance to the FACTOR 1000(R) system, and, in several instances, labor unions have prevented implementation of the FACTOR 1000(R) system. Similar resistance from other employee groups also may arise. In addition, while the FACTOR 1000(R) impairment testing system has not met with legal challenge to date, there can be no assurance that use of the FACTOR 1000(R) system will not be legally challenged or that future legal decisions will not restrict or prohibit an employer's use of the FACTOR 1000(R) system. If the use of the FACTOR 1000(R) system were legally restricted or prohibited, the Company would be materially adversely affected. See "Business -- Legal Proceedings and Product Liability Insurance."


     License for Critical Tracking Task/Test Software. The Company has an exclusive license for Critical Tracking Task/Test ("CTT") software, a critical component of the FACTOR 1000(R) technology, from Systems Technology, Inc. ("STI"). CTT software, which measures human sensorimotor skills, is protected under a patent and copyrights held by STI. The Company's right to market the FACTOR 1000(R) system is totally dependent on maintenance of its CTT software license, and the Company relies on STI for product validation and modification. Although the Company is currently in compliance with the payment and other terms of its license agreement with STI, the Company has been delinquent in its payments and certain reporting obligations to STI in the past. The failure to pay future royalty payments or otherwise to perform its obligations under the license agreement, including failure to market the product, could result in loss of the license from STI, which would have a material adverse effect upon the Company.

RISKS RELATED TO THE COMPANY'S ACQUISITION STRATEGY

     Financing Risks. Although the acquisition of complementary businesses and products is an element of the Company's business strategy, none of the proceeds of this Offering will be reserved specifically for the funding of future acquisitions. If a cash payment in excess of available working capital is required to make an acquisition, the Company will need to obtain additional debt or equity financing. Debt financing may require the Company to pay significant amounts as interest and principal payments, thus reducing the resources available to expand its existing businesses. Equity financing may be dilutive to the Company's existing stockholders' interest in the assets or earnings of the Company. There can be no assurance that the Company will be able to obtain either debt or equity financing if and when it is needed for acquisitions or that, if available, such financing would be available on terms the Company deems acceptable. The inability of the Company to obtain such financing would likely have a material adverse effect on the Company's acquisition strategy. Further, the refusal of potential acquisition candidates to accept Common Stock as consideration also could require the Company to reduce or curtail its acquisition strategy. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources" and "Business -- Strategy."

     Risks in Integrating Acquired Companies. Acquisitions may involve a number of special risks, including adverse short-term effects on the Company's operating results, diversion of management's attention from the operations of the Company, dependence on retention, hiring and training of key personnel, risks associated with unanticipated problems or legal liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's operations and financial performance. Successfully integrating the operations of additional companies into those of the Company will require the cooperative efforts of the managers and employees of the respective business entities, including the integration of the owners or managers of smaller companies into roles that require them to report to supervisors. Significant costs and management time may be required to integrate management control systems. Furthermore, to manage its growth effectively, the Company must continue to improve its operational, financial and management controls and information systems, to accurately forecast sales demand, to control its overhead and to manage its marketing programs. There can be no assurance of accomplishing these results without encountering substantial costs, delays or other problems. If management fails to establish the needed controls and to manage the expected growth effectively, the Company's operating results and financial condition would be adversely affected. See "Business -- Strategy."

     Risk that Consideration for Combined Companies Exceeds Asset Value. The valuations of each of BFI, VPI and CCA for purposes of their combination were established through arm's length negotiations between representatives of the Combined Companies, without the benefit of independent valuations or appraisals. The consideration to be received by the stockholders of each of the Combined Companies is based primarily on their values as going concerns and not on the net asset value of the assets acquired. Accordingly, valuations of the Combined Companies derived solely from an appraisal of the tangible net assets acquired would have been lower than the consideration to be paid by the Company. No assurance can be given that the future performance of the Combined Companies will be commensurate with the consideration paid or the price of the Common Stock offered hereby. See "Business."

     Risks Associated with Future Unspecified Acquisitions. With the exception of the proposed acquisition of CCA, the Company has no plans, agreements, understandings or arrangements with respect to any future acquisition. The Company does not intend to submit a proposed acquisition or other business transaction to the review and vote of its stockholders, except as required by Delaware law. Even if submitted to a vote of stockholders, the Company's management owns a substantial portion of the Company's outstanding voting securities and may be able to control the outcome of any such proposal. The Company's growth strategy is highly dependent on the Company's ability to make future acquisitions. See "Use of Proceeds" and "Business -- Strategy."

SUBORDINATION OF CLAIMS OF STOCKHOLDERS

     The Company is a holding company, and its assets consist of its investments in its subsidiaries, namely VPI, BFI and, upon consummation of the proposed CCA Merger, CCA. The Company's rights, and, therefore, the extent to which holders of Common Stock will be able to participate in the distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization, will be subject to prior claims of the subsidiary's creditors, including trade creditors, except to the extent that the Company may itself be a creditor with recognized claims against such subsidiary (in which case the claims of the Company would still be subject to the prior claims of any secured creditor of such subsidiary and of any holder of indebtedness of such subsidiary that is senior to that held by the Company).

DEPENDENCE UPON KEY PERSONNEL

     The Company believes its success will depend to a significant extent on the efforts and abilities of certain of its senior management, in particular, those of Esmond T. Goei, the Company's Chairman of the Board of Directors, Chief Executive Officer and President, Douglas S. Zorn, Executive Vice President, Chief Operating Officer and Chief Financial Officer, James S. Gillespie, Vice President of Sales and President of VPI, Diane E. Nowak, Vice President of Sales, Western Region, of VPI, and Bradley J. Eickman, Director of Operations of VPI. The Company has entered into three-year employment agreements with each of Messrs. Goei, Zorn and Gillespie. VPI has entered into two-year employment agreements with Ms. Nowak and Mr. Eickman. The Company has purchased a key man insurance policy in the amount of $1 million on the life of Mr. Goei, which names the Company as the sole beneficiary. The Company intends to purchase additional key man insurance policies on other key employees. There can be no assurance that the Company will be able to obtain key man insurance policies on such individuals at an acceptable cost. The loss of the services of any of these persons would have a material adverse effect on the Company. See "Management -- Directors, Executive Officers and Significant Employees."

RISKS RELATED TO INTELLECTUAL PROPERTY

     The Company intends to protect vigorously the CTT software, the FACTOR 1000(R) technology and the Company's other intellectual property against infringement or misappropriation by others. There can be no assurance, however, that steps taken by the Company will prevent misappropriation of its intellectual property or that competitors will not develop products similar to the FACTOR 1000(R) system. Protection of the CTT software owned by STI requires the active participation of STI in such efforts. There can be no assurance that STI will cooperate with the Company regarding such matters. Further, the enforcement of proprietary rights of the Company through litigation could result in costs to the Company that could have a material adverse effect on its financial condition. In addition, although the Company believes that the CTT software, the FACTOR 1000(R) technology and the Company's other intellectual property do not infringe on the proprietary rights of third parties, there can be no assurance that infringement or invalidity claims will not be asserted against the Company in the future. An adverse determination or the costs of defending litigation based on such claims would have a material adverse effect on the Company's business and financial condition. See "Business -- Intellectual Property."

PRODUCT LIABILITY EXPOSURE; LITIGATION RISK; LIMITED INSURANCE

     BFI's impairment testing business exposes it to potential litigation by employees of companies using FACTOR 1000(R) testing if the employee's employment relationship is affected thereby and claims by third parties who may be indirectly affected by the Company's services or products. Product and service liability insurance is expensive, to the extent it is available at all. BFI currently maintains general liability insurance in the amount of $1.0 million per policy year, which the Company intends to increase to $5.0 million per policy year in connection with the VPI Acquisition. There can be no assurance, however, that the Company will be able to obtain such insurance on acceptable terms, that the Company will be able to secure increased coverage if needed or that any insurance policy will provide adequate protection against successful claims. A successful claim brought against the Company in excess of the Company's insurance coverage could have a material adverse effect upon the Company. See "Business -- Legal Proceedings and Product Liability Insurance."

GOVERNMENTAL REGULATION

     The Telecommunications Act of 1996 eliminated government mandated barriers between local and long distance calling, cable television, broadcasting and wireless service. Consequently, local telephone companies, the traditional long distance carriers and cable television companies may now provide both local telephone and long distance service, as well as television programming. Such increased competition likely will change the infrastructure for implementing communications applications, such as voice and electronic messaging. Such changes could have a material adverse impact on VPI's voice processing business. See "Business -- Governmental Regulation."

     Under the Federal Fair Credit Reporting Act, as amended ("FCRA"), CCA is classified as a consumer reporting agency and is subject to regulation under FCRA and must comply with all consumer credit disclosure requirements and protocols of FCRA. Additionally, several states have enacted statutes similar to FCRA, and at least four states require companies engaged in the background checking and investigative business to be licensed in order to conduct business in those states. Many states also regulate the type of information that can be made available to the public and impose conditions on the release of such information. In addition, privacy and consumer-rights advocates and federal regulators have become increasingly concerned with the use of personal information, particularly credit reports. Attempts have been made, and likely will continue to be made, by these groups to adopt new or more stringent federal and state regulations on the use of personal information. See
"Business -- Governmental Regulation."

BROAD DISCRETION IN APPLICATION OF PROCEEDS

     Approximately $2.8 million, or approximately 48% of the net proceeds of this Offering, has been designated for working capital purposes, including the development and expansion of the Company's existing products, the addition of complementary products and businesses and general corporate purposes. Accordingly, the Company will have broad discretion as to the application of such proceeds. See "Use of Proceeds."

USE OF PROCEEDS FOR REPAYMENT OF INDEBTEDNESS, INCLUDING INDEBTEDNESS TO MANAGEMENT


     The Company intends to use approximately $2.0 million, or approximately 35% of the net proceeds of this Offering, to repay outstanding indebtedness and accrued interest, including indebtedness and accrued interest owed to certain executives in connection with BFI's prior bridge financings. The Company also intends to use approximately $40,500 (approximately 1%) of the net proceeds of this Offering to pay deferred salaries for certain executives and approximately $400,000 (approximately 6.9% of the net proceeds) to pay performance and retention bonuses for key employees. In addition, the Company may use up to $500,000 (approximately 8.7% of the net proceeds) to repay certain notes associated with the VPI Acquisition. See "Use of Proceeds" and "The
Company -- Material Terms of the VPI Acquisition."


ABSENCE OF PUBLIC MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to this Offering, there has been no public market for the Common Stock offered hereby. Application has been made to have the Common Stock approved for quotation on Nasdaq SmallCap. However, there can be no assurance that, following this Offering, an active trading market for the Common Stock will develop or be sustained or that the market price of the Common Stock will not decline below the Offering Price. The Offering Price will be determined solely by negotiations between the Company and the Representative and will not necessarily reflect the market price of the Common Stock after this Offering. See "Underwriting" for a discussion of the factors considered in determining the Offering Price. The market price of the Common Stock could be subject to significant fluctuations in response to, and may be adversely affected by, variations in quarterly operating results, changes in earnings estimates by analysts, developments in the telecommunications industry, adverse earnings or other financial announcements of the Company's customers and general stock market conditions, as well as other factors. In addition, the stock market has experienced extreme price and volume fluctuations from time to time that have, in certain circumstances, borne no meaningful relationship to performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

POSSIBLE VOLATILITY OF STOCK PRICES; PENNY STOCK RULES

     The over-the-counter markets for securities such as the Common Stock historically have experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and trends in the Company's industry and the investment markets generally, as well as economic conditions and quarterly variation in the Company's results of operations, may adversely affect the market price of the Common Stock. Although the Common Stock is anticipated to be approved for quotation on Nasdaq SmallCap, there can be no assurance that it will remain eligible to be included on Nasdaq SmallCap. In the event that shares of the Common Stock were no longer eligible for quotation on Nasdaq SmallCap, the Common Stock could become subject to rules adopted by the Securities and Exchange Commission (the "Commission") regulating broker-dealer practices in connection with transactions in "penny stocks." If the Common Stock became subject to the penny stock rules, many brokers may be unwilling to engage in transactions in the Common Stock because of the added disclosure requirements, thereby making it more difficult for purchasers of Common Stock in this Offering to dispose of their securities.

RISKS ASSOCIATED WITH THE REPRESENTATIVE'S INFLUENCE ON THE MARKET

     Assuming the Common Stock is accepted for trading on Nasdaq SmallCap, the Representative may from time to time following the completion of this Offering act as a market-maker and otherwise effect transactions in the Common Stock. The Representative is not legally obligated by law or by contract to continue such trading, which may be discontinued at any time. Any such cessation could have a material adverse effect upon the price and liquidity of the Common Stock. The Representative is subject to the supervision of various governmental and self regulatory organizations, as well as certain capital requirements. Such regulatory authorities periodically investigate and audit the activities of broker-dealers, such as the Representative. In the event the Representative is required to curtail or cease operations as a result of administrative actions instituted by the regulatory authorities or because of lack of capital, the price and liquidity of the Common Stock may be materially adversely affected by the reduced participation or complete absence of the Representative from the market.

IMMEDIATE AND SUBSTANTIAL DILUTION TO NEW INVESTORS

     Based on the unaudited pro forma net tangible book value of the Company at September 30, 1996, and assuming an Offering Price of $4.00 per share, investors in this Offering will suffer an immediate and substantial dilution of their investment of approximately $3.41 (or 85.3%) in pro forma net tangible book value per share of the Common Stock. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE


     The market price for the Common Stock could be adversely affected by the availability of shares of Common Stock for sale or actual sales of substantial amounts of Common Stock by existing or future stockholders. Upon completion of this Offering, the 2,300,000 shares of Common Stock sold in this Offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), by persons other than "affiliates" of the Company. Of the remaining shares of Common Stock, approximately 1,575,300 shares will be "restricted securities" within the meaning of Rule 144 under the Securities Act ("Rule 144") and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption contained in Rule 144. The approximately 300,000 shares to be issued to Mr. Cossey in connection with the proposed CCA merger will not be "restricted securities," but will be subject to a lockup agreement and to certain volume and other limitations on sales contained in Rules 144 and 145. The holders of approximately 1,367,450 shares of Common Stock possess registration rights with respect to such shares. The Company's Chairman of the Board and Chief Executive Officer and affiliates and other officers, directors and key employees have agreed, with respect to 50% of the shares of Common Stock held by them, for a period of 18 months from the date of this Prospectus, and with respect to the remaining 50% of the shares of Common Stock held by them, for a period of 24 months from the date of this Prospectus, that they will not publicly offer, sell, contract to sell or otherwise publicly dispose of any shares of Common Stock directly or indirectly owned by them without the prior written consent of the Representative. Following the expiration of such lock-up agreements, approximately 1,298,400 shares of Common Stock will become available for resale in the public market, subject to the volume limitations, holding periods and other restrictions of Rule 144. Additionally, as of December 31, 1996, 976,500 shares of Common Stock have been reserved for issuance under the Company's Equity Incentive Plan, 634,375 shares of which will be subject to outstanding options of BFI. See "Management." The Company also has agreed, in connection with this Offering, to grant a warrant to the Representative to purchase 230,000 shares of Common Stock at an exercise price equal to 120% of the Offering Price, together with certain registration rights relating to such shares. Future sales of shares of Common Stock, or the perception that such sales could occur, could have an adverse effect on the market price of the Common Stock. If the Over-Allotment Option is exercised in full, there will be outstanding an additional 345,000 shares of Common Stock, all of which will be freely tradeable without restriction or further registration. See "Shares Eligible for Future Sale," "Underwriting" and "Description of Capital Stock."


PRO FORMA FINANCIAL STATEMENTS

     This Prospectus contains certain historical and pro forma financial statements. The pro forma financial statements reflect the Company's best estimate of the impact of the VPI Acquisition and the subsequent proposed CCA Merger on the historical financial statements. Since those transactions have not closed, the actual impact of those transactions on the Company's future financial statements could be materially different than as presented.

CONTROL BY MANAGEMENT


     Upon completion of this Offering, the Company's officers and directors will own approximately 26.1% of the then issued and outstanding shares of Common Stock (assuming no exercise of the Over-Allotment Option, the Underwriter Warrant or other outstanding stock options and warrants) and, thus, may be able to influence the election of a majority of the Company's directors and thereby direct the policies of the Company.


ANTI-TAKEOVER PROVISIONS


     Certain provisions of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and certain provisions of the Delaware General Corporation Law may make it difficult to change control of the Company. See "Description of Capital Stock -- Certain Certificate of Incorporation, Bylaw and Statutory Provisions Affecting Stockholders." For example, the Certificate of Incorporation permits the Board of Directors, without stockholder approval, to issue one or more classes or series of preferred stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other powers, rights, preferences and limitations that the Board of Directors establishes. The issuance of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Common Stock at a premium or otherwise adversely affect the market price of the Common Stock. Employment agreements with the Company's Chief Executive Officer and Chief Operating Officer provide for substantial severance pay in the event of a "Change of Control" of the Company, as such term is defined in such agreements. In addition, in the event of a change of control of the Company, all outstanding stock options will vest and become immediately exercisable and all restricted stock awards will become nonforfeitable. See "Description of Capital Stock -- Certain Certificate of Incorporation, Bylaw and Statutory Provisions Affecting Stockholders" and "Management -- Employment Agreements" and "Management -- Equity Incentive Plan."


CONFLICTS OF INTEREST

     Certain officers, directors and stockholders of the Company have entered into loan transactions with the Company, have purchased and sold securities of the Company and have engaged or may engage in other businesses for their own account, which may be in competition with the Company, all of which could give rise to conflicts of interest. See "Certain Transactions." The Company does not intend to enter into business transactions or arrangements with officers, directors or stockholders unless they are on terms at least as favorable to the Company as could be obtained from unrelated third parties. However, there can be no assurance that any future transaction or arrangement between the Company and an officer, director or stockholder will be advantageous to the Company, that conflicts of interest will not arise with respect to such transactions or arrangements, or that if such conflicts arise, they would be resolved in a manner favorable to the Company.

INDEMNIFICATION OF DIRECTORS AND OFFICERS BY THE COMPANY; LIMITATIONS ON
LIABILITY

     The Certificate of Incorporation limits the liability of directors of the Company for monetary damages for breaches of directors' fiduciary duty of care. In addition, the Delaware General Corporation Law and the Certificate of Incorporation contain provisions for indemnification of officers and directors of the Company. The Certificate of Incorporation requires the Company to indemnify such persons to the full extent permitted by Delaware law. Each officer and director will be indemnified in any proceeding alleging breaches of fiduciary duty to the Company and similar wrongful conduct if he or she acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Company. Indemnification would cover expenses, including attorneys' fees, judgments, fines and amounts paid in settlement. See "Description of Capital Stock -- Certain Certificate of Incorporation, Bylaw and Statutory Provisions Affecting Stockholders."

     The Company's Bylaws also provide that the Board of Directors may cause the Company to purchase and maintain insurance on behalf of any present or past director, officer, employee, fiduciary, or agent of the Company insuring against any liability asserted against such person arising out of such person's position, whether or not the Company would have the power to indemnify such person. The Company intends to obtain directors' and officers' liability insurance, providing $2 million of coverage.

     The Company has agreed to indemnify the Underwriters against certain liabilities in connection with this Offering. See "Underwriting."

NO DIVIDENDS

     BFI has not paid dividends on its Common Stock since its inception. VPI in the past has made distributions to its stockholders. VPI has declared $783,700 in dividends during the first nine months of 1996 and plans to declare an additional dividend of $550,000 prior to the VPI Acquisition, and to award bonuses of $250,000, which are accrued in the September 30, 1996 Financial Statements of VPI. In addition, VPI paid an $85,000 dividend to its sole stockholder in November 1996, to cover estimated individual income taxes. However, the Company currently intends to retain earnings, if any, for use in the business. Accordingly, the Company does not anticipate paying any dividends to its stockholders in the foreseeable future.

                                  THE COMPANY


     NHancement Technologies Inc., a Delaware corporation (the "Company"), was incorporated in October 1996 as a holding company. Immediately prior to the consummation of this Offering, BFI (formerly known as Performance Factors, Inc., a California corporation), the developer and marketer of the FACTOR 1000(R) system, will merge with a subsidiary of the Company to become a wholly owned subsidiary of the Company (the "BFI Merger"). Also, immediately prior to the consummation of this Offering, the Company will acquire VPI, a systems integrator and national distributor of voice processing equipment, pursuant to a transaction whereby VPI will merge with a subsidiary of the Company to become a wholly owned subsidiary of the Company (the "VPI Acquisition"). The business of the Company will be conducted by its operating company subsidiaries, BFI and VPI. Reference in this Prospectus to "the Company" refers to the combined operations of BFI and VPI on a going-forward basis.


     The Company's principal executive offices are located at 1746 Cole Boulevard, Suite 265, Golden, Colorado 80401, and its telephone number is 303-271-0505.

MATERIAL TERMS OF THE BFI MERGER


     Immediately prior to the consummation of this Offering, BFI will become a wholly owned subsidiary of the Company pursuant to an Agreement and Plan of Merger, dated as of October 30, 1996, by and among the Company, BFI Acquisition Corporation ("BAC") and BFI (the "BFI Merger Agreement"). The BFI Merger Agreement provides for the merger of BAC with and into BFI, with BFI as the surviving corporation. Each outstanding share of BFI Common Stock will be converted into the right to receive seventy-five-hundredths (75/100) of a share of Common Stock; and the Company will assume the obligations of the outstanding BFI options and grant to each optionee an option to purchase 5.625 shares of the Common Stock at an exercise price of 80% of the Offering Price for every 10 shares of BFI Common Stock the optionee was entitled to purchase (at an exercise price of $0.50 per share) under the existing option. In addition to certain customary conditions to closing, the consummation of the BFI Merger is contingent upon the effectiveness of the registration statement of which this Prospectus is a part, stockholder approval of the BFI Merger, the closing of the VPI Acquisition and the absence of any pending or threatened litigation in connection with the BFI Merger Agreement. The Company has agreed to issue warrants to purchase 109,900 shares of Common Stock (exercisable one year after the closing of this Offering at an exercise price of 120% of the Offering Price) to the holders of promissory notes in connection with BFI's prior bridge financings and to authorize the assignment from BFI and the assumption by the Company of all obligations under certain registration rights agreements of BFI. See "Business -- Recent Financings" and "Description of Capital
Stock -- Registration Rights." The BFI Merger Agreement may be terminated (i) if either party fails to perform any of its obligations under the BFI Merger Agreement or fails to cure a material breach of any representation, warranty, agreement or covenant within 10 days after notification or (ii) if the BFI Merger is not consummated prior to March 31, 1997. The parties have agreed to indemnify each other with respect to any losses arising out of any misrepresentation, breach or failure to fulfill obligations under the BFI Merger Agreement.


MATERIAL TERMS OF THE VPI ACQUISITION


     Immediately prior to the consummation of this Offering, VPI will become a wholly owned subsidiary of the Company pursuant to an Agreement and Plan of Merger, dated as of October 25, 1996, by and among the Company, VPI Acquisition Corporation ("VAC"), VPI and James Gillespie, the sole stockholder of VPI (the "VPI Acquisition Agreement"). The VPI Acquisition Agreement provides for the merger of VAC with and into VPI, with VPI as the surviving corporation. In consideration for all the issued and outstanding shares of common stock of VPI, Mr. Gillespie will receive from the Company (i) two unsecured promissory notes in principal amounts of $1,000,000 and $500,000, and (ii) shares of NHancement Common Stock with a market value of $4,680,000 (of which, shares valued at $2,400,000 will be sold in this Offering, and the remainder of the shares will be subject to restrictions on transferability under the Securities Act and pursuant to a lock-up agreement with the Representative). The notes will each bear interest at the medium term United States Treasury bill rate and are due on the anniversary of the consummation of the VPI Acquisition, but are payable earlier, depending on the future earnings of VPI, with 50% of VPI's pre-tax profits to be applied to pay principal and interest on the $1,000,000 note quarterly, and $62,500 of principal and accrued interest to be paid on the $500,000 note in any quarter in which VPI is profitable, payable beginning 45 days after the close of the fourth quarter 1996. In addition to certain customary conditions to closing, the consummation of the VPI Acquisition is contingent upon the effectiveness of the registration statement of which this Prospectus is a part, the closing of the BFI Merger and the absence of any pending or threatened litigation in connection with the VPI Acquisition Agreement. The VPI Acquisition Agreement may be terminated (i) if either party fails to perform any of its obligations under the VPI Acquisition Agreement or fails to cure a material breach of any representation, warranty, agreement or covenant within 10 days after notification or (ii) if the VPI Acquisition is not consummated prior to March 31, 1997. The parties have agreed to indemnify each other with respect to any losses arising out of any misrepresentation, breach or failure to fulfill obligations under the VPI Acquisition Agreement, with VPI's indemnification applying only to claims that in the aggregate exceed $75,000.

                                USE OF PROCEEDS

     The net proceeds to the Company from this Offering, after deducting underwriting discounts and commissions and the Nonaccountable Expense Allowance and other offering expenses payable by the Company, are estimated to be approximately $5,770,000 (approximately $7,053,400 if the Over-Allotment Option is exercised in full). The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholder. The Company presently intends to use the net proceeds of this Offering as follows:


                                                                                  EXERCISE OF
                                                                             OVER-ALLOTMENT OPTION
                                                                           -------------------------
                                                             PERCENTAGE                   PERCENTAGE
                                              APPROXIMATE      OF NET      APPROXIMATE      OF NET
          APPLICATION OF NET PROCEEDS           AMOUNT        PROCEEDS       AMOUNT        PROCEEDS
          ---------------------------         -----------    ----------    -----------    ----------
    Repayment of notes(1)(2)................   $2,025,000        35.1%      $2,025,000        28.7%
    Expenditures for product and market
      development of the FACTOR 1000(R)
      system................................      500,000         8.7          500,000         7.1
    Payment of deferred salaries for certain
      executives(3).........................       40,500         0.7           40,500         0.6
    Performance and retention bonuses for
      key employees(4)......................      400,000         6.9          400,000         5.7
    Payment of consulting fee to the
      Representative .......................       40,000         0.7           40,000         0.6
    Working capital(5)......................    2,764,500        47.9        4,047,900        57.3
                                               ----------       -----       ----------       -----
              Total.........................   $5,770,000       100.0%      $7,053,400       100.0%
                                               ==========       =====       ==========       =====


---------------


(1) Includes repayment of certain principal and interest amounts due in connection with recent bridge financings that by their terms are due upon the consummation of this Offering and bear interest at annual rates of 10% and 12%, including the repayment of principal and accrued interest on loans made in November 1996 to the Company from VPI, of which James Gillespie, Vice President Sales and a director of the Company, is sole shareholder, Esmond Goei, President and Chief Executive Officer, Admiral Capital Corporation, an affiliate of Gary Nemetz, a director of BFI and a nominee for director of the Company, and Mr. Zorn in the respective principal amounts of $50,000, $35,000, $50,000 and $100,000. The proceeds from such financings were used for general corporate purposes. See "Business -- Recent Financings."



(2) Includes (i) the repayment of approximately $86,512 in principal and accrued interest on certain notes held by Walnut Capital Corp., of which Burton Kanter, a director of BFI, is chairman, bearing interest at the rate of 10%, and due December 31, 1996 and currently unpaid, (ii) the repayment of approximately $413,024 in principal and accrued interest on certain notes held by a former director of BFI, bearing interest at the rates of 10% to 12%, and due February 15, 1997, (iii) the repayment of approximately $15,810 in principal and accrued interest on loans made in April 1995 to the Company from Douglas Zorn, Executive Vice President, Chief Financial and Operating Officer and a director of the Company, and from a former director of BFI, in the respective principal amounts of $2,500 and $10,000, bearing interest at 12% and due February 15, 1997, and (iv) the repayment of approximately $12,654 in principal and accrued interest on a loan made in April 1995 to the Company from Walnut Capital Corp., bearing interest at 12% and due December 31, 1996 and currently unpaid. See "Certain Transactions."


(3) Represents a portion of salaries deferred by Messrs. Goei and Zorn during 1996.


(4) Represents performance bonuses to be paid to Messrs. Goei and Zorn and to Ms. Wackwitz, Vice President, General Counsel and Assistant Secretary, and retention bonuses to be paid to three employees of VPI -- Suzette Anderson, Bradley Eickman, and Diane Nowak. There are no written retention agreements.



(5) Although the Company has not designated precise amounts of the remaining net proceeds for specific purposes and expects that funds generated from operations, if any, will contribute to meeting the Company's capital needs, the Company believes that it may use up to $500,000 for the repayment of certain notes due the sole shareholder of VPI pursuant to the terms of the VPI Acquisition, between $750,000 and $1,000,000 to expand the sales and marketing functions, up to $500,000 for new product developments, approximately $250,000 for professional fees related to future acquisitions and between $500,000 and $1,000,000 for financing expanded levels of inventories and accounts receivable in support of future operations.


     The net proceeds of this Offering, after repayment of indebtedness and accrued interest, will be used to develop and expand further the Company's existing products, to add complementary products and businesses and for general corporate purposes. The Company plans to use stock to effect acquisitions of companies with complementary products and businesses; however, management may elect to use cash or debt for this purpose, if appropriate. No portion of the net proceeds has been allocated for any specific acquisition, and no acquisition is pending or in negotiation as of the date of this Prospectus, other than the proposed CCA Merger. No assurance can be given that any future acquisition will be consummated or, if consummated, that any acquisition would prove advantageous to the Company. See "Risk Factors -- Risks Related to the Company's Acquisition Strategy" and "Business -- Strategy."

     While the above use of proceeds indicates the Company's current plans, there may be changes due to the availability of other business opportunities or changes in the Company's plan of operation. Management is not currently aware of any such business opportunities or planned changes in operations.

     The Company anticipates that the net proceeds from this Offering, together with cash flow from operations, will sustain the Company's current and proposed operations for at least 12 months following the date of this Prospectus. Any additional net proceeds realized from the exercise of the Over-Allotment Option will be added to the Company's working capital. Pending use, net proceeds will be invested in short-term, investment grade, interest-bearing securities or certificates of deposit. See "Risk Factors -- Risks Related to the Company's Acquisition Strategy," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," and "Business -- Strategy."

                                DIVIDEND POLICY

     BFI has not paid dividends on its Common Stock since its inception. VPI in the past has made distributions to its stockholders. VPI has declared $783,700 in dividends during the first nine months of 1996 and plans to declare an additional dividend of $550,000 prior to the VPI Acquisition, and to award bonuses of $250,000, which are accrued in the September 30, 1996 Financial Statements of VPI. In addition, VPI paid an $85,000 dividend to its sole stockholder in November 1996, to cover estimated individual income taxes. However, the Company currently intends to retain earnings, if any, for use in the business. Accordingly, the Company does not anticipate paying any dividends to its stockholders in the foreseeable future. See "Risk Factors -- No Dividends."

                                 CAPITALIZATION

     The following table sets forth, as of September 30, 1996: (i) the actual capitalization of BFI, on a historical basis, and (ii) the pro forma capitalization of BFI, VPI and CCA, combined and as adjusted to give effect to the sale of 1,700,000 shares of Common Stock by the Company in this Offering at an assumed Offering Price of $4.00 per share (after deducting estimated underwriting discounts and commissions and the Nonaccountable Expense Allowance and other offering expenses payable by the Company). This table should be read in conjunction with the historical financial statements of BFI, VPI and CCA and pro forma combined financial data included elsewhere in this Prospectus. See "Unaudited Pro Forma Combined Financial Statements," "Notes to Unaudited Pro Forma Combined Financial Statements," historical financial statements and related notes.

                                                                                    PRO FORMA
                                                        HISTORICAL           ------------------------
                                                  -----------------------                AS ADJUSTED
                                                    BFI      VPI     CCA     COMBINED    FOR OFFERING
                                                  -------    ----    ----    --------    ------------
                                                                (DOLLARS IN THOUSANDS)
Short-term debt and current portion of long-term
  debt(1)........................................ $ 2,064    $ --    $  0    $ 2,064        $     0
Long-term debt, excluding current portion........       0      --       1      1,501          1,501
Stockholders' equity (deficit):
  Common stock, $0.01 par value, 10,000,000
     shares authorized, 2,225,300 shares
     outstanding pro forma combined and 4,166,950
     shares outstanding pro forma as
     adjusted(2)(3)..............................       6      22       3         25             45
  Additional paid-in capital.....................   5,314      --      --      9,978         16,645
  Retained earnings (deficit)....................  (8,377)    108     128     (8,249 )       (8,249)
                                                  -------    ----    ----    -------        -------
          Total stockholders' equity (deficit)...  (3,057)    130     131      1,754          8,441
                                                  -------    ----    ----    -------        -------
          Total capitalization................... $  (993)   $130    $132    $ 5,319        $ 9,942
                                                  =======    ====    ====    =======        =======

---------------

(1) Includes capital lease obligations.

(2) Excludes 1,481,559 shares potentially issuable as follows: 634,375 shares of Common Stock issuable upon the exercise of stock options pursuant to the NHancement Technologies Inc. Equity Incentive Plan; 7,184 shares of Common Stock issuable pursuant to the exercise of certain warrants at exercise prices ranging from $25.88 to $188.80 per share; 610,000 shares issuable upon the exercise of certain warrants at an exercise price per share of 120% of the Offering Price; and 230,000 shares of Common Stock issuable upon exercise of the Underwriter Warrant. See "Management -- Equity Incentive Plan," "Business -- Recent Financings" and "Underwriting."

(3) Includes approximately 100 holders of record.

                                    DILUTION


     The aggregate net tangible book value of BFI, VPI and CCA at September 30, 1996 was ($2,796,200). The pro forma net tangible book value of the Company at September 30, 1996 would have been ($4,224,600), or ($1.90) per share after giving effect to the VPI Acquisition and the CCA Merger. "Pro forma net tangible book value per share" is the pro forma tangible net worth (total pro forma tangible assets less total liabilities) of the Company, divided by the number of shares of Common Stock outstanding after giving effect to the proposed CCA Merger. After giving effect to the sale of Common Stock offered hereby (after deducting underwriting discounts and commissions and the Nonaccountable Expense Allowance and estimated offering expenses payable by the Company), the pro forma net tangible book value of the Company at September 30, 1996 would have been $2,462,000 or $0.59 per share, representing an immediate increase in pro forma net tangible book value of $2.49 per share to existing stockholders and an immediate dilution of $3.41 or approximately 85.3% per share to the investors purchasing shares of Common Stock in this Offering ("New Investors").


     The following table illustrates this dilution to New Investors on a per share basis:

    Offering Price per share of Common Stock..............................           $4.00
      Net pro forma tangible book value per share of Common Stock before this Offering.................................................... (1.90)
      Increase attributable to the sale of shares of Common Stock offered hereby...........................................................  2.49
                                                                           -----
    Pro forma net tangible book value per share of Common Stock after this
      Offering............................................................            0.59
                                                                                     -----
    Dilution to New Investors.............................................           $3.41
                                                                                     =====

     The following table sets forth, at the date of this Prospectus, the number of shares of Common Stock acquired from the Company, the total consideration to the Company and the average price per share paid by existing stockholders after giving effect to the transactions described under "The Company" and the purchase of Common Stock in this Offering by the New Investors:


                                        SHARES ACQUIRED          TOTAL CONSIDERATION       AVERAGE
                                     ----------------------    -----------------------      PRICE
                                      NUMBER        PERCENT      AMOUNT        PERCENT    PER SHARE
                                     ---------      -------    ----------      -------    ---------
    Existing stockholders........... 2,475,300(1)     59.3%    $2,754,200(2)     28.9%      $1.11
    New Investors................... 1,700,000        40.7      6,800,000        71.1        4.00
      Total......................... 4,175,300       100.0%    $9,544,200       100.0%      $2.29


---------------


(1) Includes 600,000 shares sold in this offering, issued in connection with the VPI Acquisition.



(2) Includes the total consideration paid by the existing stockholders of BFI, VPI and CCA of $1,754,200, plus $1,000,000 of debt and accrued interest, all of which converts into shares of Common Stock upon the consummation of this Offering and at a conversion price equal to the Offering Price. See "Business -- Recent Financings."


     The foregoing analysis assumes no exercise of outstanding options, outstanding warrants or the Underwriter Warrant. In the event any of the foregoing is exercised, the percentage ownership of the New Investors will be reduced.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the Company's results of operations and of its liquidity and capital resources should be read in conjunction with the individual historical financial statements of NHancement Technologies Inc. (formerly BFI), VPI and CCA, the Unaudited Pro Forma Combined Financial Statements and the related notes thereto appearing elsewhere in this Prospectus.

INTRODUCTION

     NHancement Technologies Inc. (the "Company") was formed in 1996 as a holding company and, simultaneously with the closing of this Offering, BFI and VPI will become wholly owned subsidiaries of NHancement Technologies Inc. The VPI Acquisition will be accounted for as a purchase, and the BFI Merger will be accounted for in a manner similar to a pooling-of-interests. Further, as soon as practicable after the consummation of this Offering, the Company intends to acquire CCA in a transaction that will be accounted for as a pooling-of-interests. Prior to these business combinations, each of BFI and VPI has been operating as a separate independent entity. Accordingly, historical results may not be comparable to or indicative of future performance. For all periods presented, the Historical Financial Statement data include the accounts of BFI, VPI and CCA without giving effect to the business combinations or this Offering. The pro forma financial data give effect to the business combinations and this Offering, and, accordingly, the assets and liabilities of BFI and CCA are reflected at their historical amounts, with VPI presented at estimated current fair values.

     Since January 1, 1996, VPI has operated as a Subchapter S corporation under the Code. Upon consummation of the VPI Acquisition, the Company will file as a consolidated group for federal income tax purposes. For purposes of the Unaudited Pro Forma Combined Statements of Operations included in this Prospectus, pro forma federal and state income taxes have been provided as if VPI had filed C corporation tax returns. An adjustment was made to eliminate the provision for income taxes due to the application of the net losses of BFI on a consolidated basis. See "Notes to Unaudited Pro Forma Combined Financial Statements."

EFFECTS OF THE COMPANY'S ACQUISITION STRATEGY ON FUTURE RESULTS OF OPERATIONS


     Management believes that the VPI Acquisition will enable the Company to leverage VPI's established and profitable marketing and distribution capability to cost effectively market current and future compatible products. The costs associated with establishing such marketing and distribution capabilities within BFI would be higher in terms of funds and time. Management believes that the proposed CCA Merger would allow the Company to enter the security market and to use this acquired expertise to pursue future acquisitions in the security area. Management believes that the VPI Acquisition and the CCA Merger create opportunities to reduce costs by (i) consolidating physical operating facilities, (ii) eliminating redundant positions, (iii) cross-training personnel, (iv) consolidating administrative functions such as accounting, MIS and administration, (v) cross marketing products among the various customers of each entity, and (vi) leveraging the increased size of the Company to create economies of scale and to receive discounts from volume purchases. Although the Company expects to reduce costs and, correspondingly, to increase profits, there can be no assurance that the Company will be successful in substantially reducing costs or that such reduction of costs, if achieved, would result in overall profitability in the future.

  Year Ended December 31, 1995 Compared to Year Ended December 31, 1994 and Nine Months Ended September 30, 1996 Compared to Nine Months Ended September 30, 1995

                          NHANCEMENT TECHNOLOGIES INC.
                          (FORMERLY BIOFACTORS, INC.)


                                                            YEARS ENDED       NINE MONTHS ENDED
                                                            DECEMBER 31,        SEPTEMBER 30,
                                                          ----------------    ------------------
                                                           1994      1995      1995       1996
                                                          ------    ------    -------    -------
Net sales...............................................   100.0%    100.0%    100.0%     100.0%
Cost of goods sold......................................   125.5      41.4       37.8       14.3
Gross margin............................................   (25.5)     58.6       62.2       85.7
Research, selling and administrative expenses...........   482.2     196.1      187.2      185.7
          Operating loss................................  (507.7)   (137.5)    (125.0)    (100.0)
Other expense...........................................   (22.8)   (115.2)     (85.9)     (57.7)
Loss before income taxes................................  (530.5)   (252.7)    (210.9)    (157.7)
Income taxes............................................     0.0       0.0        0.0        0.0
Net loss................................................  (530.5)   (252.7)    (210.9)    (157.7)



     BFI is a development stage company focused on employee impairment testing systems. BFI's net sales and gross margins in 1994 and most of 1995 were attributed to early "beta" type customer installations of the FACTOR 1000(R) system, with significant negative gross margins and high engineering and customer installation costs. The increased revenue for 1995 of $450,000 (compared to $375,000 in 1994) was primarily due to receipt of $300,000 as partial payment of a $1 million licensing fee for BFI's technology for sports-related applications in late 1995 from SportsTrac, Inc. (formerly, Bogart Associates International, Inc.) ("SportsTrac"), and customer renewals of licenses for the FACTOR 1000(R) impairment testing system. One of BFI's strategies is to license its products on a usage basis, as opposed to one-time sales of systems, resulting in recurring revenues as customers renew each year. Secondarily, the Company intends to continue to seek licensees in various specialty market segments, similar to the Company's sports license agreement. Such agreement resulted in a $1.0 million initial fee, of which $700,000 was recognized during the nine-month period ended September 30, 1996, plus an on-going royalty of 8.5% of revenues generated from the license. As a result of the receipt of such $700,000 payment, BFI's gross margin for the nine months ended September 30, 1996 increased to 85.7%. Revenues in 1996 continued to come from customer renewals and licensing fees. The first significant revenues from the commercial release of the FACTOR 1000(R) system are expected in 1997.



     Research, selling, and administrative ("RS&A") expenses as a percentage of net sales were high during 1994, 1995 and 1996 for the following reasons: (i) during all of 1994, BFI was developing the FACTOR 1000(R) system and had insignificant revenues from early stage customers; (ii) for most of 1995, BFI continued development of the FACTOR 1000(R) system, working closely with a few beta customers as the product was made commercially viable, while several of BFI's early stage customers committed to continue to use the FACTOR 1000(R) system in a commercial mode; (iii) as development costs significantly decreased during late 1995 and early 1996, most of the operating costs were expended in finding complementary businesses to acquire that would provide a viable marketing channel for the FACTOR 1000(R) system; and (iv) during 1996, significant expenditures were made in connection with unconsummated mergers and indirect expenditures were made in connection with the VPI Acquisition and the CCA Merger and to prepare for this Offering. Finally, management believes that at least $500,000 is needed for initial product and market development costs for the FACTOR 1000(R) system.


     Other expense increased from $85,400 in 1994 to $519,200 in 1995, primarily due to interest and original issue discounts associated with bridge financings, which financings will be repaid or converted upon consummation of this Offering. Other expense continues to remain at a significant level ($437,000 during the first nine months of 1996) for the same reasons. BFI will have no debt after the application of funds from this Offering, except for the $1.5 million in promissory notes payable in connection with the VPI Acquisition. See "Certain Transactions."

                                VOICE PLUS, INC.

                                                                                   NINE MONTHS
                                                          YEARS ENDED                 ENDED
                                                          DECEMBER 31,            SEPTEMBER 30,
                                                        ----------------         ----------------
                                                        1994       1995          1995       1996
                                                        -----      -----         -----      -----
Net sales.............................................. 100.0%     100.0%        100.0%     100.0%
Cost of goods sold.....................................  62.7       57.7          56.2       63.0
Gross margin...........................................  37.3       42.3          43.8       37.0
Selling and administrative expenses....................  33.4       38.3          35.6       29.4
          Operating income.............................   3.9        4.0           8.2        7.6
Other income...........................................   0.3        0.4           0.3        0.3
Income before income taxes.............................   4.2        4.4           8.5        7.9
Income taxes...........................................  (2.0)      (2.0)         (3.9)      (1.4)
Net income.............................................   2.2        2.4           4.6        6.5


     VPI is an integrator and distributor of voice processing and telecommunications systems for businesses. VPI's net sales increased 9% from $6.7 million in 1994 to $7.3 million in 1995 and increased 12.9% for the first nine months of 1996 to $6.2 million. The increase between 1994 and 1995 was primarily due to the sale of larger voice processing systems. Management expects VPI's annual revenues to increase for 1996 as compared to 1995, consistent with prior-years' growth rates. Revenue recognition in the first nine months of 1996 has been delayed due to problems with a new voice processing system introduced by a major supplier. During the fourth quarter of 1996, VPI obtained customer acceptances on substantially all of the remaining installed systems that encountered initial problems with the manufacturer's design.


     Gross margin increased 22.7% from $2.5 million in 1994 to $3.1 million in 1995 and declined 4.5% for the first nine months of 1996 to $2.3 million. Gross margin as a percentage of net sales increased from 37.3% in 1994 to 42.3% in 1995. Gross margin for the first nine months of 1996 was 37.0%, which reflects a decrease from the gross margin for the first nine months of 1995 at 43.8%. The higher gross margin experienced during 1995 was primarily due to the sale of a significant amount of reconditioned equipment to other voice mail service providers at unusually high margins during the third quarter of 1995. The overall gross margin trend for VPI's sales, excluding sales of reconditioned equipment, is declining at a slow rate as a result of industry competition. Management expects this trend to continue. A major objective of the Company's business combination strategy is to take advantage of VPI's established distribution strength by providing VPI with complementary higher gross margin products, such as the FACTOR 1000(R) system, that are either internally developed or acquired in future business combinations.


     Selling and administrative ("S&A") expenses increased 24% from $2.2 million in 1994 to $2.8 million in 1995 and have decreased 6.8% during the first nine months of 1996 to $1.8 million. S&A as a percentage of net sales increased from 33.4% in 1994 to 38.3% in 1995 and declined from 35.6% to 29.4% during the first nine months of 1996, compared to the first nine months of 1995. The increase from 1994 to 1995 was attributable to startup costs associated with the addition of several new marketing and sales persons in 1995 in anticipation of increased sales in 1996. New sales persons normally do not produce significant sales revenues for almost six months, but normal production from established individual sales persons is over $1.0 million annually.


     The effective income tax rate of 46% in 1995 was slightly lower than the 1994 effective tax rate of 47%. These rates are different from the federal statutory income tax rate principally due to state income taxes. The effective income tax rate for the first nine months of 1996 of 18% reflects VPI's change to Subchapter S corporation status, effective January 1, 1996, and the write-off of a deferred tax asset that is not expected to be realized.

     Slight increases in other income, both from 1994 to 1995 and from the first nine months of 1995, compared to the first nine months of 1996, occurred primarily due to interest on higher cash balances invested in interest bearing bank accounts during the later periods. VPI had no debt during the reporting periods.

  Year Ended September 30, 1996 Compared to Year Ended September 30, 1995

                               C.C. & ASSOCIATES


                                                                              YEARS ENDED
                                                                             SEPTEMBER 30,
                                                                          -------------------
                                                                           1995         1996
                                                                          ------       ------
Net sales................................................................ 100.0%       100.0%
Cost of goods sold.......................................................   52.4         59.6
Gross margin.............................................................   47.6         40.4
Selling and administrative expenses......................................   36.1         39.5
          Operating income...............................................   11.5          0.9
Other income (expense)...................................................    0.0         (0.1)
Income before income taxes...............................................   11.5          0.8
Income taxes.............................................................   (4.4)        (0.6)
Net income...............................................................    7.1          0.2



     CCA is a workplace security business that performs investigations and designs and implements security systems. CCA has a September 30 fiscal year end. CCA's net sales decreased by 15.0% during 1996, as compared to 1995, from $1.1 million to $915,000. Revenues for 1996, as compared to 1995, were not dependent on a single large customer sale, as was the case in 1995, but rather were derived from the sale of a number of products to a diverse group of clients.


     Gross margin declined for 1996, as compared to 1995, from $511,800 to $369,100, as there was no such single large customer sale in 1996 as in 1995. Gross margin as a percentage of revenue declined from 47.6% to 40.4% from 1995 to 1996.

     S&A has decreased slightly from $388,400 for 1995 to $361,500 for 1996. S&A as a percentage of net sales increased to 39.5% in 1996, as compared to 36.1% in 1995.

LIQUIDITY AND CAPITAL RESOURCES

  September 30, 1996 Compared to December 31, 1995

     BIOFACTORS, INC.

          During the first nine months of 1996, net cash used in the operating activities of BFI was $455,200, and net cash provided by investing and financing activities totaled $367,600, resulting in a net increase in cash of about $88,000 during the period. BFI's working capital deficit at September 30, 1996 was $3.1 million. The working capital ratio decreased from 0.38 at December 31, 1995 to 0.09 at September 30, 1996, primarily due to increased bridge debt financing and one-time costs associated with the VPI Acquisition, the proposed CCA Merger, other abandoned acquisitions and this Offering.

          As of September 30, 1996, BFI had outstanding debt of approximately $2.1 million, without giving effect to the application of net proceeds from this Offering to repay certain outstanding debts. BFI has financed its working capital requirements during the last two years through various bridge financings totaling approximately $2.2 million, including a $500,000 bridge loan that closed on November 5, 1996. The Company intends to utilize the net proceeds of this Offering to repay approximately $2.0 million of outstanding debt and interest accrued at rates between 10% and 12% per annum, to finance approximately $500,000 of product and market development costs for the FACTOR 1000(R) system and for general corporate purposes. See "Use of Proceeds."

          BFI management estimates that it will incur minimal capital expenditures during the 12 months following this Offering. It is anticipated that all capital expenditures will be financed through fixed asset leases and will not require significant direct outlays of cash.

          Based upon its present plans, management believes that operating cash flow, available cash and available credit resources, together with the net proceeds of this Offering, will be adequate to make the repayments of indebtedness described herein, to meet the working capital cash needs of the Company and to meet anticipated capital needs during the next 12 months. Although the Company intends to issue shares of Common Stock as its primary method of financing acquisitions, it anticipates that additional funds will be required to implement successfully its acquisition program, and it will use various methods to finance acquisitions, including the payment of cash, for this purpose.

     VOICE PLUS, INC.


          During the first nine months of 1996, net cash provided by operating activities of VPI was approximately $1.6 million, of which $383,700 was used to pay dividends to VPI's sole shareholder to cover required payments of taxes and $50,000 was used to repurchase shares of common stock of VPI, subsequently retired. In addition, prior to the VPI Acquisition, VPI intends to declare a dividend to its sole shareholder in an amount of $550,000. In addition, VPI intends to pay $250,000 of accrued bonuses and $400,000 of declared dividends prior to the VPI Acquisition, these amounts have been accrued on the September 30, 1996 Financial Statements. Cash used in investing activities was $167,700, all of which consisted of additions to property and equipment. VPI had no debt during these periods.


          VPI's working capital at September 30, 1996 was ($167,600). The working capital ratio decreased from 1.2 at December 31, 1995 to 0.96 at September 30, 1996, primarily due to increases in deferred revenues and accounts payable recorded in the first nine months of 1996. Deferred revenues and accounts payable increased as a result of initial problems with a new product release from a key supplier, which delayed customers' acceptance and payment for the products installed. The manufacturer has substantially corrected the product problems.

          Accounts receivable increased approximately 22% during the first nine months of 1996, while average days outstanding during the first nine months of 1996 increased to 66 days as compared to 58 for 1995, due to customer acceptance problems in 1996. Customer acceptance problems also caused inventory turnover to average approximately 31 days during the first nine months of 1996, as compared to approximately 26 days during 1995.

          VPI estimates that it will make minimal capital expenditures during the 12 months following this Offering. It is anticipated that most capital expenditures will be financed through fixed asset leases and will not require significant direct outlays of cash.

     C.C. & ASSOCIATES

          During 1996, net cash provided by the operating activities of CCA was $27,600, and net cash used in investing and financing activities was $30,300, resulting in a net decrease in cash of $2,700 and a net decrease in working capital of $14,500. CCA's working capital at September 30, 1996 was $84,500, and its working capital ratio increased from 1.4 at September 30, 1995 to 1.7 at September 30, 1996, primarily due to a decrease in accounts receivable offset by decreases in accounts payable and accrued expenses. Accounts receivable decreased approximately 40% in 1996 due to the collection in 1996 of a large single customer receivable recorded in 1995.

          CCA estimates that it will make minimal capital expenditures during the 12 months following this Offering. It is anticipated that most capital expenditures will be financed through fixed asset leases and will not require significant direct outlays of cash.

ACCOUNTING STANDARDS

     The Company was not significantly affected by its adoption of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." This statement is effective for the Company's year ending December 31, 1996.

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," established financial accounting and reporting standards for stock-based employee compensation plans and certain other transactions involving the issuance of stock. This statement is effective for financial statements issued for fiscal years beginning after December 15, 1995. The Company is in the process of analyzing the impact of this statement and anticipates adopting the provisions of the statement for the year ended December 31, 1996.

SEASONALITY AND INFLATION

     The Company's net sales typically show no significant seasonal variations, although net sales may be affected in the future by overall hiring trends and the concentration of vacations of key employees of client companies during the summer months.

     The impact of inflation on the Company's operations has not been significant to date. However, there can be no assurance that a high rate of inflation in the future would not have an adverse effect on the Company's operating results.

                                    BUSINESS

GENERAL

     The Company is a leading voice processing systems integrator that also offers a proprietary computerized testing system for measuring human sensorimotor skills to determine an individual's performance readiness and fitness to perform. The Company will combine the businesses of VPI, a national provider of voice processing systems that furnishes businesses with advanced multimedia and voice processing solutions based on integrating voice processing systems with various PBXs and computers, and BFI, a development stage company that offers the FACTOR 1000(R) system, a proprietary computerized impairment testing system. VPI and BFI both provide stand-alone and LAN-based systems utilizing the Intel(R) computer platform. VPI derives its revenues from the sale and installation of various communications systems products such as voice messaging, facsimile messaging, voice response systems and electronic messaging. VPI also generates revenues from recurring fees under annual maintenance service contracts. BFI derives its revenues from recurring annual usage fees for its FACTOR 1000(R) system and from licensing the system.

     The Company was incorporated in October 1996 to pursue an emerging business opportunity created by the continuing changes in telecommunications and an increased corporate emphasis on workplace productivity and security. The Company will combine the proven marketing, distribution and service capabilities of VPI with the experienced product and business development skills of BFI management. The Company has signed a letter of intent to acquire CCA, a security systems and services provider, and will pursue aggressively strategic acquisitions following this Offering.

STRATEGY

     The Company intends to leverage its position as a leading provider of voice processing systems to become a diversified provider of a full range of productivity and security enhancement products and services. The specific elements of the Company's strategy to achieve this objective are as follows:

  Capitalize and expand on VPI's existing sales and support infrastructure and systems integration capabilities to market VPI's existing products and the FACTOR 1000(R) system

          The Company's strategy is to fully utilize the combined management, product development, systems integration and national marketing and distribution capabilities of BFI and VPI. Initially, the Company will address productivity from the standpoint of enhancing communications capability, increasing workers' productivity and reducing workplace injuries. The Company will focus on cross-marketing the FACTOR 1000(R) system through the VPI sales force and expanding the installed base of the FACTOR 1000(R) system. The Company believes that, by utilizing VPI's sales force and installed base of over 1,000 client organizations, the Company will be positioned better to exploit the full potential of the FACTOR 1000(R) product as an impairment testing methodology and a strategic corporate communications tool for reaching the blue collar workforce. BFI will utilize VPI's national sales and support infrastructure to conduct FACTOR 1000(R) risk management seminars and on-site product demonstrations, which management believes will expand market awareness and shorten the time from product introduction to revenue recognition. VPI has national sales and marketing presences in major markets geared to sell telecommunications products and services across the United States, including the San Francisco Bay Area, Seattle, Chicago, Boston, New York, Phoenix and Dallas.

 Exploit a growing trend towards unified networks by providing various solution-based stand-alone and LAN systems and applications

          The Company believes that, when implementing any new system or technology, businesses seek to maximize the use of current resources and facilities. As a result, previously disparate electronic systems are being integrated to operate on a unified network. For example, networked electronic security systems that provide access control and monitoring within a premise or over a wide geographic area were developed following the demand by corporations that the installation of new security systems utilize existing communications networks. Further, the continuing trend towards outsourcing of services in an environment of increased technological complexities requires vendors to be highly skilled in integrating telephony technology with LAN and WAN systems. The Company's goal is to provide integrated productivity and security systems that achieve these goals. Management believes that VPI's voice processing integration capabilities, BFI's proprietary FACTOR 1000(R) impairment testing system and potential worker communications capability, together with the security products and services the Company anticipates providing, will offer solutions to meet the productivity and security needs of corporations.

  Expand sales of the FACTOR 1000(R) system by customizing the FACTOR 1000(R) system to meet the needs of specific industries such as transportation, manufacturing and the military

          The Company intends to customize the testing device and graphical user interface ("GUI") of the FACTOR 1000(R) system to incorporate the specific job characteristics of certain industries (e.g., testing devices configured as a steering wheel for truck drivers and with multiple interfaces for manufacturing operations). In addition to expanding the sales of the FACTOR 1000(R) system in the transportation and manufacturing industries, the Company intends to explore the potential for FACTOR 1000(R) system applications in the military. The ability to deploy troops quickly and effectively is a function of effective training, measured in terms of personnel fitness to perform or undergo training, which can be monitored through the use of the FACTOR 1000(R) system.

  Exploit the need for worldwide WAN capabilities to meet the growing demands from business globalization

          The Company has targeted the need for integrated global security systems and organizations and telecommunications systems integration capabilities. With multiple synchronized manufacturing sites across continents, operations increasingly are in real time, and security and communications must be conducted in real time. The Company intends to provide communications and security products and services on a global basis by exploiting, among other things, management contacts in Singapore, Indonesia, Hong Kong, Malaysia and Taiwan.

 Acquire complementary businesses and products

          The Company seeks to acquire additional businesses that will expand its geographic coverage or provide complementary products and services in the areas of productivity and security. In particular, the Company intends to expand its product portfolio while maximizing its organizational strength and expertise in marketing and systems integration. The first acquisition planned is the CCA Merger. CCA is a provider of security systems and services. The Company believes that productivity and security must be addressed in tandem, as methods for increasing productivity that do not address the corresponding potential for increased liability and asset loss will result in reduced benefits. The Company intends to acquire companies that would provide geographical extensions for CCA in the area of private investigations and specialized personnel protection. The Company has commenced searching for additional acquisition candidates, including those that provide WAN security systems. See "Risk Factors -- Risks Related to the Company's Acquisition Strategy."

 License FACTOR 1000(R) technology for use in other areas


          The Company has licensed its proprietary FACTOR 1000(R) technology for use by professional sports teams in baseball, basketball and hockey to SportsTrac, and intends to pursue other licensing arrangements in areas unrelated to the Company's core business, such as physical therapy. The Company believes that licensing will increase public awareness of the FACTOR 1000(R) technology as a noninvasive tool for measuring sensorimotor skills and detecting fatigue and other impairment in the workplace and in other environments.

THE COMPANY'S BUSINESSES

     The Company's current and planned businesses include voice processing and multimedia messaging, impairment testing, background checking and workplace surveillance.

  Voice Processing and Multimedia Messaging

     Voice messaging systems, at a minimum, perform the functions of the telephone operator directing incoming calls and recording messages. Increasingly, these systems have evolved to provide more complex functions, such as voice processing or interactive voice response, which enable users to conduct self-inquiry of electronic databases. These innovations have resulted from the need to increase productivity. Voice processing enables a corporation to increase productivity by enhancing corporate communications.

     Electronic messaging systems are now commonly accepted and widely used in offices throughout the U.S. The growth of electronic mail, or "e-mail," has transcended private corporate networks and crossed public boundaries connecting users worldwide through a communications medium commonly referred to as the "World Wide Web." Despite these advances in corporate communications, the factory worker is still largely excluded. Management believes that the use of the FACTOR 1000(R) system for impairment testing provides the basis to extend e-mail and voice messaging to the blue-collar worker.

  Impairment Testing

     Management believes that corporations are seeking to increase human productivity, and that to do so, corporations must provide both physical integrity in performance capability and physical protection. The Company provides systems that can be used to enhance productivity by identifying and preventing impaired individuals from performing quality or safety sensitive tasks, thereby increasing the quality of work performed, reducing errors, avoiding accidents and enhancing workplace security. The Company has developed the FACTOR 1000(R) system for routinely screening employees for fitness-for-work prior to the performance of their jobs. The FACTOR 1000(R) system is a hand-eye coordination measurement system that runs on an IBM(R) compatible personal computer platform. The test is performed by the employee, without supervision, and is administered in less than one minute. See "Risk Factors -- Risks Related to Impairment Testing Business -- Unknown Market Acceptance of the FACTOR 1000(R) System."

  Background Checking and Workplace Surveillance

     The Company intends to enter the background checking and workplace surveillance business through the proposed CCA Merger. Background checking is a management tool used by organizations to avoid making inappropriate hiring decisions and wasting resources on unproductive training. Background checking and workplace surveillance are becoming more common due to increased workplace violence, greater company liability for employee actions and increased concern for workplace security and theft deterrence. CCA provides investigative services, such as background checking and records verification services, and conducts surveillance and sting operations to deter theft. CCA investigates unaccountable losses of material or equipment, particularly in high technology companies where there has been increasing theft of electronic components such as computer memories and microprocessors. CCA also customizes and resells closed circuit television ("CCTV") monitoring equipment.

     Pursuant to a letter of intent entered into in October 1996, the Company intends to acquire all of the outstanding stock of CCA, and CCA will become a wholly owned subsidiary of the Company in exchange for the issuance of 300,000 shares of Common Stock (based on an assumed Offering Price of $4.00 per share) to the sole stockholder of CCA.

MARKETING

     VPI has an established marketing and distribution infrastructure for its voice processing and electronic messaging products, which will be extended to include the FACTOR 1000(R) system and other new products. VPI has marketing personnel, a technical assistance center (including customer service representatives, system engineers and senior level field technicians) and a nationwide network of service/support dealers to provide its customers with personalized attention, flexibility, responsiveness and accountability. VPI markets its products and services primarily through focused telemarketing and calls to prospective customers in specific emerging growth markets (including the paging and cellular operator markets), participation in trade shows, acquisition of data bases and inclusion of its products and services on bidders' lists. VPI maintains a strict sales and marketing discipline that focuses on pre-sale analysis of its customers' needs and the rate of return potential of specific sales opportunities to determine whether they justify the investment of time and effort of VPI's sales and marketing organization. Typically, VPI will only pursue sales opportunities over $100,000 where the value added by VPI's products and services provides significant benefits for the customer. VPI also participates in competitive bidding for government agency work. In evaluating a prospective sales situation, VPI also considers the lead time to revenue, the complexities of the customer's requirements and its ability to satisfy the customer and provide it with the necessary support. VPI's customers currently include, among others, Western Wireless, Sysco Foods, Hitachi Data Systems, Santa Clara County and Alameda County, California.

     VPI currently sells and supports voice processing systems throughout the United States and its territories. VPI has sales and/or support offices in the San Francisco Bay Area, Seattle, Chicago, Boston, New York, Phoenix and Dallas and intends to expand into Denver, St. Louis, Salt Lake City, Atlanta and other markets. BFI conducts its sales and support services from Denver.

PRODUCTS AND SERVICES

  Voice Processing and Electronic Messaging

     VPI is a systems integrator and national distributor of voice processing equipment from several manufacturers, which equipment enables users to access and interact with a broad range of information in a variety of formats (including voice, text, data and facsimile) from a variety of terminals (including touch-tone telephones and personal computers). Applications such as voice messaging, fax store-and-forward, and interactive voice response are integrated on VPI's communications server, which is based on industry-standard hardware and software.

     VPI offers a broad range of products that supports a number of enterprise applications such as voice messaging, text messaging, LAN messaging and interactive voice response or self-inquiry systems.

          Telephone Answering. This application is an early evolution of voice messaging systems whereby messages are recorded when a telephone is either busy or left unanswered.

          Voice Messaging. Voice messaging is the first true communications application that generally is offered by most voice processing equipment vendors, including Centigram, Octel Communications Corporation, and Comverse Technology, Inc. Instead of merely recording a message, the application enables a user to send, receive, store and forward voice messages, on or off the system, while control is effected via the keypad of a touchtone telephone. In some cases, such as with Centigram's One View(TM) product, a user can access and generate voice messages via a computer. Most vendors also offer the capability of message notification and other more advance features such as "message receipt" whereby a sender of a voice message on the system can obtain verification that a message was received and the time of such receipt. Each vendor tends to have different user protocols and keypad definitions that determine the ease of use of the system.

          Automated Attendant. This application is an early adaptation for messaging systems whereby the system answers an incoming call and allows callers to direct their calls to various telephone extensions without human operator intervention.

          Paging. Voice processing systems today generally have incorporated a paging capability. A page is triggered upon receipt and storage of a voice message. The person paged can complete the communications process by retrieving the voice message via a touchtone telephone.

          Audiotext. An early application of voice processing systems is audiotext, which provides callers access to recorded voice announcements such as weather reports and stock quotes.

          Facsimile Messaging. A number of manufacturers have added facsimile capabilities to their voice processing systems. Some have added the capability through external peripherals, while others, such as Centigram, have integrated the feature directly, providing a multimedia capability that allows mixing of voice and facsimile messaging. The ease of use and functionality of the facsimile features, such as the ability to broadcast or forward a facsimile, differ from manufacturer to manufacturer.

          Voice Response. Self-inquiry systems became popular with familiar use of automated teller machines ("ATM"), which allow customers to make routine inquiry of their account balances and conduct certain transactions. Voice response systems provide telephone access to electronic databases to enable users to obtain information, as well as supply information to the system, via a voice recording or commands via the telephone keypad.

          Electronic Messaging. Electronic messaging has grown from simple text messaging to include delivery of graphic information. E-mail now has greater geographic coverage effected through private networks (both LANs and WANs) and public networks such as the World Wide Web.

          LAN Integration and Networking. The need for group interaction has propelled the growth of LAN electronic messaging and the need for localized group voice messaging through the desktop computer, whereby voice and text messaging are integrated and available for access simultaneously. Certain manufacturers, such as Centigram and CallWare Technologies, Inc., have combined such access capability through the LAN. Networking capability is an important manufacturer differentiator in terms of connectivity and voice quality. Electronic messages, which are stored and transmitted in digital format, preserve the integrity of the information transmitted no matter the frequency of storing and forwarding of the message. Voice messages, like facsimiles, undergo severe information degradation depending on the mode of transmission and storage. A facsimile that undergoes multiple scanning deteriorates in legibility as each scan reduces the quality of image capture. Similarly, voice messages that undergo multiple analog to digital and then digital to analog conversions may become unintelligible. Networking that converts a voice message digitally only one time at the time of storage, such as the technology Centigram employs, provides high quality transmission.

          Services. VPI offers comprehensive service and support, including project coordination, system engineering and integration, application development, implementation, technical training, and on-going service and support services. VPI supports its customers with certified technicians, maintains a large spare parts inventory and attempts to resolve problems accurately and expeditiously. VPI offers a variety of maintenance programs that can be customized to address the diverse needs of its customers, including (i) a comprehensive maintenance program, offering service 24 hours per day, seven days a week; (ii) a standard maintenance program, offering service and support during principal periods of maintenance; and
     (iii) a parts and telephone maintenance program, providing support for more technically advanced customers.

     VPI is a value-added reseller of voice processing equipment from several manufacturers, including Centigram, Digital Speech Systems, Inc., Octel Communications Corporation and Active Voice Corp.

  The FACTOR 1000(R) System

     Impairment Testing. The Company's FACTOR 1000(R) impairment testing system is based upon the CTT technology, a product of research conducted by STI for the U.S. military in the late 1950's on pilot control of unstable aircraft. Since such time, the CTT technology has become the accepted standard for assessing human sensorimotor performance. Continuing studies performed in the 1970's, 1980's and 1990's used CTT technology as the yardstick to assess the effects on performance caused by drugs, alcohol, fatigue and stress. In 1988, CTT technology was licensed exclusively to BFI pursuant to a license agreement from STI (the "CTT License"), with a term extendable to November 24, 2008. Under the terms of such license, STI is allowed to use the CTT technology for research purposes, but routine use of the technology would require STI to pay license fees to BFI. See "-- Intellectual Property" for the material terms of the CTT License.

     BFI has invested several million dollars and many staff-years to commercialize the CTT technology as the FACTOR 1000(R) system. In the FACTOR 1000(R) system, the CTT technology has been enhanced significantly to (i) operate seamlessly on networked computer systems to afford placement of tracking stations at key customer defined locations throughout the workplace; (ii) provide security-controlled, versatile, user-friendly management reports, and
(iii) detect non-compliant employee performance. BFI began beta testing on the FACTOR 1000(R) system in 1990 and began limited marketing in January 1994 to companies with employees in safety sensitive jobs, particularly vehicle and machinery operators in the trucking, manufacturing, paramedic, school bus and ski industries. The system is currently in regular use by several companies, including, among others, Shawmut Mills, Durango Ski Corporation and R.F. White Company, Inc. -- Unocal Distributor.

     Future Applications. The Company believes that the design and underlying technology of the FACTOR 1000(R) system provides a basis for expanding use of the FACTOR 1000(R) system for applications beyond impairment testing in the industrial environment. Management believes that the FACTOR 1000(R) system terminals could be utilized as limited communications devices to send electronic messages to blue collar workers as they log on at the terminal. The FACTOR 1000(R) system also could be integrated into an overall security system in high security facilities such as nuclear power plants and military missile bases. The self-referencing design of the FACTOR 1000(R) system that compares an individual's performance to his or her own baseline performance may be usable to identify that individual, providing another level of security screening. The Company also believes that the FACTOR 1000(R) system potentially could be integrated into commercial vehicles as interlock devices, disallowing operation of the vehicle unless the driver successfully completes an impairment test.

  Security Services and Systems

     CCA provides investigative services, such as background checking and records verification services, and conducts surveillance and sting operations to deter theft. CCA investigates unaccountable losses of material or equipment, particularly in high technology companies where there has been increasing theft of electronic components such as computer memories and microprocessors. CCA has five investigators and recently has expanded its program for addressing violence in the workplace by establishing a workplace violence unit concentrating on gang activities and psychological evaluations and counseling.

     CCA sells customized closed circuit television ("CCTV") monitoring equipment manufactured by third parties. Such customized systems are designed to incorporate the variability of the customer's circumstances, such as type of premise, coverage area, camera resolution required and recording capability. Evolved from basic television technology, CCTV components are standardized. Interfaces tend to be standard video and audio interfaces, as commonly found on VCRs and camcorders, and peripheral components tend to be no more than remote TV cameras connected to a switch bank with multiple viewing monitors. Simple remote controls include the ability to pan and zoom a specific area and enable voice communications through microphones and speakers at the TV camera site.

     Following the proposed acquisition of CCA, the Company anticipates expanding its offering of security products to supplement the CCTV systems provided by CCA to include access control systems. Access control is substantially more complex, given the multitude of peripherals that have to be interconnected and controlled such as electronic door locks, electronic and magnetic card readers, biometrics scanners (such as fingerprint verification systems), CCTV subsystems, electronic turnstiles and alarms. Beyond the need for physical interconnection of these peripherals, additional complexity comes from designing an effective integrated system that is able to reconcile false alarms and to provide for human error, power supply interruptions, segregation of various access, stratification of access privileges and the administration thereof.

COMPETITION

  Voice Processing

     The voice processing market is one of the fastest growing segments of the telecommunications industry. The Company believes that competition within this highly competitive industry will intensify with the introduction of new product enhancements and new competitors. The Company competes with various companies in different markets, including Customer Premise Equipment ("CPE") and Service Providers. The Company competes on the basis of its quality of service. The Company believes that its familiarity with the PBX equipment manufactured by Lucent, Northern Telecom Limited, Fujitsu Limited, NEC Corporation and other manufacturers enables the Company to offer better system integration.

     VPI believes that its attention to customer service, as well as to the customer's technical requirements, has resulted in success in competing and winning sales bids against its much larger competitors. VPI provides detailed information and support to its customers beginning with the point of sale and extensive implementation through training and continuing through ongoing service and support. Depending on the terms of the maintenance contract purchased, the Company provides assistance for its customers up to 24 hours per day, 365 days a year. The Company provides extensive training for its employees in products, installation, system design and support in order to assist customers in selecting the right equipment and to provide the quality of service that is demanded. VPI's technical capabilities and expertise are enhanced by its experienced technical personnel. VPI's junior field technicians generally have at least two years of field experience with the particular equipment being installed, and senior technicians have about eight years of field experience. This level of experience is significantly more than that offered by many of VPI's larger competitors and is often a deciding factor in a customer's purchase decision. VPI believes it has a very loyal customer base founded on satisfaction with its service capabilities and active account management.

     Customer Premise Equipment. In the CPE markets, VPI competes with two types of companies: interconnects (PBX providers), including Lucent, Northern Telecom Limited, Fujitsu Limited and NEC Corporation, and independent voice processing manufacturers, such as Octel Communications Corporation, Glenayre Technologies, Inc., Digital Sound Corp., Active Voice Corp. and Applied Voice Technology, Inc.

     PBX providers sell voice processing equipment as an integrated solution with their own PBXs. These providers may have a competitive advantage with customers purchasing a voice processing system at the same time they are purchasing a new PBX, and, in many situations, the Company is competing with an organization offering the same product platform. The Company believes its competitive strengths are its development and delivery of customer applications, its implementation process and its service and support performance. The Company also believes its ability to deliver enhanced applications, such as integration with computer networks, facsimile and voice response systems applications, differentiates its products and services.

     VPI is the only national distributor that focuses solely on voice processing systems integration and has developed a strong national capability in meeting and supporting its customers' varying voice processing needs. Other distributors that focus solely on voice processing do not have a national organization. VPI's national competitors are generally the manufacturers of voice processing equipment. Such manufacturers are concerned primarily with the sale of their own equipment and generally do not promote other manufacturers' equipment that may better satisfy the needs of their customers.

     The Company expects that new or enhanced products will be offered by its principal existing competitors and new competitors. In addition, the Company believes that computer software vendors, such as Novell, Inc., Lotus Development Corp. and Microsoft Corporation, will continue to develop enhanced messaging and networking software with voice and data information processing applications.

     Service Providers. The Company provides products to various service providers, including cellular communications operators and long-distance resellers. Competitors include several independent voice processing manufacturers such as Boston Technology Inc., Octel Communications Corporation, Centigram, Comverse Technology, Inc., Digital Sound Corp. and Glenayre Technologies, Inc. The further deregulation of the telecommunications industry resulting from the Telecommunications Act of 1996 has provided opportunities for increased competition in the local telephone market. The Company believes that this market will require extensive integration of equipment supplied by various vendors and, as such, would benefit from the Company's independence and integration skills. See "-- Governmental Regulation."

  Impairment Testing.

     The FACTOR 1000(R) system is a noninvasive test for impairment that operates without supervision, takes less than one minute to administer and report results and can be installed in an industrial environment with minimal disruption. No direct competition for the FACTOR 1000(R) system exists. The other current impairment testing technologies -- biochemical, neurological and methods of performance testing other than the FACTOR 1000(R) system -- lack the extensive, broadscale scientific validation conducted over the last 30 years on the CTT technology, the critical component of the FACTOR 1000(R) system. Biochemical or drug testing is not a true impairment test in that it can only identify the presence of specific levels of specified substances. Additionally, biochemical testing is a relatively time intensive and invasive method to manage risk. Neurological testing is expensive and time intensive due to the requirement of skilled technicians to evaluate results and is therefore not an efficient method to evaluate impairment. Performance testing for impairment includes sensorimotor testing, such as that used in the FACTOR 1000(R) system, and cognitive testing. Cognitive testing in the industrial environment is time consuming (test administration can take from five to 45 minutes) and lacks the level of scientific validity obtainable from other impairment testing methods. In summary, the Company believes that other impairment testing methods are not as practical for the commercial environment as is the FACTOR 1000(R) system.

     The FACTOR 1000(R) system's testing advantages also include extensive scientific validation, its ease and speed of administration in an industrial environment and the fact that it does not compromise the privacy of the test subject. The test is self-administered in less than one minute, and designated supervisors and managers have immediate access to a variety of reporting options to assist them in identifying and managing potential safety risks. To ensure success, policy consulting, procedural guidelines, operations documentation, implementation planning, on-site training, trend analyses reporting and ongoing support is provided to all customers of the FACTOR 1000(R) system. The FACTOR 1000(R) system is available both as a stand-alone system or networked in a LAN.

  Security Systems and Services

     The Company believes that the private investigation segment historically has been fragmented, because the work force is primarily from local law enforcement agencies. Consequently, competition tends to be localized. The Company also believes that the fragmentation of the business is particularly suited to the Company's acquisition strategy.

     The Company believes that its expertise in integrating complex voice processing systems and PBXs will enable it to incorporate and integrate access control security systems with the telecommunications networks that it addresses through VPI. The electronic access control market is one of the fastest-growing segments in the security industry, and the Company intends to participate in the market through acquisitions. The Company believes that, although there are over 2,500 security equipment manufacturers and distributors, the number specializing in computerized access control is limited. Further, few companies have demonstrated an effective capability to network a geographically dispersed system, let alone integrate such systems into existing telecommunications networks such as LANs and WANs. Although CCA generates minimal revenues from this segment, the Company intends to combine VPI's distribution capabilities with CCA's familiarity in the business to increase sales in the future. The Company believes that few manufacturers have established strong brand recognition. Accordingly, equipment selection tends to be influenced by familiarity with the particular distributor at the local level, as in the case of CCA.

SUPPLIERS

     VPI's voice processing equipment sales revenues historically have been derived primarily from the sale and servicing of equipment supplied by Centigram. See "-- Marketing." VPI occasionally utilizes other equipment to satisfy specific client needs and is not restricted from selling equipment made by other manufacturers.

     Pursuant to the Authorized U.S. Distributor Agreement, dated as of April 16, 1996 (the "Distributor Agreement"), between Centigram and VPI, VPI is an independent distributor of Centigram products in the

U.S., Puerto Rico and Canada and may expand this territory into international locations with written authorization from Centigram. Under the Distributor Agreement, VPI must purchase a certain number of products each quarter from Centigram. During each of the nine years that this distributor relationship has existed, VPI has exceeded its quotas by significant amounts. The Distributor Agreement expires on December 31, 1997, but is renewable automatically for successive two-year terms until cancelled by either party upon 90 days' notice. The Distributor Agreement may be terminated for cause in the event (i) VPI defaults in the payment of any amount due Centigram, and such default continues unremedied for a period of 60 days after written notice of default; (ii) VPI breaches certain provisions of the Distributor Agreement concerning the proprietary rights of Centigram; (iii) VPI is acquired by a business entity that provides products or services in direct competition with Centigram's products, and in Centigram's judgment, such acquisition represents a conflict of interest;
(iv) VPI fails to perform any obligation under the Distributor Agreement and such failure continues for a period of 20 days after written notice; (v) VPI fails to purchase any Centigram assigned quota for a period of two consecutive quarters; or (vi) VPI sells a Centigram product outside VPI's designated territory. In addition, the Distributor Agreement terminates automatically if VPI becomes insolvent, makes an assignment for the benefit of its creditors or if bankruptcy proceedings are commenced by, for or against VPI. Any controversy or claim related to the Distributor Agreement must be submitted to final and binding arbitration to be held in San Jose, California, according to the rules of the American Arbitration Association.

INTELLECTUAL PROPERTY

     BFI has an exclusive worldwide license to use the CTT technology under the terms of a license agreement between BFI and STI, dated November 24, 1988, as amended by Addendum to License Agreement, dated May 19, 1994, and Second Addendum to License Agreement, dated November 18, 1996 (as amended, the "CTT License"). CTT, a measure of sensorimotor skills, is a critical component of the FACTOR 1000(R) system. The CTT License had an initial term of five years and provides for three additional five-year extensions upon notice given by BFI to STI. On November 18, 1993, BFI gave the first such notice of extension. The CTT License requires BFI to make quarterly royalty payments to STI of 8.5% of revenues directly related to CTT impairment testing of employees. Under the CTT License, the CTT technology is escrowed, and the escrow agent is instructed that, in the event STI is acquired, merged or its principal assets acquired, the CTT technology will be delivered to BFI unless the successor-in-interest agrees in writing to be bound by all obligations undertaken by STI pursuant to the CTT License. The CTT License provides that STI may use the FACTOR 1000(R) technology for research purposes, but any routine use would require payment of fees to BFI. If either party fails to fulfill its obligations under the CTT License, the other party may terminate the CTT License by giving 60 days' written notice of termination, and the CTT License will be terminated unless such obligations are fulfilled during such 60-day period. In addition, in the event of any adjudication of bankruptcy, appointment of a receiver, assignment for the benefit of creditors or levy of execution directly involving BFI, STI may terminate the CTT License by giving five days' written notice. Finally, any dispute relating to the interpretation or performance of the CTT License must be resolved at the request of either party through binding arbitration to be conducted in Los Angeles, California, under the rules of the American Arbitration Association.


     In addition to end-user licensing, the CTT License permits BFI to sublicense the CTT technology; provided that the sublicense agreement requires an initial payment to BFI (the "Initial Sublicense Fee") of at least $250,000 and an on-going royalty payment of 8.5% of revenues (the "Sublicense Royalty"). BFI must make payments to STI on such sublicensing arrangements as follows: (i) a royalty payment of 8.5% on $250,000 of the Initial Sublicense Fee and a royalty of 50% of any Initial Sublicense Fee in excess of $250,000; and (ii) a royalty payment equal to 50% of the Sublicense Royalty, which amount must be at least 4.25% of the gross contract revenue. The agreement also includes a minimum aggregate payment to STI of $150,000 over each three-year period (which aggregate amount may include fees paid to STI for consulting services), beginning with the three-year period commencing on January 1, 1997.

     The Company is totally dependent on maintenance of its CTT license to market the FACTOR 1000(R) system and is dependent on STI for product validation and expert witness testimony of STI's principals regarding aerospace and vehicle performance dynamics and stability and human operator dynamic response.


     In August, 1995, the Company entered into a sublicense agreement with SportsTrac to license sports-related applications of the FACTOR 1000(R) system during the term of the CTT License (expiring November 24, 2008 if all options to extend are exercised) at an initial fee of $1,000,000 and an on-going royalty equal to 8 1/2% of cash receipts from the sale or license of products or services containing the licensed technology, but not including any revenues from installation, maintenance, consulting, hardware sales or any other revenues not directly or indirectly related to such technology. SportsTrac was granted an exclusive, world-wide license to reproduce, manufacture, use and market the licensed technology solely for sports-related and sports entertainment applications. In respect of the SportsTrac sublicense, the Company paid to STI a royalty of $42,500 on the $500,000 portion of the initial fee which was subject to the STI royalty. The Company intends to explore other opportunities for sublicensing its technologies in businesses that the Company does not intend to pursue.


     In addition to other intellectual property rights, the Company has two federally registered trademarks: Performance Factors(R) and FACTOR 1000(R). See "Risks Factors -- Risks Related to Intellectual Property."

GOVERNMENTAL REGULATION

     The Telecommunications Act of 1996 eliminated government mandated barriers between local and long distance calling, cable television, broadcasting and wireless service. Consequently, local telephone companies, the traditional long distance carriers and cable television companies may now enter any of these markets to provide both local telephone and long distance service, as well as television programming. Such increased competition likely will change the infrastructure for implementing communications applications, such as voice and electronic messaging. See "Risk Factors -- Governmental Regulation."

     CCA is a "consumer reporting agency" subject to regulation under FCRA and must comply with all consumer credit disclosure requirements and protocols of FCRA. Additionally, several states have enacted statutes similar to FCRA, and at least four states require companies engaged in the background checking and investigative business to be licensed in order to conduct business in those states. Many states also regulate the type of information that can be made available to the public and impose conditions on the release of such information. In addition, privacy and consumer-rights advocates and federal regulators have become increasingly concerned with the use of personal information, particularly credit reports. Attempts have been made, and likely will continue to be made, by these groups to adopt new or more stringent federal and state regulations on the use of personal information. See "Risk
Factors -- Governmental Regulation."

RECENT FINANCINGS

     On December 1, 1994, BFI closed a bridge financing, pursuant to which it issued an aggregate of (i) $750,000 principal amount of secured promissory notes (the "December 1994 Notes"), secured by all of the assets of BFI, bearing interest at the rate of 12% per annum due and payable on April 1, 1997; and (ii) shares of BFI Common Stock, which are exchangeable for 112,500 restricted shares of Common Stock. Such shares of Common Stock are entitled to certain registration rights. See "Description of Capital Stock -- Registration Rights." Upon consummation of this Offering, all of the outstanding principal and accrued interest will be converted into Common Stock at a conversion price equal to the Offering Price, the security interest will be released, and the Company will issue warrants to purchase an aggregate of 37,500 shares of Common Stock at an exercise price of 120% of the Offering Price. The proceeds from the December 1994 Notes were used for general corporate purposes.

     On December 1, 1995, BFI closed a bridge financing, pursuant to which it issued an aggregate of (i) $350,000 principal amount of promissory notes (the "December 1995 Notes"), bearing interest from the date of issuance until due and payable on March 31, 1997 at a rate of 10% per annum, and at 18% per annum in the event of default, and (ii) shares of BFI Common Stock, which are exchangeable for 78,750 restricted shares of Common Stock. Such shares of Common Stock are entitled to certain registration rights. See "Description of Capital Stock -- Registration Rights." At the time the notes were issued, the notes were secured by the pledge of a promissory note of SportsTrac, payable to BFI. Subsequently, the SportsTrac Note was paid in full and the security interest securing the December 1995 Notes was terminated. Upon consummation of this Offering, the outstanding principal amount will be repaid, all accrued interest will be converted into Common Stock at a conversion price equal to the Offering Price, and the Company will issue warrants to purchase an aggregate of 26,250 shares of Common Stock at an exercise price of 120% of the Offering Price. The proceeds from the December 1995 Notes were used for general corporate purposes.

     On February 1, 1996, BFI closed a bridge financing, pursuant to which it issued an aggregate of (i) $315,000 principal amount of unsecured promissory notes (the "February 1996 Notes"), bearing interest from the date of issuance until due and payable on March 31, 1997 at a rate of 10% per annum, and at 18% per annum in the event of default, and (ii) shares of BFI Common Stock, which are exchangeable for 70,875 restricted shares of Common Stock. Such shares of Common Stock are entitled to certain registration rights. See "Description of Capital Stock -- Registration Rights." Upon consummation of this Offering, the outstanding principal amount will be repaid, all accrued interest will be converted into Common Stock at a conversion price equal to the Offering Price, and the Company will issue warrants to purchase an aggregate of 23,625 shares of Common Stock at an exercise price of 120% of the Offering Price. The proceeds from the February 1996 Notes were used for general corporate purposes.

     On May 17, 1996, BFI closed a bridge financing, pursuant to which it issued an aggregate of (i) $300,000 principal amount of unsecured promissory notes (the "May 1996 Notes"), bearing interest at a rate of 10% per annum, due and payable on March 31, 1997, and (ii) shares of BFI Common Stock, which are exchangeable for 67,500 restricted shares of Common Stock. Such shares of Common Stock are entitled to certain registration rights. See "Description of Capital
Stock -- Registration Rights." Upon consummation of this Offering, the outstanding principal amount will be repaid, all accrued interest will be converted into Common Stock at a conversion price equal to the Offering Price, and the Company will issue warrants to purchase an aggregate of 22,500 shares of Common Stock at an exercise price of 120% of the Offering Price. See "Description of Capital Stock -- Registration Rights." The proceeds from the sale of the May 1996 Notes were used for general corporate purposes.

     On November 5, 1996, BFI closed a bridge financing, pursuant to which it issued an aggregate of (i) $500,000 principal amount of unsecured promissory notes (the "November 1996 Notes"), bearing interest at 10% per annum, due and payable on the earlier of (a) March 31, 1997, or (b) the consummation of this Offering, and (ii) warrants exercisable to purchase 500,000 restricted shares of Common Stock at an initial exercise price of 120% of the Offering Price. The shares of Common Stock issued upon exercise of the warrants are entitled to certain registration rights. See "Description of Capital Stock -- Registration Rights." The proceeds from the November 1996 Notes were used to purchase director and officer liability insurance and to pay legal, accounting and other fees in connection with this Offering.

     The Company intends to use a portion of the proceeds of this Offering to repay $350,000 of the principal amount of the December 1995 Notes, $315,000 of the principal amount of the February 1996 Notes, $300,000 of the principal amount of the May 1996 Notes, and $500,000 of the principal amount and approximately $8,300 of accrued interest on the November 1996 Notes. See "Use of Proceeds."

LEGAL PROCEEDINGS AND PRODUCT LIABILITY INSURANCE

     BFI's impairment testing business exposes it to potential litigation by employees of companies using the FACTOR 1000(R) system if the employee's employment relationship is affected thereby, and claims by third parties who may be indirectly affected by the Company's services or products. Product and service liability insurance is expensive, to the extent it is available at all. BFI currently maintains general liability insurance in the amount of $1.0 million per policy year, which the Company intends to increase to $5.0 million per policy year in connection with the VPI Acquisition. See "Risk
Factors -- Product Liability Exposure; Litigation Risk; Limited Insurance."

EMPLOYEES


     As of December 31, 1996, BFI employed seven employees, and VPI employed 45 employees, all on a full-time basis. Upon consummation of the BFI Merger, the VPI Acquisition and the proposed CCA Merger, the Company will employ a total of 64 employees, all on a full-time basis. No employee is covered by a collective bargaining agreement, and management believes that its relations with its employees are good.

FACILITIES


     The Company's corporate offices occupy approximately 3,260 square feet of office space in Golden, Colorado, currently leased by BFI. This facility is leased pursuant to a lease agreement expiring December 31, 1998. Rent payments total $4,071 each month.


     VPI leases office space at various locations under five short-term leases ranging from month-to-month to one-year terms and totaling approximately 10,635 square feet. Total monthly office rental expense for all such offices is approximately $17,750. The Company believes that leased office space at market rates is readily available at all such locations.


     The Company believes its facilities are adequate for its current level of operations and that its facilities are adequately issued.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

     The following table sets forth certain information concerning persons (i) who are officers, directors and key employees of the Company and its subsidiaries and (ii) who will become directors of the Company prior to consummation of this Offering.


             NAME               AGE                       POSITION
------------------------------  ---    -----------------------------------------------
Esmond T. Goei................  45     Chairman, Chief Executive Officer, President
                                       and Director
Douglas S. Zorn...............  47     Executive Vice President, Chief Operating and
                                         Financial Officer, Treasurer, Secretary and
                                         Director
Linda K. Wackwitz.............  46     Vice President, General Counsel and Assistant
                                         Secretary
James S. Gillespie............  44     Vice President Sales and Director; President of
                                       Voice Plus, Inc.
Diane E. Nowak................  34     Vice President of Sales, Western Region, of
                                       Voice Plus, Inc.
Bradley J. Eickman............  31     Director of Operations of Voice Plus, Inc.
Kent H. Cossey................  51     President of CCA
William Brehm.................  52     Director Nominee
Gary L. Nemetz................  44     Director Nominee
Richard H. Williams...........  53     Director Nominee


     Directors are elected at the annual meeting of stockholders or may be appointed by the Board of Directors. Each director holds office until a successor is elected and qualified or the director resigns. The executive officers are appointed by the Board of Directors. The following is a brief summary of the recent background of each director, executive officer and significant employee of the Company.

     Esmond T. Goei. Mr. Goei has served as Chairman of the Board, President and Chief Executive Officer of the Company since its incorporation in October 1996. Mr. Goei has served as Chairman of the Board, President and Chief Executive Officer of BFI since December 1993. Mr. Goei is a General Partner of Transition Ventures I, L.P., a venture capital fund which he co-founded in October 1992. Mr. Goei also was the co-founder of Transtech Venture Management Pte. Ltd., an international venture capital management firm established in 1986, and co-founder of Transpac Capital Management Pte. Ltd. in 1989, a venture capital management firm established in 1989, of which he was Chief Executive Officer for North American operations until 1992. Mr. Goei currently serves as a director and Vice Chairman of YES! Entertainment Corp., an electronics toy company of which he was a co-founding investor in 1992 and which is listed on The Nasdaq National Market ("Nasdaq NMS"). From 1988 to 1995, Mr. Goei was a director of CliniCom, Inc., a patient care information systems company listed on Nasdaq NMS, which was sold in 1995 to HBO & Company. From 1987 to March 1995, Mr. Goei was a director of Centigram Communications Corporation, a voice messaging equipment company listed on Nasdaq NMS and VPI's largest supplier of voice processing equipment. Mr. Goei was also Chairman of the Board of Centigram for six years. From 1988 to 1994, Mr. Goei also was a director of TranSwitch Corp., a telecommunications semiconductor systems company listed on Nasdaq NMS.

     Douglas S. Zorn. Mr. Zorn has served as Executive Vice President Chief Financial and Operating Officer and Treasurer, Secretary and a director of the Company since its incorporation in October 1996. Mr. Zorn has served as Executive Vice President, Secretary and Treasurer and Chief Financial and Operating Officer of BFI since December 1993. From 1991 until he joined BFI, Mr. Zorn was Chief Financial Officer of Monterey Telecommunications Corporation, an OEM wireless switch manufacturer for Motorola, Inc. From 1983 to 1991, he was employed by Centigram where he last served as Vice President of Finance and Administration. Prior to joining Centigram, Mr. Zorn held various positions with Gould, Inc., a manufacturer of sophisticated logic test instruments, including Operation Controller of the Biomation Division. Mr. Zorn is a licensed certified public accountant.

     Linda K. Wackwitz. Ms. Wackwitz has served as Vice President, General Counsel and Assistant Secretary of the Company since its incorporation in October 1996 and has held the same positions with BFI since February 1996. From 1989 until she joined the Company, Ms. Wackwitz was a corporate and securities attorney with Davis, Graham & Stubbs LLP, a Denver, Colorado law firm.

     James S. Gillespie. Mr. Gillespie has been Vice President of Sales and a director of the Company since its incorporation in 1996 and continues as President of VPI. Mr. Gillespie was the founder of VPI and has served as President and Chief Executive Officer since VPI's incorporation in 1987. Mr. Gillespie was with Centigram from 1983 to 1986, during which time he held a number of positions, with his final position being Director of National Sales.

     Diane E. Nowak. Ms. Nowak has served as Vice President of Sales, Western Region, for VPI since July 1993. Ms. Nowak joined VPI in 1989 and has served as Senior Sales Executive (May 1990 to July 1991) and as Director of Major Accounts (July 1991 to July 1993). Ms. Nowak served as a director of VPI from November 1995 to September 1996.

     Bradley J. Eickman. Mr. Eickman has served as Director of Operations for VPI since November 1995. Prior to that time, Mr. Eickman served as Sales Manager (January 1994 to November 1995), Manager of Procurement and Quality Assurance (May 1992 to January 1994), Service Manager (July 1991 to May 1992) and Customer Support Manager (April 1990 to July 1991). Mr. Eickman served as a director of VPI from November 1995 to September 1996.

     Kent H. Cossey, President of C. C. & Associates ("CCA"). Mr. Cossey is a co-founder of CCA and has served as its President since CCA's incorporation in 1978. Upon the consummation of the proposed CCA Merger, CCA will become a wholly owned subsidiary of the Company, and Mr. Cossey will continue as CCA's President. Mr. Cossey is a retired police detective and received specialized training in drug use in the workplace, blue and white collar crime, surveillance, evidence collection and VIP security.


     William Brehm. Mr. Brehm will become a director of the Company upon the consummation of this Offering. Mr. Brehm served from 1994 to June 1995, and from October 1995 to present, as a director of BFI. From 1989 to 1995, Mr. Brehm was the Chief Executive Officer, and from 1988 to 1989, Mr. Brehm was President of CliniCom, Inc. From 1985 to 1987, he was President of Baxter Intermediate Systems Division, a healthcare information systems company. From 1984 to 1985, he was Executive Vice President and Chief Operating Officer of Health Information Systems, Inc., a healthcare information systems company.



     Gary L. Nemetz. Mr. Nemetz will become a director of the Company upon the consummation of this Offering. Mr. Nemetz has been a director of BFI since April 1996. In March 1995, Mr. Nemetz was a director of the Company. Mr. Nemetz served as a consultant to BFI from March 1995 to April 1996. Since 1984, Mr. Nemetz has served as President of Admiral Capital Corp., a private investment management firm. He is a general partner of Transition Capital Management Company and Transition Ventures I, L.P., a venture capital fund. Since 1984, Mr. Nemetz also has conducted a management consulting business and law practice through G.L. Nemetz, a Professional Corporation. Mr. Nemetz is a certified public accountant (inactive status). Since 1995, Mr. Nemetz has served as a director of YES! Entertainment Corp., which is listed on Nasdaq NMS.



     Richard H. Williams. Mr. Williams will become a director of the Company upon the consummation of this Offering. Mr. Williams has been a director of BFI since 1995. Mr. Williams is a technology investor and entrepreneur. From February 1996 through August 1996, he was a Senior Vice President of Informix Corp. Mr. Williams was President and Chief Executive Officer of Illustra Information Technology, Inc., from December 1993 until its acquisition by Informix in February 1996. From 1991 to 1992, Mr. Williams was an Executive Vice President of Novell, Inc., in charge of worldwide sales. From 1987 until its acquisition by Novell, he was President and Chief Executive Officer of Digital Research, Inc. For 22 years prior to joining Digital Research, Mr. Williams was employed by IBM Corporation, where his last positions were Vice President of the Data Systems Division and Vice President of the General Products Division.

BOARD COMMITTEES


     Upon completion of this Offering, the Board will have two standing committees, the Compensation Committee and the Audit Committee. The Compensation Committee will be responsible for reviewing the compensation of executives of the Company and recommending changes to the Board. The Compensation Committee also will administer the NHancement Technologies Inc. Equity Incentive Plan with respect to executives. The Compensation Committee will be composed of Messrs. Brehm, Nemetz and Williams.



     The Audit Committee will be responsible for meeting periodically with representatives of the Company's independent certified public accountants to review the general scope of audit coverage, including consideration of the Company's accounting practices and procedures and systems of internal controls, and will report to the Board with respect thereto. The Audit Committee also will recommend to the Board the appointment of the Company's independent auditors. The Audit Committee will be composed of Messrs. Nemetz and Williams.


EXECUTIVE COMPENSATION


     The following table, and the accompanying explanatory footnotes, include annual and long-term compensation information for services rendered in all capacities during the fiscal years ended December 31, 1993, 1994 and 1995, by
(i) the Company's Chief Executive Officer and (ii) the other most highly compensated executive officer of the Company at December 31, 1995, and an additional individual not serving as executive officer of the Company at December 31, 1995, who received compensation of at least $100,000 during fiscal year ended December 31, 1995 (collectively, the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE


                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                 ANNUAL COMPENSATION                     AWARDS
                                         -----------------------------------   --------------------------
                                                                OTHER ANNUAL   RESTRICTED     SECURITIES
                                                                COMPENSATION      STOCK       UNDERLYING
        NAME AND POSITION         YEAR   SALARY($)   BONUS($)       ($)        AWARD(S)($)    OPTIONS(#)
--------------------------------- ----   ---------   --------   ------------   -----------   ------------
Esmond T. Goei(1)(2)............. 1995   $ 108,000   $ 25,000     $     --(3)    $58,608(4)    168,750
  Chairman of the Board,          1994     108,000          0           --(3)         --            --
  President and Chief Executive
  Officer
Douglas S. Zorn(1)(2)............ 1995      90,000     25,000           --(3)     58,608(4)    140,625
  Executive Vice President,       1994      90,000          0           --(3)         --            --
  Secretary, Chief Operating
     Officer and Chief Financial
     Officer
James S. Gillespie(5)............ 1995     300,000    550,000           --(3)         --            --
  Vice President of Sales and     1994     142,750    550,000       53,684            --            --
  President of VPI                1993     113,464         --           --            --            --


---------------


(1) Data reflects compensation by BFI. In 1995, the Company and Messrs. Goei and Zorn orally agreed that future cash salary payments would be suspended until BFI had obtained sufficient funding to pursue a public offering of its securities. During the period of suspension, from April through December, Messrs. Goei and Zorn continued to pursue their respective duties in the interest of BFI. BFI compensated Mr. Goei and Mr. Zorn for their respective past salaries by issuing to each of them 87,475 shares of restricted stock.



(2) Messrs. Goei and Zorn joined BFI in December 1993, but received no compensation for the fiscal ended December 31, 1993.



(3) Perquisites do not exceed the lesser of $50,000 or 10% of the Named Executive Officer's total annual salary and bonus.



(4) Each of Messrs. Goei and Zorn had 87,475 shares of restricted stock, valued at $58,608 (based on $0.67 per share) as of December 31, 1995. Such shares are subject to the restrictions on transfer imposed by Rule 144.



(5) Data reflect compensation paid by VPI.

     It is anticipated that the BFI Board of Directors will award performance bonuses for 1996 to three executive officers in an aggregate amount up to $250,000, which amount is part of the $400,000 performance and retention bonuses for key employees to be paid out of the proceeds of this Offering.


EQUITY INCENTIVE PLAN


     Effective upon consummation of the BFI Merger, all outstanding options to purchase shares of BFI Common Stock will be exchanged for options to purchase an aggregate of 534,375 shares of Common Stock of the Company at a price per share equal to 80% of the Offering Price pursuant to the NHancement Technologies Inc. Equity Incentive Plan (the "Plan"). Additionally, the Company has authorized the issuance to certain VPI employees, upon consummation of the VPI Acquisition, of options to purchase an aggregate of 100,000 shares of Common Stock of the Company at fair market value on the date of grant pursuant to the Plan. Under the Plan, 976,500 shares of Common Stock have been reserved for issuance upon exercise of options and other stock rights granted to employees, officers, directors and consultants of the Company and any subsidiary of the Company. The Plan is administered by (i) the Compensation Committee of the Board of Directors with respect to grants to officers and employee directors of the Company, (ii) by the Board of Directors with respect to discretionary grants to non-employee directors and (iii) by the Employee Committee consisting of the Company's Chief Executive Officer with respect to all others (collectively, (i), (ii) and (iii) are referred to under this caption as the "Committee"). The Committee has full authority to administer the Plan, including the individuals to whom the grants are made, the exercise or purchase prices, the number of shares, the term and vesting schedules.



     Under the Plan, incentive stock options ("ISOs"), as defined in Section 422 of the Code may be granted to employees of the Company, and nonqualified stock options ("NSOs"), restricted stock awards and supplemental bonuses may be granted to employees, non-employee directors and consultants. ISOs granted under the Plan must have an exercise price of not less than 100% of the fair market value of the Common Stock on the date of grant and are exercisable for periods of up to 10 years from the date of grant (or, in the case of ISOs granted to holders of more than 10% of the voting power of the Company, must have an exercise price equal to 110% of the fair market value and are exercisable for a period of five years). NSOs may be granted at less than fair market value at the discretion of the Committee and are exercisable for periods of up to 10 years from the date of grant. The exercise price of options in cash, check, nonforfeitable shares of Common Stock, a recourse promissory note, any other consideration that the Committee may deem appropriate or any combination of the above payment methods.



     The Plan also provides for the automatic annual grant of an option to purchase 2,400 shares of Common Stock to each non-employee director. Each such option vests one-third on each of the first, second and third anniversary of the date of grant.



     The Plan also provides for the award of shares of restricted stock, which will be subject to certain restrictions as specified by the Committee, including continued employment or attainment of performance goals.



     Upon the occurrence of certain events, including a merger, liquidation or sale of substantially all of the assets of the Company, all outstanding options under the Plan automatically vest and restrictions on any restricted stock award automatically lapse and such shares of restricted stock become nonforfeitable.


STOCK OPTION INFORMATION

     The following table sets forth certain information concerning grants of stock options to the Named Executive Officers during the year ended December 31, 1995.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS
                                     ----------------------------------------
                                         NUMBER OF             % OF TOTAL
                                         SECURITIES        OPTIONS GRANTED TO    EXERCISE OR
                                     UNDERLYING OPTIONS       EMPLOYEES IN        BASE PRICE     EXPIRATION
               NAME                      GRANTED(1)             YEAR(2)          PER SHARE(3)       DATE
-----------------------------------  ------------------    ------------------    ------------    -----------
Esmond T. Goei.....................        168,750               43.2%              $ 3.20        11/02/2005
Douglas S. Zorn....................        140,625               36.0%              $ 3.20        11/02/2005

---------------

(1) The options are incentive stock options with vesting as follows: one-third of the shares vest immediately upon grant, and the remaining vest 1/24th per month over the next 24 months.

(2) Based on an aggregate of 390,936 options granted to employees in 1995, including options granted to the Named Executive Officers.

(3) The options were originally granted under the BFI Stock Option Plan at an exercise price of $.50 per share. In connection with the BFI Merger, the Company has assumed all of BFI's obligations under the BFI Stock Option Plan and will grant an option to purchase 5.625 shares of Common Stock of the Company (at an exercise price equal to 80% of the Offering Price) for every 10 shares of BFI Common Stock the optionee was entitled to purchase under the BFI Stock Option Plan. See "The Company -- Material Terms of the BFI Merger."

401(K) PROFIT SHARING PLAN


     VPI has a 401(k) profit sharing plan in which all qualifying employees with a minimum of 1,000 hours of service at year end are eligible to participate. Matching contributions are made at the discretion of the Board. VPI pays all fees to administer the plan.


BONUS PLAN


     In December 1996, the Board of Directors of the Company approved the 1997 Management and Company Performance Bonus Plan (the "Bonus Plan"), effective for the period from January 1, 1997 to December 31, 1997. The Bonus Plan is available to the Company's managers, senior vice presidents, chief executive officer and chief operating officer. The Company's actual net operating income and revenue, as compared to targets established under the Bonus Plan, will determine the percentage of annual base salary to be paid out as a bonus, with no bonus awarded unless the Company achieves at least 75% of budgeted income and 75% of budgeted revenues. The bonus percentage may be increased or decreased based on a participant's individual performance. The maximum bonus that may be earned is 200% of eligible base salary for each individual covered under the Bonus Plan, and the maximum aggregate bonus that the Company may award to all eligible individuals covered under the Bonus Plan is limited to 10% of the net income of the Company, calculated after tax liabilities and Bonus Plan payments. The Bonus Plan may be amended or terminated at any time by the Compensation Committee of the Board.


DIRECTORS' COMPENSATION

     Directors who are also employees of the Company are not separately compensated for serving on the Board of Directors. Non-employee Directors receive a fee of $1,000 per board meeting requiring personal attendance and a fee of $250 per telephonic Board meeting and committee meeting not part of, immediately preceding or following, a scheduled Board meeting and also are reimbursed for reasonable travel-related expenses for attendance at meetings.


     Pursuant to an Agreement dated October 16, 1995, the Company agreed to pay Burton Kanter, a non-employee director of BFI, $2,000 per month from October 1995 to June 1996 for his services as a director of BFI. In November 1995, Mr. Kanter received an NSO to purchase shares of BFI Common Stock, which is currently fully vested and will be exchanged for an NSO to purchase 42,188 shares of the Company's Common Stock, exercisable at a price per share equal to 80% of the Offering Price. In June 1996, Mr. Kanter also received shares of BFI Common Stock, which will be exchanged for 18,750 shares of the Company's Common Stock upon consummation of the BFI Merger. See "Certain Transactions."



     In connection with his election to the BFI Board in December 1995, Mr. Williams received an NSO to purchase shares of BFI Common Stock, which will be exchanged for an NSO to purchase 16,875 shares of the Company's Common Stock, exercisable at a price per share equal to 80% of the Offering Price. The option will vest 50% immediately and 50% one year from the date of such exchange.


     Additionally, the Company intends to grant to each of Messrs. Nemetz and Brehm NSOs to purchase 16,875 shares of Common Stock at a price per share equal to the fair market value on the date of grant, 50% percent of which will vest one year from the date of grant and 50% percent of which will vest on the second anniversary of the date of grant.

EMPLOYMENT AGREEMENTS


     The Company has three-year employment agreements with each of Esmond T. Goei, as Chairman of the Board of Directors, President and Chief Executive Officer of the Company, and Douglas S. Zorn, as Executive Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary of the Company. Each officer's current base salary is $135,000 per year, which may be adjusted from time to time by mutual agreement between each such officer and the Board of Directors. The agreements provide for an annual bonus to be paid to each officer pursuant to a written bonus plan to be approved by the Board of Directors. The agreements provide that each officer is entitled to reasonable expense reimbursements, four weeks paid vacation per year and participation in any of the Company's benefit and deferred compensation plans. Each of the officers also receives a $500 monthly car allowance. On the annual anniversary date of each agreement, the period of employment is extended automatically for one year unless the officer is notified in writing. The agreements also provide for payments in the event of termination prior to the end of the term, as follows: if the officer is terminated without cause, then base salary will be paid for the greater of two years or the balance of the term plus a bonus for each such year equal to the average bonus for the two preceding years; if the officer is terminated upon a change of control, then compensation equal to two times the sum of the base salary plus average bonus will be paid for one year. In the event of termination (except termination without cause), the officer is subject to a two-year non-competition agreement.


     The Company has a three-year employment agreement with James Gillespie, Vice President of Sales of the Company and President of VPI. Mr. Gillespie's agreement provides for a base salary of $150,000, annual sales commissions targeted to be approximately $200,000 and an annual bonus pursuant to a written bonus plan to be approved by the Board of Directors. The agreement provides that Mr. Gillespie is entitled to reasonable expense reimbursements, participation in any of the Company's benefit and deferred compensation plans, use of a company car or a monthly car allowance and annual paid vacation, consistent with the arrangements provided to the Company's senior management. Additionally, the agreement contains provisions for assignment of inventions and confidentiality and, in the event of termination, covenants not to compete, to solicit customers or to hire employees for two years. The agreement also provides that in the event of termination without cause or a material breach by the Company, Mr. Gillespie will receive his base salary and 50% of sales commissions for the duration of the term of the agreement and, in the event of a material breach by the Company, the two promissory notes in the aggregate principal amount of $1.5 million issued by the Company in consideration for VPI will be accelerated and immediately become due and payable. See "Certain Transactions."

     VPI has two-year employment agreements with each of Diane E. Nowak, Vice President of Sales, Western Region, of VPI, and Bradley J. Eickman, Director of Operations for VPI. Each of these employment agreements provides for a base salary of $65,000, sales commissions payable pursuant to an annual sales manager compensation plan and performance-based bonus payments. Both agreements also provide for reasonable expense reimbursements, participation in any of VPI's benefit plans, use of a car leased by VPI and annual paid vacation. Additionally, the agreements contain provisions for assignment of inventions and confidentiality and, in the event of termination, covenants not to compete, to solicit customers or to hire employees for two years. The Company has authorized
(i) the grant, to Ms. Nowak and Mr. Eickman, upon the consummation of the VPI Acquisition, of ISOs to purchase 50,000 and 35,000 shares of Common Stock, respectively, at a price per share equal to the fair market value on the date of grant, 50% of which will vest 18 months from the date of grant and 50% of which will vest on the second anniversary of the date of grant; and (ii) the payment to Ms. Nowak and Mr. Eickman of signing and retention bonuses in the amounts of $100,000 and $50,000, respectively, payable 50% upon the consummation of the VPI Acquisition and 50% six-months thereafter.

                              CERTAIN TRANSACTIONS


     In December 1994, BFI entered into a Secured Note and Warrant Purchase Agreement (as subsequently amended) with each of Messrs. Goei, Zorn and Williams and each of Admiral Capital Corporation, of which Mr. Nemetz has sole voting and investment power, and Walnut Capital Corp., of which Mr. Kanter (a director of BFI) is Chairman, for the purchase and sale of BFI's December 1994 Notes in the principal amounts of (i) $30,363, $27,500, $25,000, $100,000 and $25,000,
respectively, out of an aggregate original principal amount of $750,000, and
(ii) 0.2 shares of BFI Common Stock for each $1.00 of such portion of the original principal amount of the notes. The December 1994 Notes are secured by all of the assets of BFI and mature on April 1, 1997. Upon consummation of this Offering, all of the outstanding principal and accrued interest will be converted into Common Stock at a conversion price equal to the Offering Price (resulting in the issuance of 9,347, 8,678, 7,744, 30,083, 8,017 shares to Messrs. Goei, Zorn and Williams and to Admiral Capital Corporation and Walnut Capital Corp., respectively), the security interest will be released, and the Company will issue warrants to purchase 1,518, 1,375, 1,250, 5,000 and 1,250 shares of Common Stock at an exercise price of 120% of the Offering Price to Messrs. Goei, Zorn and Williams and to Admiral Capital Corporation and Walnut Capital Corp., respectively. See "Business -- Recent Financings."



     In April 1995, BFI accepted unsecured loans from Mr. Zorn and Walnut Capital Corp. in the principal amounts of $17,500 and $10,000, respectively, at a rate of interest of 12% per annum. BFI paid Mr. Zorn $15,000 during the second half of 1996 and the balance of the loans will be repaid upon the consummation of this Offering.



     In October 1995, BFI entered into an agreement, subsequently amended on July 16, 1996, with Mr. Kanter. Mr. Kanter agreed on behalf of Walnut Capital Corp. (i) to extend the maturity date of certain unsecured notes issued to Walnut Capital Corp. in the aggregate principal amount of $54,850, represented by five notes issued between January 29, 1992 and November 1, 1992 (the "1992 Notes"), and payment of accrued interest thereon until the earlier of December 31, 1996 or receipt by the Company of the proceeds of this Offering, (ii) to waive the default on the 1992 Notes (in return for recomputation of interest on the 1992 Notes on an annually compounded basis from the date each of the 1992 Notes was issued). As of January 1, 1997, the 1992 Notes remained unpaid. In return for such agreements and his past and continuing participation on BFI's Board of Directors, BFI (i) executed and delivered to Mr. Kanter a stock option to purchase 75,000 shares of BFI Common Stock, which subsequently was assigned to Windy City, Inc. and which will be exchanged for an option to purchase 42,188 shares of NHancement Common Stock, with an exercise price per share equal to 80% of the Offering Price; (ii) transferred to Mr. Kanter and a former director all of BFI's rights to invest in SportsTrac; (iii) transferred to Mr. Kanter and a former director all of BFI's 7 1/2% warrants in SportsTrac; and (iv) agreed to pay him a fee of $2,000 per month, plus reasonable expenses, in connection with his duties as a director. In July 1996, Mr. Kanter agreed to terminate his $2,000 per month director fees and, from that time forward, to be compensated on the same basis as other non-employee directors. See "Management -- Directors' Compensation."



     In May and June 1996, BFI issued 87,475 shares of BFI Common Stock to each of Messrs. Goei and Zorn in lieu of cash compensation. The aggregate value of these shares totaled $117,200, of which $110,000 was for payment of deferred compensation accrued in 1995. In June 1996, BFI issued 18,750 shares of Common Stock to Mr. Kanter as consideration for his special services as a director during 1995, paid out of compensation otherwise owing to Messrs. Goei and Zorn, in accordance with an agreement dated July 16, 1996 by and among BFI and Messrs. Goei, Zorn, Kanter and a former director of BFI.



     In November 1996, BFI entered into a Unit Subscription Agreement with each of VPI, Admiral Capital Corporation and Messrs. Goei and Zorn for the purchase and sale of BFI's units consisting of (i) unsecured promissory notes in the principal amounts of $50,000, $50,000, $35,000 and $100,000, respectively, and
(ii) warrants to purchase 50,000, 50,000, 35,000 and 100,000 shares, respectively, at an exercise price of 120% of the Offering Price. In January 1997, Mr. Zorn transferred to Mr. Williams notes in the principal amount of $25,000 and warrants to purchase 25,000 shares in exchange for Mr. Williams' payment to BFI of $25,000 and Mr. Zorn's receipt of an unsecured promissory note from BFI in the principal amount of $25,000. See "Business -- Recent Financings."

     Upon consummation of the VPI Acquisition, the Company will acquire all of the capital stock of VPI from Mr. Gillespie for total consideration valued at approximately $6,180,000, consisting of: $1,500,000 in two long-term notes in the principal amounts of $1,000,000 and $500,000, respectively, bearing interest at the medium-term United States Treasury Bill rate declared at the close of business on the maturity date or earlier payment date and maturing on the three-year anniversary of the date of issuance but payable earlier, dependent upon the future earnings of VPI, with fifty percent (50%) of VPI's pre-tax profits to be applied to pay principal and accrued interest on the $1,000,000 note quarterly, and $62,500 of principal and accrued interest to be paid on the $500,000 note in any quarter in which VPI is profitable, beginning 45 days after the close of the quarter in which this Offering is consummated; $2,400,000 in shares of Common Stock to be sold in this Offering and $2,280,000 in restricted shares of Common Stock (712,500 shares based on an assumed Offering Price of $4.00 per share). In the event of a material breach by the Company of the employment agreement with Mr. Gillespie, the two promissory notes will be accelerated and immediately become due and payable. See
"Management -- Employment Agreements." All such restricted shares will be subject to a lock-up agreement in favor of the Representative for 18 months following the consummation of this Offering with respect to 50% of the shares and 24 months following the consummation of this Offering with respect to the remaining 50% of the shares. Additionally, the Company has agreed to register 150,000 shares of Common Stock issued as consideration for VPI, one year after the consummation of this Offering, subject to satisfaction by VPI of certain 1997 performance criteria. See "Description of Capital Stock -- Registration Rights."

     In October 1996, the Company signed a letter of intent to acquire all of the outstanding stock of CCA in exchange for the issuance of 300,000 shares of Common Stock (based on an assumed Offering Price of $4.00 per share) to Mr. Cossey, the sole stockholder of CCA. Upon consummation of the proposed CCA Merger, Mr. Cossey will own approximately 7.2% of the outstanding shares of Common Stock.


     The Company believes that all of the transactions described under this "Certain Transactions" caption were on terms no less favorable to the Company than those that could have been obtained from unaffiliated parties. Future transactions, if any, between the Company and its officers, directors and holders of 5% or more of Common Stock and other affiliated parties, if any, will be for bona fide business purposes, on terms no less favorable than could be obtained from unaffiliated third parties, and will be approved by a majority of the Company's independent disinterested directors.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth certain information regarding beneficial ownership of Common Stock as of December 31, 1996, after giving effect to the BFI Merger, the VPI Acquisition and the proposed CCA Merger, by (a) each person known to the Company to own beneficially more than 5% of the Common Stock, (b) each of the Company's directors, director nominees and Named Executive Officers,
(c) all executive officers, directors and director nominees as a group and (d) the stockholder selling Shares in this Offering.



                                      SHARES                                        SHARES
                                    BENEFICIALLY  PRE-OFFERING      SHARES       BENEFICIALLY     POST-OFFERING
                                    OWNED PRE-     PERCENTAGE     SOLD IN THE        OWNED              %
        NAMES AND ADDRESSES          OFFERING     OWNERSHIP(1)     OFFERING      POST-OFFERING    OWNERSHIP(1)
        -------------------         ----------    ------------    -----------    -------------    -------------
James Gillespie.................... 1,312,500         53.0%         600,000          712,500           17.1%
198 Country Club Drive
Incline Village, Nevada 89451
Kent Cossey........................   300,000         12.1               --          300,000            7.2
838 Minnesota Avenue
San Jose, California 95,125
Esmond T. Goei.....................   161,523(2)       6.4               --          161,523(2)         3.8
c/o NHancement Technologies Inc.
1746 Cole Blvd., Suite 265
Golden, Colorado 80401
Douglas S. Zorn....................   148,676(3)       5.9               --          148,676(3)         3.5
c/o NHancement Technologies Inc.
1746 Cole Blvd., Suite 265
Golden, Colorado 80401
Gary L. Nemetz.....................    45,083(4)       1.8               --           45,083(4)         1.1
c/o Admiral Capital Corporation
2420 Sand Hill Road, Suite 101
Menlo Park, California 94025
Richard H. Williams................    23,787(5)       1.0               --           23,787(5)           *
P.O. Box 4281
721 Champagne Road
Incline Village, Nevada 89450
William H. Brehm...................    14,420            *               --           14,420              *
11400 Queensway
Theodore, Alabama 36582
Directors and executive officers as
  a group (7 persons).............. 1,722,865(6)      66.3%         600,000        1,122,865(6)        26.1%


---------------

*   Less than 1%


(1) Includes (i) shares of Common Stock issued in connection with the VPI Acquisition and the proposed CCA Merger, (ii) shares of Common Stock issuable upon the conversion of $450,000 of accrued interest on the December 1994 Notes, the December 1995 Notes, the February 1996 Notes and the May 1996 Notes, and (iii) shares of Common Stock issuable upon conversion of $750,000 of principal on the December 1994 Notes; all such shares of Common Stock are issuable upon the consummation of this Offering, except the shares to be issued upon consummation of the proposed CCA Merger.


(2) Includes 56,250 options that are presently exercisable or that will become exercisable within 60 days at an exercise price equal to $3.20 per share.

(3) Includes 46,875 options that are presently exercisable or that will become exercisable within 60 days at an exercise price equal to $3.20 per share.

(4) Includes 45,083 shares beneficially owned by Admiral Capital Corporation, as to which Mr. Nemetz has sole voting and investment power.



(5) Includes 8,438 options that are presently exercisable or that will become exercisable within 60 days at an exercise price equal to $3.20 per share.



(6) Includes 124,688 vested option shares exercisable at an exercise price of $3.20 per share.

                          DESCRIPTION OF CAPITAL STOCK

     The Certificate of Incorporation provides that the Company has the authority to issue up to 20,000,000 shares of Common Stock, $0.01 par value per share, and up to 2,000,000 shares of preferred stock, $0.01 par value per share ("Preferred Stock").

COMMON STOCK


     Prior to this Offering and after giving effect to the BFI Merger, the VPI Acquisition and the proposed CCA Merger, there were 2,466,950 shares of Common Stock issued and outstanding. The Certificate of Incorporation provides that holders of Common Stock are entitled to one vote for each share on all matters submitted to a vote of stockholders. The Certificate of Incorporation does not provide for cumulative voting. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election if they choose to do so.


     The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds, provided that no dividend may be paid on shares of Common Stock until all declared but unpaid dividends payable with respect to any outstanding Preferred Stock have been paid.

     Holders of Common Stock have no preemptive, subscription or redemption rights. All outstanding shares of Common Stock are, and the Common Stock offered hereby, upon issuance and sale, will be, fully paid and non-assessable. Upon the liquidation, dissolution or winding up of the Company, after payment of all debts and liabilities and after payment of the liquidation preferences of all shares of Preferred Stock then outstanding, the holders of the Common Stock are entitled to share ratably in all assets that are legally available for distribution.

PREFERRED STOCK

     Pursuant to the Certificate of Incorporation, the Company is authorized to issue "blank check" preferred stock, which may be issued from time to time upon authorization by the Board, without further approval of the stockholders. While providing flexibility in connection with possible acquisitions and other corporate purposes, such an issuance could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Common Stock at a premium or otherwise adversely affect the market price of the Common Stock.

WARRANTS

     Concurrently with the consummation of this Offering, the Company will issue warrants to purchase an aggregate of 110,000 shares of Common Stock to holders of the December 1994 Notes, the December 1995 Notes, the February 1996 Notes and the May 1996 Notes (collectively, the "Bridge Notes") (the "Bridge Warrants"), at an initial exercise price of 120% of the Offering Price per share (subject to adjustment upon certain events), exercisable during the 36-month period commencing one year from the effective date of the registration statement of which this Prospectus is a part (the "Effective Date").


     The Company has assumed BFI's outstanding warrants issued in connection with the November 1996 Notes (the "November Warrants"), exercisable to purchase an aggregate of 500,000 shares of Common Stock at an initial exercise price per share of 120% of the Offering Price (subject to adjustment upon certain events) during the 36-month period commencing one year from the Effective Date. The Company also has assumed outstanding warrants issued in July 1990, exercisable to purchase 514 shares of Common Stock at an exercise price of $188.80 per share, and outstanding BFI warrants to purchase 6,670 shares of Common Stock at an exercise price of $25.88 per share (collectively, the "Old Warrants").


     Neither the Bridge Warrants, the November Warrants nor the Old Warrants confer upon the holders of such warrants any voting or other rights of a stockholder of the Company. Shares of Common Stock issuable upon exercise of the Bridge Warrants, the November Warrants and the Old Warrants are subject to restrictions on transferability.

     The Company has agreed to sell to the Representative, for a purchase price of $100, a warrant to purchase 10% of the shares sold in this Offering at an exercise price equal to 120% of the Offering Price (the "Underwriter Warrant"). See "Underwriting."

CERTAIN CERTIFICATE OF INCORPORATION, BYLAW AND STATUTORY PROVISIONS AFFECTING STOCKHOLDERS

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless either (i) prior to the date at which the person becomes an interested stockholder the Board of Directors approves such transaction or business combination, (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of such transaction or (iii) the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent). An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock.
Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset-based transactions and other transactions resulting in a financial benefit to the interested stockholder.


     The Certificate of Incorporation includes a provision which gives the Board of Directors the authority to issue series of Preferred Stock with such voting rights and other provisions as the Board of Directors may determine and which may be deemed to have a potential anti-takeover effect in that it could be used to delay or prevent a change of control of the Company. Additionally, the Company is contemplating adopting certain other provisions in its Certificate of Incorporation and its Bylaws which may have the effect of delaying or preventing a change in control of the Company, including (i) a prohibition on the taking of stockholder action by written consent in lieu of a meeting, (ii) the requirement that a special stockholders' meeting may only be called by the Chairman of the Board, the Chief Executive Officer, the President, at the direction of the majority of the Board of Directors, or by the holders of at least ten percent of the outstanding shares of capital stock, (iii) authorization for the Board of Directors to consider factors other than the monetary interests of stockholders relating to certain proposed business transactions; (iv) the requirement that an affirmative vote of at least 66 2/3% of the voting power of the Company is required to amend certain provisions of the Certificate of Incorporation; and
(v) an advance notice procedure for stockholders to make nominations for candidates for election as directors.


     The Company has included in its Certificate of Incorporation and in its Bylaws provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the General Corporation Law of Delaware and (ii) indemnify its directors and officers to the fullest extent permitted by the General Corporation Law of Delaware, including circumstances in which indemnification is otherwise discretionary. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Company's Bylaws, Certificate of Incorporation or the Underwriting Agreement, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

TRANSFER AGENT AND REGISTRAR

     American Securities Transfer & Trust, Inc. will be the Transfer Agent and Registrar for the Common Stock.

REGISTRATION RIGHTS

  Common Stock


     Pursuant to a coordinated registration rights agreement (the "Coordinated Rights Agreement"), the Company has assumed the obligations of BFI to holders of BFI Common Stock issued in connection with, or issuable upon conversion of all or part of, the Bridge Notes and the November 1996 Notes and to holders of BFI Common Stock issued upon the November 1995 conversion of its Series A Convertible Preferred Stock, par value $.01 per share. See "Business -- Recent Financings." The Coordinated Rights Agreement provides for a maximum of two registrations on Form S-3 pursuant to a demand by the holders of at least 40% of all of the shares registrable under the agreement to register all or part of their shares, or a demand by one or more holders to register shares with a reasonably anticipated aggregate market value of at least $1,000,000, provided that Form S-3 is available, during the 24-month period commencing one year after the completion of this Offering.


     In connection with the VPI Acquisition, the Company has entered into a registration rights agreement covering the shares of Common Stock issued as consideration in the VPI Acquisition. The agreement provides for one demand registration on Form S-3 (provided Form S-3 is available) for the period of time ending on the 36-month anniversary of the Effective Date, subject to an agreement not to sell or otherwise dispose of the shares for the period commencing on the date of such agreement and ending 18 months after the Effective Date with respect to 50% of the shares and 24 months after the Effective Date with respect to all such shares. Additionally, the Company has agreed to register 150,000 shares of Common Stock issued as consideration for VPI, one year after the completion of this Offering, subject to satisfaction by VPI of certain 1997 performance criteria. See "Management -- Employment Agreements."

  Warrants

     The shares of Common Stock issuable upon exercise of the Bridge Warrants and the November Warrants are entitled to the rights granted in the Coordinated Rights Agreement.

     A majority of the holders of the Underwriter Warrant or the underlying shares of Common Stock issuable upon exercise of the Underwriter Warrant (the "Warrant Stock"), or both, may at any time within the period commencing 12 months after the Effective Date and ending five years after the Effective Date, demand one time only that the Company register the Underwriter Warrant or Warrant Stock and bear the costs of registration, except for the Underwriters' counsel fees and sales commissions. Additionally, if the Company, at any time during the period commencing 12 months after the Effective Date and ending five years after the Effective Date, registers any primary or secondary offering on a registration statement to be filed with the Commission, the holders of the Underwriter Warrant and the Warrant Stock will have the right to register all but not less than 20% of the Warrant Stock (subject to underwriter cutback), without cost to such holders except for their counsel fees and commissions.

                        SHARES ELIGIBLE FOR FUTURE SALE


     The market price for the Common Stock could be adversely affected by the availability of shares of Common Stock for sale or actual sales of substantial amounts of Common Stock by existing or future stockholders. Upon completion of this Offering, the 2,300,000 shares of Common Stock sold in this Offering will be freely tradeable without restriction or further registration under the Securities Act, by persons other than "affiliates" of the Company. Of the remaining shares of Common Stock, approximately 1,575,300 shares will be "restricted securities" within the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption contained in Rule 144. The approximately 300,000 shares to be issued to Mr. Cossey in connection with the proposed CCA Merger will not be "restricted securities," but will be subject to a lockup agreement and to certain volume and other limitations on sales contained in Rules 144 and 145. The holders of approximately 1,367,450 shares of Common Stock possess registration rights with respect to such shares. The Company's Chairman of the Board and Chief Executive Officer and affiliates and other officers, directors and key employees have agreed that, with respect to 50% of the shares of Common Stock held by them, for a period of 18 months from the date of this Prospectus, and with respect to the remaining 50% of the shares of Common Stock held by them, for a period of 24 months from the date of this Prospectus, they will not publicly offer, sell, contract to sell or otherwise publicly dispose of any such shares directly or indirectly owned by them without the prior written consent of the Representative. Following the expiration of such lock-up agreements, approximately 1,298,400 shares of Common Stock will become available for resale in the public market, subject to the volume limitations, holding periods and other restrictions of Rule 144. Additionally, as of December 31, 1996, 976,500 shares of Common Stock have been reserved for issuance under the Plan, 634,375 shares of which will be subject to outstanding options of BFI. See "Management." The Company also has agreed, in connection with this Offering, to grant a warrant to the Representative to purchase 230,000 shares of Common Stock at an exercise price equal to 120% of the Offering Price, together with certain registration rights relating to such shares. See "Underwriting" and "Description of Capital Stock."


                                  UNDERWRITING

     The underwriters named below (the "Underwriters"), represented by Chatfield Dean & Co. (the "Representative"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase from the Company and the Selling Stockholder an aggregate of 2,300,000 shares of Common Stock (with the number of shares of Common Stock that each Underwriter has agreed to purchase set forth opposite its name) at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of such shares if they purchase any.

                                                                                     NUMBER
                                   UNDERWRITERS                                     OF SHARES
----------------------------------------------------------------------------------  ---------
Chatfield Dean & Co...............................................................

                                                                                    ---------
          Total...................................................................  2,300,000
                                                                                    =========

     The Representative has advised the Company and the Selling Stockholder that the Underwriters initially propose to offer Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow
to selected dealers a concession of not more than $          per share; and the
Underwriters may allow, and such dealers may reallow, a concession of not more
than $          per share to certain other dealers. After this Offering, the offering price and other selling terms may be changed by the Representative. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part. The Representative has advised the Company that it intends to make a market in the Common Stock after the consummation of this Offering.

     The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase a maximum of 345,000 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial 2,300,000 shares to be purchased by the Underwriters. To the extent that the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with this Offering.


     The Company's Chairman of the Board and Chief Executive Officer and affiliates and other officers, directors and key employees have agreed, subject to certain limited exceptions, not to publicly sell or offer to sell or otherwise publicly dispose of any shares of Common Stock currently held by them, any right to acquire any shares of Common Stock or any securities exercisable for or convertible into any shares of Common Stock for a period of 18 months after the date of this Prospectus, with respect to 50% of the shares of Common Stock held by them, and for a period of 24 months, with respect to the remaining 50% of the shares of Common Stock held by them, without the prior written consent of the Representative. The Representative may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements.


     The Underwriting Agreement provides that the Company will indemnify the Underwriters and their controlling persons against certain liabilities, including civil liabilities under the Securities Act.

     The Representative has advised the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.


     The Company has agreed to sell to the Representative, for a purchase price of $100.00, a warrant to purchase shares of Common Stock at 120% of the Offering Price. The total number of shares of Common Stock that may be purchased on the exercise of the Underwriter Warrant will be equal to 10% of the number of shares sold in this Offering, excluding shares sold as part of the Over-Allotment Option. The Underwriter Warrant will be nonexercisable for a period of 12 months following the date of this Prospectus and will thereafter be exercisable during the next succeeding four-year period. During the term of the Underwriter Warrant, the Underwriters may transfer a portion or all of the Underwriter Warrant to such Underwriter's officers or partners.


     The Company has a financial consulting agreement with the Representative pursuant to which the Representative will provide the Company with services, including advising the Company in connection with possible acquisitions, stockholder relations (including the preparation of the annual report), long-term financial planning, corporate reorganization, expansion and capital structure and other financial assistance. The consulting agreement has a term of one year commencing at the completion of this Offering. The agreement states that the Representative will be paid a consulting fee of $65,000, $25,000 of which was paid upon execution of the agreement. The remaining $40,000 will be paid by the Company upon consummation of this Offering. See "Use of Proceeds."

     Prior to this Offering, there has been no public market for the Common Stock. Consequently, the Offering Price will be determined through negotiations among the Company and the Representative. Among the factors considered in such negotiations will be the history of, and prospects for, the Company and the industry in which it competes, an assessment of the Company's management, the Company's past and present operations and financial performance, its past and present earnings and the trend of such earnings, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the securities markets at the time of this Offering and the market prices of publicly traded common stocks of comparable companies in recent periods.

                                 LEGAL MATTERS

     The due authorization, valid issuance and non-assessability of the Shares offered hereby will be passed upon for the Company by the law firm of Davis, Graham & Stubbs LLP, Denver, Colorado. Certain legal matters will be passed on for the Underwriters by Dorsey & Whitney LLP, Denver, Colorado.

                                    EXPERTS

     The financial statements of NHancement Technologies Inc., formerly BFI, and VPI included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting. The report of NHancement Technologies Inc., formerly BFI, contains an explanatory paragraph regarding the Company's ability to continue as a going concern. The financial statements of CCA included in this Prospectus and in the Registration Statement have been audited by Meredith, Cardozo & Lanz LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission, a Registration Statement on Form SB-2 (the "Registration Statement") pursuant to the Securities Act, and the rules and regulations promulgated thereunder, with respect to the Shares being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference. The Registration Statement may be inspected and copied at the offices of the Commission at Judiciary Plaza Building, 450 Fifth Street, N.W., Washington, D.C. 20549; and its regional offices located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material, or any portion thereof, may be obtained from the Public Reference Section of the Commission, Judiciary Place, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains information regarding registrants' electronic filings with the Commission. The address of the Commission's Web site is http://www.sec.gov.

     The Company does not presently file reports and other financial information with the Commission. However, following completion of this Offering, the Company expects to make such filings and intends to furnish its stockholders with annual reports containing audited financial statements examined and reported upon by its independent certified public accountants and such interim reports, in each case, as it may determine to furnish or as may be required by law.

                         INDEX TO FINANCIAL STATEMENTS


PRO FORMA:
  NHANCEMENT TECHNOLOGIES INC. (FORMERLY BIOFACTORS, INC.), VOICE PLUS, INC. AND C.C.
     & ASSOCIATES:
     Unaudited Pro Forma Combined Balance Sheets as of September 30, 1996............  F-3.
     Unaudited Pro Forma Combined Statement of Operations for the nine months ended
      September 30, 1996.............................................................  F-4.
     Unaudited Pro Forma Combined Statement of Operations for the year ended December
      31, 1995.......................................................................  F-5.
     Unaudited Pro Forma Combined Statement of Operations for the year ended December
      31, 1994.......................................................................  F-6.
     Notes to Unaudited Pro Forma Combined Financial Statements......................  F-7.
HISTORICAL:
  NHANCEMENT TECHNOLOGIES INC. (FORMERLY BIOFACTORS, INC.):
     Report of BDO Seidman, LLP......................................................  F-10.
     Balance Sheets as of December 31, 1995 and September 30, 1996 (unaudited).......  F-11.
     Statements of Operations for the years ended December 31, 1994 and December 31,
      1995, for the period from inception (January 5, 1988) to December 31, 1995, and for the nine months ended September 30, 1995 and September 30, 1996 (unaudited)
      and for the period from inception to September 30, 1996 (unaudited)............  F-12.
     Statements of Stockholders' Deficit for the period from inception (January 5,
      1988) to December 31, 1995, and for the nine months ended September 30, 1996
      (unaudited)....................................................................  F-13.
     Statements of Cash Flows for the years ended December 31, 1994 and December 31,
      1995, for the period from inception (January 5, 1988) to December 31, 1995, and for the nine months ended September 30, 1995 and September 30, 1996 (unaudited)
      and for the period from inception to September 30, 1996 (unaudited)............  F-14.
     Summary of Accounting Policies..................................................  F-16.
     Notes to Financial Statements...................................................  F-19.
  VOICE PLUS, INC.:
     Report of BDO Seidman, LLP......................................................  F-28.
     Balance Sheets as of December 31, 1995 and September 30, 1996 (unaudited).......  F-29.
     Statements of Operations for the years ended December 31, 1994 and December 31,
      1995 and the nine months ended September 30, 1995 and September 30, 1996
      (unaudited)....................................................................  F-30.
     Statements of Stockholders' Equity for the years ended December 31, 1994 and
      December 31, 1995 and the nine months ended September 30, 1996 (unaudited).....  F-31.
     Statements of Cash Flows for the years ended December 31, 1994 and December 31,
      1995 and the nine months ended September 30, 1995 and September 30, 1996
      (unaudited)....................................................................  F-32.
     Summary of Accounting Policies..................................................  F-33.
     Notes to Financial Statements...................................................  F-35.
  C.C. & ASSOCIATES:
     Report of Meredith, Cardozo & Lanz LLP..........................................  F-40.
     Balance Sheet as of September 30, 1996..........................................  F-41.
     Statements of Operations for the years ended September 30, 1995 and September
      30, 1996.......................................................................  F-42.
     Statements of Stockholders' Equity for the years ended September 30, 1995 and
      September 30, 1996.............................................................  F-43.
     Statements of Cash Flows for the years ended September 30, 1995 and September
      30, 1996.......................................................................  F-44.
     Summary of Accounting Policies..................................................  F-45.
     Notes to Financial Statements...................................................  F-46

                          NHANCEMENT TECHNOLOGIES INC.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma combined financial statements and accompanying footnotes give effect (i) to the VPI Acquisition, simultaneous with the consummation of this Offering, accounted for as a purchase with the assets acquired and the liabilities assumed recorded at estimated fair values and, (ii) in a separate transaction expected to occur sometime after this Offering, the CCA Merger, accounted for as a pooling of interest.

     The accompanying pro forma combined financial statements as of September 30, 1996 and for the nine months ended September 30, 1996 and for the year ended December 31, 1995 illustrate the effect on the Company's financial position and results of operations of the VPI Acquisition and CCA Merger and, separately, the receipt and application of the net proceeds of this Offering. The accompanying unaudited pro forma balance sheet gives effect to the VPI Acquisition and the CCA Merger, as if they occurred as of September 30, 1996, and is based on the historical balance sheets of BFI, VPI and CCA as of that date included elsewhere herein. The pro forma combined statements of operations for the nine months ended September 30, 1996 and for the year ended December 31, 1995 are based on the historical statements of operations for those periods of BFI, VPI and CCA presented elsewhere in this Prospectus, except for CCA, whose 1995 results of operations are based on its historical year end of September 30, 1995 and whose nine month results are not presented elsewhere herein. These pro forma combined statements of operations assume the VPI Acquisition and the CCA Merger took place on January 1, 1995.

     The pro forma combined statement of operations for the year ended December 31, 1994 illustrates the effect of the CCA Merger on the results of operations of the Company as if the CCA Merger occurred January 1, 1994.

     The pro forma combined financial statements are not intended to be indicative of what the financial position or results of operations would have been had such transactions occurred at the beginning of the periods presented or to project the Company's results of operations or financial position in or for any future period. The pro forma financial statements are based on management's current estimate of the allocation of the purchase price for VPI. Actual allocations may differ.

     The accompanying unaudited pro forma combined financial statements should be read in connection with the historical financial statements of BFI, VPI and CCA included elsewhere in this Prospectus.

                          NHANCEMENT TECHNOLOGIES INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1996
                                 (IN THOUSANDS)

                                     ASSETS

                                                                                           PRO FORMA
                                               HISTORICAL            ------------------------------------------------------
                                        -------------------------      MERGER       COMBINED      FINANCING      COMBINED
                                          BFI       VPI      CCA     ADJUSTMENTS    COMPANIES    ADJUSTMENTS    AS ADJUSTED
                                        -------    ------    ----    -----------    ---------    -----------    -----------
CURRENT ASSETS:
  Cash and cash equivalents............ $    83    $1,479    $  9         (950)(a)   $   621       $   450 (f)    $ 4,842
                                                                                                     5,770 (g)
                                                                                                    (1,488)(h)
                                                                                                      (511)(i)
  Accounts receivable, net.............      29     1,666     153                      1,848                        1,848
  Inventories, net.....................      12       564      --      $   486 (a)     1,062                        1,062
  Prepaid expenses and other
     current assets....................     176        82      37                        295                          295
                                        -------    ------    ----                    -------                      -------
          Total current assets.........     300     3,791     199                      3,826                        8,047
Property and equipment, net............      44       276      47          135 (a)       502                          502
Excess of cost over net assets
  acquired.............................      --        --      --        5,979 (a)     5,979                        5,979
Other assets...........................      --        21      --                         21                           21
                                        -------    ------    ----                    -------                      -------
TOTAL ASSETS...........................     344     4,088     246                     10,328                       14,549
                                        =======    ======    ====                    =======                      =======
                                           LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term debt......................   2,064        --      --                      2,064           500 (f)         --
                                                                                                    (2,238)(h)
                                                                                                      (326)(i)
  Accounts payable.....................     396     1,436      12                      1,844                        1,844
  Accrued expenses.....................     896       981      50         (400)(a)     1,527          (217)(h)      1,125
                                                                                                      (185)(i)
  Deferred revenues....................      40     1,530      --                      1,570                        1,570
  Income taxes payable.................      --        --       6                          6                            6
  Deferred income taxes................      --        11      46                         57                           57
  Current portion of obligations under
     capital leases....................       5        --      --                          5                            5
                                        -------    ------    ----                    -------                      -------
          Total current liabilities....   3,401     3,958     114                      7,073                        4,607
Long-term debt.........................      --        --      --        1,500 (a)     1,500                        1,500
Deferred income taxes and other
  deferred credits.....................      --        --       1                          1                            1
STOCKHOLDERS' EQUITY
  Common Stock.........................       6        22       3           (6)(a)        25            17 (g)         44
                                                                                                         2 (h)
  Additional paid-in capital...........   5,314        --      --        4,664 (a)     9,978           (50)(f)     16,646
                                                                                                     5,753 (g)
                                                                                                       965 (h)
  Retained (deficit) earnings..........  (8,377)      108     128         (108)(a)    (8,249)                      (8,249)
          Total stockholders' equity
            (deficit)..................  (3,057)      130     131                      1,754                        8,441
                                        -------    ------    ----                    -------                      -------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY............................... $   344    $4,088    $246                    $10,328                      $14,549
                                        =======    ======    ====                    =======                      =======

                          NHANCEMENT TECHNOLOGIES INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1996
                                 (IN THOUSANDS)

                                                                                           PRO FORMA
                                               HISTORICAL            ------------------------------------------------------
                                        -------------------------      MERGER       COMBINED      FINANCING      COMBINED
                                          BFI       VPI      CCA     ADJUSTMENTS    COMPANIES    ADJUSTMENTS    AS ADJUSTED
                                        -------    ------    ----    -----------    ---------    -----------    -----------
Net sales.............................. $   757    $6,193    $747                    $ 7,697                      $ 7,697
Cost of goods sold.....................     108     3,900     463                      4,471                        4,471
                                        -------    ------    ----                    -------                       ------
          Gross margin.................     649     2,293     284                      3,226                        3,226
Research and development, selling and
  administrative expenses..............   1,406     1,820     289        448 (b)       4,060           38 (j)       4,098
                                        -------    ------    ----                    -------                       ------
                                                                          82 (c)
                                                                          15 (d)
Income (loss) from operations..........    (757)      473      (5)                      (834)                        (872)
Interest expense, net and other
  expenses (income)....................     438       (17)     --                        421         (430)(k)          (9)
                                        -------    ------    ----                    -------                       ------
Income loss before provision for
  (benefit for) income taxes...........  (1,195)      490      (5)                    (1,255)                        (863)
Provision for income taxes.............      --        90      (4)       (86)(e)          --                           --
                                        -------    ------    ----                    -------                       ------
Net income (loss)...................... $(1,195)   $  400    $ (1)                   $(1,255)                     $  (863)
                                        =======    ======    ====                    =======                       ======
Net income (loss) applicable to common
  stockholders.........................                                              $(1,255)                     $  (863)
Weighted average shares
  outstanding(l).......................                                                2,315                        3,069
Income (loss) per share applicable to
  common stockholders..................                                              $ (0.54)                     $ (0.28)

                          NHANCEMENT TECHNOLOGIES INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                                                           PRO FORMA
                                              HISTORICAL             ------------------------------------------------------
                                      ---------------------------      MERGER       COMBINED      FINANCING      COMBINED
                                        BFI       VPI      CCA(1)    ADJUSTMENTS    COMPANIES    ADJUSTMENTS    AS ADJUSTED
                                      -------    ------    ------    -----------    ---------    -----------    -----------
Net sales............................ $   451    $7,259    $1,076                    $ 8,786                      $ 8,786
Cost of goods sold...................     187     4,190       564                      4,941                        4,941
                                      -------    ------    ------                    -------                       ------
          Gross margin...............     264     3,069       512                      3,845                        3,845
Research and development, selling and
  administrative expenses............     884     2,783       389         598(a)       4,472           50(e)        4,522
                                      -------    ------    ------                    -------                       ------
                                                                         (201)(b)
Income (loss) from operations........    (620)      286       123          19(c)        (627)                        (677)
Interest expense, net and other
  expenses (income)..................     519       (30)       (1)                       488         (494)(f)          (6)
                                      -------    ------    ------                    -------
Income (loss) before provision for
  (benefit for) income taxes.........  (1,139)      316       124                     (1,115)                        (671)
Provision for income taxes...........      --       144        47        (191)(d)         --                           --
                                      -------    ------    ------                    -------                       ------
Net income (loss).................... $(1,139)   $  172    $   77                    $(1,115)                     $  (671)
                                      =======    ======    ======                    =======                       ======
Net loss applicable to common
  stockholders.......................                                                $(1,115)                     $  (671)
Weighted average shares
  outstanding(g).....................                                                  2,315                        2,755
Loss per share applicable to common
  stockholders.......................                                                $ (0.48)                     $ (0.24)

---------------

(1) CCA's fiscal year end is September 30.

                          NHANCEMENT TECHNOLOGIES INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994

                                 (IN THOUSANDS)

                                                                      HISTORICAL
                                                                   ----------------     PROFORMA
                                                                     BFI       CCA(1)   COMBINED
                                                                   -------     ----     -------
Net sales........................................................  $   374     $375     $   749
Cost of goods sold...............................................      469      208         677
                                                                   -------     ----     -------
  Gross margin (loss)............................................      (95)     167          72
Research and development, selling and administrative expenses....    1,802      217       2,019
                                                                   -------     ----     -------
Loss from operations.............................................   (1,897)     (50)     (1,947)
Interest expense, net and other expenses (income)................       86       (3)         83
                                                                   -------     ----     -------
Loss before benefit for income taxes.............................   (1,983)     (47)     (2,030)
Benefit for income taxes.........................................       --       (6)         (6)
                                                                   -------     ----     -------
Net loss.........................................................  $(1,983)    $(41)    $(2,024)
                                                                   =======     ====     =======

---------------

(1) CCA's fiscal year end is September 30th.

                          NHANCEMENT TECHNOLOGIES INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996

1. UNAUDITED PRO FORMA MERGER ADJUSTMENTS

     (a) Adjustments (i) to record the dividend payable to the shareholder of Voice Plus, Inc. ("VPI") from the available cash of VPI, and (ii) to reflect the purchase price paid for VPI as follows:

                                                                                 VPI(1)
                                                                               ----------
    CONSIDERATION
      Common Stock -- selling shares(2)......................................  $2,400,000
      Long-term notes........................................................  $1,500,000
      Common Stock(2)........................................................  $2,280,000
                                                                               ----------
              Total consideration............................................  $6,180,000
                                                                               ----------
    CALCULATION OF GOODWILL:
      Net assets acquired(3).................................................  $  751,200
      Dividend prior to Merger...............................................  $ (550,000)
                                                                               ----------
      Subtotal...............................................................  $  201,200
      Excess of cost over net assets acquired................................  $5,978,800
                                                                               ==========

---------------

     (1) accounted for as a purchase with the assets acquired and liabilities assumed recorded at estimated fair values.

     (2) 712,500 shares subject to lock-up agreements and 600,000 shares to be sold in this Offering by VPI shareholder.

     (3) net assets of $129,600 and an increase of estimated fair value of (i) inventories of $486,300 and (ii) fixed assets of $135,300. The increase in valuation of inventories is based on estimated selling prices less a reasonable profit allowance for installation and selling effort. The increase in valuation of fixed assets is based on physical counts valued at current replacement cost.

And (iii) subsequent to this Offering, to record the statutory merger of C.C. & Associates ("CCA") as a pooling-of-interests for 300,000 shares of NHancement Technologies Inc. Common Stock.

     (b) Adjustment to reflect the recording of estimated goodwill amortization resulting from the acquisition of VPI for the first nine months of 1996, based on a 10-year amortization period.

     (c) Adjustment to reflect the increase in the corporate overhead of the newly formed public company resulting from the renegotiation of the employment agreement of the key management employees of VPI and CCA.

     (d) Adjustment to reflect the depreciation expense for the first nine months of 1996 resulting from the recording of certain fixed assets of VPI at estimated fair values.

     (e) Adjustment to record the income tax effect of the pro forma operating adjustments and the pro forma tax provisions for VPI, which was organized as a Subchapter S corporation, effective January 1, 1996, and CCA, a Subchapter C corporation. The provision for income taxes on the unaudited combined financial statements has been eliminated due to application of the losses of BFI on a consolidated reporting basis.

2. UNAUDITED PRO FORMA OFFERING AND USE OF PROCEEDS ADJUSTMENTS

     (f) Adjustment to record the proceeds and costs associated with a bridge debt financing closed by the Company subsequent to the date of the pro forma financial statements presented herein.

     (g) Adjustment to reflect the sale of 2,300,000 shares of Common Stock to the public, of which 600,000 shares are selling shares with proceeds going to the shareholder of VPI, at an assumed Offering Price

                          NHANCEMENT TECHNOLOGIES INC.

of $4.00 per share, net of expenses and underwriting discounts and commissions and the Nonaccountable Expense Allowance and other offering expenses payable by the Company.

     (h) Adjustment to reflect the (i) repayment from the proceeds of this Offering of outstanding notes totaling $1.5 million, and (ii) the conversion of outstanding notes of $750,000 and accrued interest of $216,600 into 241,650 shares of Common Stock at an assumed Offering Price of $4.00 per share.

     (i) Adjustment to reflect repayment of unsecured notes and accrued interest thereon to certain shareholders.

     (j) Adjustment to reflect the effect of the recording Officers' and Directors' insurance expense for the first nine months of 1996.

     (k) Adjustment to reflect the reduction of interest expense resulting from the retirement of debt through the application of a portion of the net proceeds of this Offering.

     (l) The weighted average shares outstanding is based on the estimated number of shares of common stock and common stock equivalents of the BFI, VPI and CCA outstanding during the period, calculated as follows:

    Shares outstanding at December 31, 1995.......................                  93,225
    Cheap stock:
      Shares issued to note holders and management in 1996........   519,575
      Shares of common stock equivalents related to stock
         options..................................................   534,375
      Less shares assumed to be repurchased pursuant to the
         Treasury Stock method....................................  (445,060)      608,890
                                                                    --------
    Shares issued to VPI, including 600,000 selling shares........               1,312,500
    Shares issued to CCA..........................................                 300,000
                                                                                 ---------
              Total for combined companies........................               2,314,615
    Shares issued in this Offering to effect conversion and
      repayment of indebtedness...................................                 741,253
                                                                                 ---------
    Total for combined companies, as adjusted for debt conversion
      and repayment from the proceeds of this Offering............               3,055,867
                                                                                 =========

                          NHANCEMENT TECHNOLOGIES INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1.  UNAUDITED PRO FORMA MERGER ADJUSTMENTS

     (a) Adjustment to reflect recording of estimated goodwill amortization for 1995 resulting from the acquisition of VPI, based on a ten-year amortization period.

     (b) Adjustment to reflect the decrease in the corporate overhead of the newly formed public company resulting from the renegotiation of the employment agreements of the key management employees of VPI and CCA. Adjustment is based on signed employment agreements that will become effective upon completion of this Offering.

     (c) Adjustment to reflect the depreciation expense for 1995 resulting from the recording of certain fixed assets of VPI at estimated fair market values.

     (d) Adjustment to record the income tax effect of the pro forma operating adjustments and the pro forma tax provisions for VPI and CCA. The provision for income taxes on the unaudited combined financial statements has been eliminated due to application of the losses of BFI on a consolidated reporting basis.

2.  UNAUDITED PRO FORMA OFFERING AND USE OF PROCEEDS ADJUSTMENTS

     (e) Adjustment to reflect the effect of the recording Officers' and Directors' insurance expense for 1995.

     (f) Adjustment to reflect the reduction of interest expense resulting from the retirement of debt through the application of a portion of the net proceeds of this Offering.

     (g) The weighted average shares outstanding is based on the estimated number of shares of common stock and common stock equivalents of the BFI, VPI and CCA outstanding during the period, calculated as follows:

    Shares outstanding at December 31, 1995.....................                    93,225
    Cheap stock:
      Shares issued to note holders and management in 1996......   519,575
      Shares of common stock equivalents related to stock
         options................................................   534,375
      Less shares assumed to be repurchased pursuant to the
         Treasury Stock method..................................  (445,060)        608,890
                                                                  ---------
    Shares issued to VPI, including 600,000 selling shares......                 1,312,500
    Shares issued to CCA........................................                   300,000
                                                                                 ---------
              Total for combined companies......................                 2,314,615
    Shares issued in this Offering to effect conversion and
      repayment of indebtedness.................................                   440,025
                                                                                 ---------
    Total for combined companies, as adjusted for debt
      conversion and repayment from the proceeds of this
      Offering..................................................                 2,754,640
                                                                                 =========

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
and the Stockholders of
NHancement Technologies Inc.

     We have audited the accompanying balance sheet of NHancement Technologies Inc. (formerly BioFactors, Inc., a development stage company) as of December 31, 1995 and the related statements of operations, stockholders' deficit, and cash flows for the years ended December 31, 1994, 1995 and for the period from inception (January 5, 1988) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NHancement Technologies Inc. as of December 31, 1995 and the results of its operations and its cash flows for the years ended December 31, 1994, 1995 and for the period from inception (January 5, 1988) to December 31, 1995 in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying financial statements, the Company is a development stage company with significant losses to date and significant stockholders' deficit as of December 31, 1995. Further, the Company has a significant amount of notes and loans, which per their current terms, are due to be repaid in early 1997. These items and the additional factors discussed in Note 1 to the financial statements raise a substantial doubt about the ability of the Company to continue as a going concern. Management's plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                               BDO Seidman, LLP

San Francisco, California
April 19, 1996, except for Notes 10 and 11
which are as of November 5, 1996

                          NHANCEMENT TECHNOLOGIES INC.
                           (FORMERLY BIOFACTORS, INC.
                          A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                     ASSETS


                                                                    DECEMBER 31,     SEPTEMBER 30,
                                                                        1995             1996
                                                                    ------------     -------------
                                                                                      (UNAUDITED)
Current
  Cash (Note 8)...................................................   $   170,500       $    82,900
  Accounts receivable, net of allowance for doubtful accounts of
     $10,000 and $15,000..........................................        15,000            28,600
  Note receivable (Note 2)........................................       700,000                --
  Inventory.......................................................        13,900            12,700
  Prepaid expenses and other......................................        31,600             3,800
  Prepaid debt issuance and stock offering costs..................            --           172,100
                                                                     -----------       -----------
          Total current assets....................................       931,000           300,100
                                                                     -----------       -----------
Furniture and equipment...........................................       124,200           136,700
Less accumulated depreciation.....................................        65,600            92,500
                                                                     -----------       -----------
Furniture and equipment, net......................................        58,600            44,200
                                                                     -----------       -----------
                                                                     $   989,600       $   344,300
                                                                     ===========       ===========

                              LIABILITIES AND STOCKHOLDERS' DEFICIT

Current
  Accounts payable................................................   $   344,900       $   395,900
  Accrued liabilities.............................................       113,700            70,800
  Accrued professional fees.......................................        34,000           178,600
  Payroll related liabilities.....................................        87,100           244,700
  Deferred compensation to officers and stockholders (Note 7).....       110,000                --
  Deferred revenue (Note 2).......................................       724,700            40,100
  Accrued interest................................................       267,000           402,000
  Current portion of long-term debt (Notes 3 and 7)...............       742,400         2,068,800
                                                                     -----------       -----------
Total current liabilities.........................................     2,423,800         3,400,900
Long-term debt, net of current portion (Notes 3 and 7)............       774,200                --
                                                                     -----------       -----------
Total liabilities.................................................     3,198,000         3,400,900
                                                                     -----------       -----------
Commitments and contingencies (Note 6)
Stockholders' deficit (Notes 4 and 5)
  Preferred stock, $0.01 par value, 10,000,000 shares authorized,
     no shares issued and outstanding.............................            --                --
  Common stock, $0.01 par value, 10,000,000 shares authorized,
     93,200 and 612,800 shares issued and outstanding at December
     31, 1995 and September 30, 1996..............................         1,000             6,100
  Additional paid-in capital......................................     4,972,600         5,313,900
  Deficit accumulated during development stage....................    (7,182,000)       (8,376,600)
                                                                     -----------       -----------
Total stockholders' deficit.......................................    (2,208,400)       (3,056,600)
                                                                     -----------       -----------
                                                                     $   989,600       $   344,300
                                                                     ===========       ===========


     See accompanying summary of accounting policies and notes to financial statements.

                          NHANCEMENT TECHNOLOGIES INC.
                           (FORMERLY BIOFACTORS, INC.
                          A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                              INCEPTION                                   INCEPTION
                                                             (JANUARY 5,           NINE MONTHS           (JANUARY 5,
                                 YEARS ENDED DECEMBER 31,      1988) TO        ENDED SEPTEMBER 30,        1988) TO
                                 -------------------------   DECEMBER 31,   -------------------------   SEPTEMBER 30,
                                    1994          1995           1995          1995          1996           1996
                                 -----------   -----------   ------------   -----------   -----------   -------------
                                                                            (UNAUDITED)   (UNAUDITED)    (UNAUDITED)
Sales, including $300,000 and
  $700,000 from the sale of
  sublicense in 1995 and 1996
  (Notes 2 and 8)..............  $   373,700   $   450,700   $  1,471,600    $ 429,000    $   757,100    $  2,228,700
Cost of sales..................      469,100       186,400      1,571,200      162,000        108,300       1,679,500
                                 -----------   -----------    -----------    ---------    -----------     -----------
Gross profit (loss)............      (95,400)      264,300        (99,600)     267,000        648,800         549,200
                                 -----------   -----------    -----------    ---------    -----------     -----------
Operating expenses
  Research and development.....      326,600       214,500      2,157,200      184,700         74,300       2,231,500
  Selling, marketing and
     administrative (Notes 3
     and 7)....................    1,475,300       669,500      4,326,500      618,400      1,332,000       5,658,500
                                 -----------   -----------    -----------    ---------    -----------     -----------
Total operating expenses.......    1,801,900       884,000      6,483,700      803,100      1,406,300       7,890,000
                                 -----------   -----------    -----------    ---------    -----------     -----------
Loss from operations...........   (1,897,300)     (619,700)    (6,583,300)    (536,100)      (757,500)     (7,340,800)
                                 -----------   -----------    -----------    ---------    -----------     -----------
Other income (expense)
  Interest income..............           --            --         22,800           --             --          22,800
  Interest expense.............      (85,400)     (519,200)      (704,900)    (368,600)      (437,100)     (1,142,000)
  Other........................           --            --         83,400           --             --          83,400
                                 -----------   -----------    -----------    ---------    -----------     -----------
          Total other income
            (expense)..........      (85,400)     (519,200)      (598,700)    (368,600)      (437,100)     (1,035,800)
                                 -----------   -----------    -----------    ---------    -----------     -----------
          Net loss.............  $(1,982,700)  $(1,138,900)  $ (7,182,000)   $(904,700)   $(1,194,600)   $ (8,376,600)
                                 ===========   ===========    ===========    =========    ===========     ===========

     See accompanying summary of accounting policies and notes to financial statements.

                          NHANCEMENT TECHNOLOGIES INC.
                           (FORMERLY BIOFACTORS, INC.
                          A DEVELOPMENT STAGE COMPANY)

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                     CONVERTIBLE          COMMON STOCK
                                                   PREFERRED STOCK         PAR VALUE       ADDITIONAL
                                                ---------------------   ----------------    PAID-IN     ACCUMULATED
                                                SHARES      AMOUNT      SHARES    AMOUNT    CAPITAL       DEFICIT        TOTAL
                                                -------   -----------   -------   ------   ----------   -----------   -----------
Balance, inception (January 5, 1988)..........       --   $        --        --   $  --    $       --   $       --    $        --
Issuance of common stock for cash ($6.40 and
  $188.61 per share) in January and June 1989,
  respectively................................       --            --       100      --         5,000           --          5,000
Issuance of PFI Series A Preferred stock for
  cash ($188.61 per share) in June 1989.......    2,500       475,100        --      --            --           --        475,100
Issuance of PFI Series A Preferred stock
  ($188.61 per share) for cash and conversion
  of $280,000 of debt in May 1990.............    2,800       520,900        --      --            --           --        520,900
Issuance of PFI Series B Preferred stock for
  cash ($282.92 per share) in September
  1990........................................    3,900     1,100,000        --      --            --           --      1,100,000
Issuance of PFI Series C Preferred stock
  ($377.19 per share) for cash and conversion
  of $339,000 in debt in December 1991........    1,600       600,000        --      --            --           --        600,000
Net loss (inception to December 31, 1991).....       --            --        --      --            --    (2,923,300)   (2,923,300)
                                                -------   -----------   -------   -----    ----------   -----------   -----------
Balance, December 31, 1991....................   10,800     2,696,000       100      --         5,000    (2,923,300)     (222,300)
Net loss......................................       --            --        --      --            --      (393,400)     (393,400)
                                                -------   -----------   -------   -----    ----------   -----------   -----------
Balance, December 31, 1992....................   10,800     2,696,000       100      --         5,000    (3,316,700)     (615,700)
Issuance of PFI Series D Preferred stock for
  cash ($25.92 per share) in October 1993, net
  of offering costs of $25,000................   15,400       375,000        --      --            --           --        375,000
Net loss......................................       --            --        --      --            --      (743,700)     (743,700)
                                                -------   -----------   -------   -----    ----------   -----------   -----------
Balance, December 31, 1993....................   26,200     3,071,000       100      --         5,000    (4,060,400)     (984,400)
Issuance of PFI Series D Preferred stock in
  conversion of debt ($25.92 per share) in
  March 1994..................................   27,500       712,800        --      --            --           --        712,800
Issuance of PFI Series D Preferred stock for
  cash ($25.92 per share) in April 1994.......      400        12,500        --      --            --           --         12,500
Issuance of PFI Common stock upon conversion
  of debt and exercise of options.............       --            --     2,300      --        58,700           --         58,700
Issuance of BioFactors Series A Preferred
  stock upon conversion of PFI Common stock
  ($25.92 per share) in May 1994..............    2,300        58,700    (2,300)     --       (58,700)          --             --
Issuance of BioFactors Series A Preferred
  stock for cash ($96.00 per share) in August
  1994, net of offering costs of $97,500......    9,800       836,300        --      --            --           --        836,300
Issuance of warrants with notes payable in
  November and December 1994..................       --            --        --      --       158,000           --        158,000
Compensation related to grant of stock options
  in November 1994............................       --            --        --      --         7,200           --          7,200
Net loss......................................       --            --        --      --            --    (1,982,700)   (1,982,700)
                                                -------   -----------   -------   -----    ----------   -----------   -----------
Balance, December 31, 1994....................   66,200     4,691,300       100      --       170,200    (6,043,100)   (1,181,600)
Conversion of Series A Preferred to Common
  Stock.......................................  (66,200)   (4,691,300)   66,200     700     4,690,600           --             --
Issuance of Common stock in February 1995.....       --            --       300      --            --           --             --
Issuance of Common stock upon exercise of
  options in March 1995.......................       --            --       400      --         2,600           --          2,600
Issuance of warrants with notes payable in
  January through June 1995...................       --            --        --      --        92,000           --         92,000
Issuance of Common stock with notes payable in
  December 1995...............................       --            --    26,200     300        17,200           --         17,500
Net loss......................................       --            --        --      --            --    (1,138,900)   (1,138,900)
                                                -------   -----------   -------   -----    ----------   -----------   -----------
Balance, December 31, 1995....................       --            --    93,200   1,000     4,972,600    (7,182,000)   (2,208,400)
Issuance of Common stock with notes payable in
  January through June 1996 (unaudited).......       --            --   303,400   3,000       199,300           --        202,300
Issuance of Common stock in lieu of salaries
  and outside service fees in June 1996
  (unaudited).................................       --            --   216,200   2,100       142,000           --        144,100
Net loss (unaudited)..........................       --            --        --      --            --    (1,194,600)   (1,194,600)
                                                -------   -----------   -------   -----    ----------   -----------   -----------
Balance, September 30, 1996 (unaudited).......       --   $        --   612,800  $6,100    $5,313,900   $(8,376,600)  $(3,056,600)
                                                =======   ===========   =======   =====    ==========   ===========   ===========

     See accompanying summary of accounting policies and notes to financial statements.

                          NHANCEMENT TECHNOLOGIES INC.
                           (FORMERLY BIOFACTORS, INC.
                          A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS


                                                                   INCEPTION                                     INCEPTION
                                                                  (JANUARY 5,            NINE MONTHS            (JANUARY 5,
                                     YEARS ENDED DECEMBER 31,       1988) TO         ENDED SEPTEMBER 30,         1988) TO
                                    --------------------------    DECEMBER 31,   ---------------------------   SEPTEMBER 30,
                                       1994           1995            1995          1995           1996            1996
                                    -----------    -----------    ------------   -----------   -------------   -------------
                                                                                 (UNAUDITED)    (UNAUDITED)     (UNAUDITED)
Cash flows from operating
  activities
  Net loss......................... $(1,982,700)   $(1,138,900)   $(7,182,000)    $(904,700)    $(1,194,600)    $(8,376,600)
  Adjustments to reconcile net loss
    to net cash used in operating
    activities:
  Depreciation.....................      21,700         35,200         99,500        25,000          27,000         126,500
  Amortization of deferred
    revenue........................          --         24,700         24,700        26,500        (684,600)       (659,900)
  Amortization of discount and debt
    issue costs on notes payable...      26,300        241,200        267,500       223,700         202,300         469,800
  Compensation related to grant of
    stock options and common
    stock..........................       7,300             --          7,300         2,500          34,100          41,400
  Changes in assets and
    liabilities:
    Accounts receivable............     (45,700)        35,700        (15,000)       40,000         (13,600)        (28,600)
    Note receivable................          --             --             --            --         700,000         700,000
    Inventory......................      (5,100)        (2,900)       (14,000)      (12,300)          1,200         (12,800)
    Prepaid expenses and other.....     (15,300)        (7,600)       (31,600)        3,600          27,700          (3,900)
    Accounts payable and other
      current liabilities..........     443,800        294,100      1,031,200       330,200         445,300       1,476,500
                                    -----------    -----------    -----------     ---------     -----------     -----------
Net cash used in operating
  activities.......................  (1,549,700)      (518,500)    (5,812,400)     (265,500)       (455,200)     (6,267,600)
                                    -----------    -----------    -----------     ---------     -----------     -----------
Cash flows from investing
  activities
  Purchases of furniture and
    equipment......................     (55,600)       (27,700)      (165,300)      (13,000)        (12,500)       (177,800)
  Proceeds from the sale of
    furniture and equipment........          --             --         14,200            --              --          14,200
                                    -----------    -----------    -----------     ---------     -----------     -----------
Net cash used in investing
  activities.......................     (55,600)       (27,700)      (151,100)      (13,000)        (12,500)       (163,600)
                                    -----------    -----------    -----------     ---------     -----------     -----------
Cash flows from financing
  activities
  Prepaid debt issuance and stock
    offering costs.................          --             --             --            --        (172,100)       (172,100)
  Proceeds from sale of preferred
    stock..........................     946,300             --      3,423,300            --              --       3,423,300
  Preferred and common stock
    issuance costs.................     (97,500)            --       (122,500)           --              --        (122,500)
  Proceeds from sale of common
    stock..........................          --          2,500          7,500            --              --           7,500
  Proceeds from long-term
    convertible debt...............     375,300             --      1,399,300            --              --       1,399,300
  Proceeds from bank line of
    credit.........................          --             --         45,000            --              --          45,000
  Principal payments on bank line
    of credit......................          --             --        (45,000)           --              --         (45,000)
  Proceeds from long-term debt.....     429,600        623,500      1,615,000       314,400         670,000       2,285,000
  Repayment of long-term debt......     (40,000)       (29,300)      (170,900)       (5,500)       (117,800)       (288,700)
  Other............................     (12,900)        (4,800)       (17,700)           --              --         (17,700)
                                    -----------    -----------    -----------     ---------     -----------     -----------
Net cash provided by financing
  activities.......................   1,600,800        591,900      6,134,000       308,900         380,100       6,514,100
                                    -----------    -----------    -----------     ---------     -----------     -----------
Net increase (decrease) in cash....      (4,500)        45,700        170,500        30,400         (87,600)         82,900
Cash, beginning of period..........     129,300        124,800             --       124,800         170,500              --
                                    -----------    -----------    -----------     ---------     -----------     -----------
Cash, end of period................ $   124,800    $   170,500    $   170,500     $ 155,200     $    82,900     $    82,900
                                    ===========    ===========    ===========     =========     ===========     ===========
Supplemental data:
Interest paid...................... $        --    $     2,800    $     4,000     $   3,300     $    34,200     $    38,200
                                    ===========    ===========    ===========     =========     ===========     ===========


     See accompanying summary of accounting policies and notes to financial statements.

DISCLOSURE OF NON-CASH FINANCING AND INVESTING ACTIVITIES:

     During 1994, property and equipment totaling $15,800 were acquired with capital leases; accrued liabilities of $44,400 were added to principal on the bridge financing notes payable; and the Company converted $780,300 notes payable to Preferred Stock.

     In 1995, the Company received $700,000 of notes receivable as partial proceeds from the sublicense agreement, and the related revenue was deferred as of December 31, 1995 (see Note 2); accrued interest of $21,300 was added to the principal of the note payable to a vendor (see Note 3); and 66,200 shares, adjusted for the 3-for-4 merger exchange and the 1-for-24 reverse stock split, of the Company Series A Preferred Stock were converted to 66,200 shares of Common Stock (see Note 4).

     In 1996, the Company issued 178,700 shares of its Common Stock to three officers in lieu of cash compensation. The aggregate value of these shares totaled $119,700, of which $110,000 was for payment of deferred compensation accrued in 1994 (see Note 7).

                          NHANCEMENT TECHNOLOGIES INC.
                           (FORMERLY BIOFACTORS, INC.
                          A DEVELOPMENT STAGE COMPANY)

                         SUMMARY OF ACCOUNTING POLICIES

ORGANIZATION

     NHancement Technologies Inc., a Delaware corporation (NHancement), was incorporated in October 1996 as a holding company and successor to the business of BioFactors, Inc. (BFI), a Delaware corporation. Concurrently with the consummation of a proposed initial public offering (IPO) of the Company's common stock, which is expected to be in January 1997, BFI will merge with a subsidiary of NHancement whereupon BFI will be the surviving corporation and a wholly owned subsidiary of NHancement (BFI Merger). NHancement and its wholly owned subsidiary, BFI, are collectively referred to as "the Company" unless otherwise indicated by context. Also, concurrently with the consummation of the proposed IPO, the Company will acquire Voice Plus, Inc. (VPI), a California corporation, a systems integrator and national distributor of voice processing equipment, pursuant to a transaction by which VPI will merge with a subsidiary of the Company, whereupon VPI will be the surviving corporation and a wholly owned subsidiary of the Company (VPI Acquisition). The business of the Company will be conducted by its operating company subsidiaries, BFI and VPI (see Note 11).

     BFI was incorporated in April 1994 and is a successor corporation to Performance Factors, Inc. (PFI), a California corporation, incorporated in January 1988. In May 1994, pursuant to an Agreement and Plan of Merger (PFI Merger Agreement), PFI was merged with and into BFI, and BFI was the surviving corporation and continued the business of PFI. Accordingly, the accompanying financial statements include the accounts of PFI and BFI since the inception of the California corporation. Further, all per share amounts have been reflected as if converted to BFI Common Stock, based on the conversion formulas outlined in the PFI Merger Agreement and giving effect to a 1-for-24 reverse stock split effected in November 1995.

     In addition, all share amounts have been retroactively restated to give effect to a 3-for-4 exchange ratio in connection with the BFI Merger, except the stock option plan data which has not been restated (see Note 5).

BUSINESS

     The Company is a provider of productivity and security enhancement products and systems. To date, the Company has principally focused on the development for commercial implementation of a proprietary computerized testing system, FACTOR 1000(R), which measures human sensorimotor skills to determine an individual's performance readiness and fitness to perform, the development of supporting programs, raising capital, personnel recruitment and market analysis.

     The Company's FACTOR 1000(R) system is based upon the Critical Tracking Task (CTT) software, which is exclusively licensed from Systems Technology Inc.
(STI) in Hawthorne, California. CTT is a critical component of the FACTOR 1000(R) system and is protected under patents and copyrights held by STI. The Company is totally dependent on maintenance of its CTT license to market the FACTOR 1000(R) system, and is dependent on STI for product validation and expert witness testimony of STI's principals regarding aerospace and vehicle performance dynamics and stability, and human operator dynamic response. The license agreement with STI is effective through November 2008 and grants the Company the right to issue sublicenses during the term of the agreement (Note
2).

BASIS OF PRESENTATION

     The financial statements have been prepared in accordance with the provisions of Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises," which requires development stage enterprises to employ the same accounting principles as operating companies.

     The accompanying balance sheet as of September 30, 1996 and the statements of operations and cash flows for each of the nine months ended September 30, 1995 and 1996 have not been audited. However, in the opinion of management, they include all adjustments necessary for a fair presentation of the financial position and the results of operations for the periods presented. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of results to be expected for any future period.

REVENUE RECOGNITION

     Revenue is currently derived from two principal sources, direct sales and third-party sales into the commercial marketplace. The Company's only current product is the FACTOR 1000(R) system used in commercial applications to test "fitness for work" in safety sensitive jobs. The Company recognizes revenue on the sale of a FACTOR 1000(R) system when the system has been installed and the Company's related contractual training and support obligations are substantially complete.

     The Company recognizes other revenue based on the sublicense of the FACTOR 1000(R) system for the measurement and enhancement of on-field athletic performance (Note 2). The Company bills customers in accordance with the terms of the individual contracts. Billings in advance of the recognition of revenue are recorded as deferred revenue in the accompanying financial statements.

INVENTORY

     Inventory consists primarily of component parts, raw materials and finished goods and is valued at the lower of cost (first-in, first-out basis) or market.

FURNITURE AND EQUIPMENT

     Furniture and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets, generally three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or their estimated useful life. Maintenance and repairs are expensed as incurred, and improvements are capitalized.

RESEARCH AND DEVELOPMENT COSTS

     Research and development costs are expensed as incurred.

INCOME TAXES

     The Company uses the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred income tax assets and liabilities are recognized based on the temporary differences between the financial statement and income tax bases of assets, liabilities and carryforwards using enacted tax rates. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Company disclose the estimated fair values for its financial instruments for which it is practicable to estimate their values. The following methods and assumptions were used to estimate the fair value of each class of financial instruments:


          Note receivable -- Due to the terms of the note receivable, the Company is unable to estimate the fair value of such instrument.


          Long-term debt -- The aggregate carrying value of $1,516,600 at December 31, 1995, including the current portion, approximates the fair value because of the short-term maturities of these instruments.

NEW ACCOUNTING STANDARDS

     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of," requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This statement is effective for financial statements for fiscal years beginning after December 15, 1995. This statement had no effect on the 1996 interim financial statements, and management does not believe that it will have a material impact on the Company's financial statements for the year ended December 31, 1996.

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," established financial accounting and reporting standards for stock-based employee compensation plans and certain other transactions involving the issuance of stock. This statement is effective for financial statements issued for fiscal years beginning after December 15, 1995. The Company is in the process of analyzing the impact of this statement and anticipates adopting the provisions of the statement for the year ended December 31, 1996.

                          NHANCEMENT TECHNOLOGIES INC.
                           (FORMERLY BIOFACTORS, INC.
                          A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
           (INFORMATION FOR SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

1. DEVELOPMENT STAGE RISKS

     The Company is in the development stage and has not generated significant revenue or income from operations. The Company is completing development of its technology and is currently engaged in establishing its market. Commercial acceptance of the Company's product will have to occur in the marketplace before the Company can attain successful operations.

     The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, the Company as of September 30, 1996 has incurred recurring losses totaling $8,438,600 since inception, has a working capital deficit of $3,162,800 and a stockholders' deficit of $3,118,600. Further, the Company has a significant amount of notes and loans, which per their current terms, are due to be repaid in early 1997. Presently, the Company is attempting to raise capital through a proposed public offering; however, there can be no assurance that the Company will be successful in obtaining any additional financing through this offering or any other source or that financing will be available on acceptable terms. The Company's current business strategy is also dependent upon completing various proposed business acquisitions (see Note 11). If the Company is unable to raise additional funds when needed, and ultimately attain successful operations, it may be unable to support its projected growth and business acquisitions and may be required to defer for a period of time, or indefinitely, its current business plans.

     These factors raise a substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


2. NOTE RECEIVABLE



     In August 1995, the Company entered into a sublicense agreement (the Agreement) with SportsTrac, Inc., a company whose chief executive officer is a minority stockholder and former executive officer of the Company. The Agreement provides for the exclusive, world-wide sublicense of sports and on-field-athletic-performance related uses of the FACTOR 1000(R) system, through November 2008. As consideration for the sublicense, the Company received $300,000 in cash and a $700,000 non-interest bearing note payable in two equal installments in March 1996 and July 1996. The Company has recognized $300,000 in revenue during 1995 and $700,000 for the nine months ended September 30, 1996. In addition, the Company is entitled to royalties at 8.5% of cash receipts from the sale of products or services containing the licensed technology.

                          NHANCEMENT TECHNOLOGIES INC.
                           (FORMERLY BIOFACTORS, INC.
                          A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                   DECEMBER
                                                                     31,        SEPTEMBER 30,
                                                                     1995           1996
                                                                  ----------    -------------
    Notes payable related to bridge financing secured by all
      assets of BFI, no monthly installments, stated interest at
      12%, effective interest at 21%, maturity date at April 1,
      1997, as amended(1).......................................  $  750,000     $   750,000
    Notes payable related to bridge financing, secured by a
      promissory note from a sublicensee, no monthly
      installments, stated interest at 10%, effective interest
      at 21%, maturity date at March 31, 1997, as
      amended(2)(7).............................................     300,000         350,000
    Notes payable related to bridge financing, unsecured, no
      monthly installments, stated interest at 10%, effective
      interest at 25%, maturity date at March 31, 1997, as
      amended(3)(7).............................................          --         315,000
    Notes payable related to bridge financing, unsecured, no
      monthly installments, stated interest at 10%, effective
      interest at 30%, maturity date at March 31, 1997, as
      amended(4)(7).............................................          --         300,000
    Notes payable to stockholders, unsecured, no monthly
      installments, interest ranging from 10% to prime plus 2%
      (10.5% and 10.25% at December 31, 1995 and September 30,
      1996), unsecured, maturity dates at earlier of various
      dates during 1996 or closing date of proposed public
      offering(5)...............................................     321,500         326,500
    Note payable to a vendor for unpaid royalties under
      licensing agreement, unsecured, monthly installments of
      $7,500 through August 1996, interest at prime plus 3%
      (11.5% at December 31, 1995)..............................      62,700              --
    Other, including $38,000 to former BFI officer(6)...........      82,400          27,300
                                                                  ----------     -----------
                                                                   1,516,600       2,068,800
    Less current portion........................................     742,400       2,068,800
                                                                  ----------     -----------
                                                                  $  774,200     $        --
                                                                  ==========     ===========

     The aggregate principal maturities of long-term debt as of December 31, 1995 are as follows:

   YEAR ENDING
   DECEMBER 31,                                                                   TOTAL
   ------------                                                                ----------
      1996...................................................................  $  742,400
      1997...................................................................     774,200
                                                                               ----------
                                                                               $1,516,600
                                                                               ==========

---------------

(1) In December 1994, BFI entered into a Secured Note and Warrant Purchase Agreement (the Agreement) with the Purchasers named therein. BFI authorized the issuance of secured promissory notes in the aggregate principal amount of $750,000. Accrued interest totaled $90,600 and $160,900 as of December 31, 1995 and September 30, 1996, respectively.


    In March 1996, BFI and a majority of the Purchasers entered into an amendment to the Agreement. The amendment provided that, upon the closing of the IPO, note holders would receive, at no additional cost, two shares of BFI Common Stock (the "Additional Shares") for each $10 of the original principal balance of the notes. In May 1996, BFI accelerated the issuance of the Additional Shares and issued

                          NHANCEMENT TECHNOLOGIES INC.
                           (FORMERLY BIOFACTORS, INC.
                          A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


    112,500 shares to the Purchasers in respect of the Agreement. BFI recorded $75,000 of debt issue costs in 1996, based on the estimated fair value of $0.67 per share. In October 1996, BFI and a majority of the purchasers entered into another amendment to the Agreement. The amendment provides that, upon consummation of an IPO, the outstanding principal and all accrued interest on the notes will be converted into the Company's Common Stock at a conversion price equal to the price per share to the public of the Common Stock sold in the IPO (IPO price). In addition, upon the closing of the IPO, note holders would receive at no additional cost a warrant to purchase 50 shares of BFI Common Stock for each $1,000 of the outstanding principal balance of the note held by such holder at an exercise price equal to 120% of the IPO price.


(2) In December 1995, BFI entered into a Secured Note and Stock Purchase Agreement (the "December 1995 Agreement") with the Purchasers named therein. BFI authorized the issuance of secured promissory notes (the "Notes") in the aggregate principal amount of $350,000 of which $300,000 was received as of December 31, 1995. In connection with the issuance of the Notes, BFI issued an aggregate of 26,200 shares of BFI Common Stock and recorded $17,500 of debt issue costs in 1995, based on the estimated fair value of $0.67 per share. Accrued interest totaled $1,600 and $27,700 as of December 31, 1995 and September 30, 1996, respectively.

    In March 1996, BFI and a majority of the Purchasers entered into an amendment (the "Amendment") to the December 1995 Agreement. Pursuant to the Amendment, upon closing of the proposed bridge loan, note holders would receive, at no additional cost, two shares of BFI Common Stock (the "Additional Shares") for each $10 of the original principal balance of the Notes. In May 1996, BFI accelerated the issuance of the Additional Shares and issued 52,500 shares to the Purchasers pursuant to the Amendment. BFI recorded $35,000 of debt issue costs in 1996, based on the estimated fair value of $0.67 per share.

(3) In February 1996, BFI authorized the issuance of unsecured promissory notes in the aggregate principal amount of $315,000 pursuant to an Unsecured Note and Stock Purchase Agreement (the "February 1996 Agreement"). In connection therewith, BFI issued an aggregate of 70,900 shares of BFI Common Stock and recorded $47,300 of debt issue costs in 1996, based on the estimated fair value of $0.67 per share.

(4) In May 1996, BFI authorized the issuance of unsecured promissory notes in the aggregate principal amount of $300,000 pursuant to a Unit Subscription Agreement (the "May 1996 Agreement"). In connection therewith, BFI issued an aggregate of 67,500 shares of BFI Common Stock and recorded $45,000 of debt issue costs, based on the estimated fair value of $0.67 per share.

(5) Accrued interest on these notes totaled $147,100 and $184,400 as of December 31, 1995 and September 30, 1996, respectively.

(6) In March 1996, BFI and a former BFI officer and current minority stockholder entered into a Settlement Agreement under which BFI agreed to pay the former BFI officer $75,000 in complete settlement of all claims, including $38,000 in principal amount of unsecured notes and related accrued interest of approximately $13,000. The amount of settlement in excess of the principal and accrued interest was charged to administrative expenses for the year ended December 31, 1995.

(7) In October 1996, BFI and the note holders entered into an amendment to each of the December 1995, February 1996 and May 1996 Agreements, pursuant to which, in the event the IPO is consummated prior to March 31, 1997, the principal of each such note will be paid in full by the proceeds of the IPO and all accrued interest through the IPO closing date will be converted into the Company's Common Stock at the IPO price. The amendments also provide that upon the closing of the IPO, the Company will issue to each note holder, at no cost, a warrant to purchase 75 shares of the Company's Common Stock for each $1,000 of the original principal amount of the notes at an exercise price equal to 120% of the IPO price.

                          NHANCEMENT TECHNOLOGIES INC.
                           (FORMERLY BIOFACTORS, INC.
                          A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4. STOCKHOLDERS' EQUITY

     In May 1994, pursuant to the PFI Merger Agreement, each share of Series A, B, and C Preferred Stock and each share of Series D Preferred Stock of PFI was converted into .05 and .41 shares, respectively, of Series A Preferred Stock of BFI. In addition, each share of PFI Common Stock was converted into .05 shares of BFI Common Stock.

     At December 31, 1994, BFI had 66,200 shares (giving effect to the reverse stock split and the 3-for-4 BFI Merger exchange as mentioned below) of its Series A Preferred Stock issued and outstanding. All outstanding shares of BFI Series A Preferred Stock at December 31, 1994 were fully paid and non-assessable. Holders of BFI Series A Preferred Stock had the right to convert, at any time, some or all of their shares into fully paid and non-assessable shares of BFI's Common Stock. In July 1995, holders of the BFI Series A Preferred Stock consented to such conversion, and accordingly, all shares of BFI Series A Preferred Stock were converted into the same amount of fully paid non-assessable shares of BFI Common Stock.

     Pursuant to an amendment to the Certificate of Incorporation approved by BFI's Board of Directors and stockholders effective November 1995 (the Charter Amendment), BFI is authorized to issue 10,000,000 shares of Common Stock, $0.01 par value per share, and 10,000,000 shares of Preferred Stock, $0.01 par value per share. As provided in the Charter Amendment, each 24 shares of BFI's Common Stock issued and outstanding were reclassified into one share of BFI Common Stock. Accordingly, all references in the financial statements to share amounts, per share amounts and stock option plan data have been restated to reflect this 1-for-24 reverse stock split.

     The Charter Amendment also provides that Preferred Stock may be issued from time to time as a class or in one or more series and that BFI's Board of Directors is authorized to determine, for a class or each series of Preferred Stock, the number of shares, dividend rate, terms of redemption, conversion privilege and voting rights. As of September 30, 1996, no BFI Preferred Stock was issued and outstanding, and no series of BFI Preferred Stock had been designated.

     The financial statements have been retroactively restated to give effect to the 3-for-4 exchange ratio in connection with the anticipated BFI Merger (see
Note 11.) Accordingly, all references in the financial statements to share amounts and per share amounts have been adjusted to reflect the BFI Merger exchange, except the BFI stock option plan data which has not been restated (Note 5).

     In connection with the issuance of $750,000 notes in December 1994, $350,000 notes in December 1995, and $315,000 of notes in February 1996 and $300,000 in May 1996 (see Note 3), BFI issued to the note holders an aggregate of 329,600 shares of BFI Common Stock. The Company recorded $220,800 of debt issue costs in 1996 based on the estimated fair market value of $0.67 per share.

5. STOCK OPTIONS AND WARRANTS

  Stock Options

     BFI's Stock Option Plan adopted in February 1994 (the Plan), which is administered by the Board of Directors, provides for the granting of 1,302,000 stock options. Upon consummation of the BFI Merger, the stock options outstanding under BFI's plan will be regranted by the Company, and will be subject to the terms of the plan the Company intends to adopt. Options granted may be either incentive stock options, as defined in the Internal Revenue Code, or non-qualified options. The stock options are exercisable over a period determined by the Board of Directors of BFI, but no longer than ten years after the date of grant. Incentive stock options must have an exercise price of not less than fair market value of the Common Stock on the date of grant (or, for incentive stock options granted to a person holding more than 10% of the voting power of BFI, options must have an exercise price equal to 110% of the fair market value, and be exercisable for a period of

                          NHANCEMENT TECHNOLOGIES INC.
                           (FORMERLY BIOFACTORS, INC.
                          A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

five years). The aggregate fair value of the Common Stock subject to options granted to an optionee that are exercisable for the first time by an optionee during any calendar year may not exceed $100,000. Options generally expire three months following termination of employment. BFI recorded compensation expense related to grants and exercise of stock options of $7,200 in 1994 and $2,600 in 1995.

     The following table summarizes transactions pursuant to the Plan:

                                                                                  OPTION
                                                                 NUMBER            PRICE
                                                                OF SHARES        PER SHARE
                                                                ---------     ---------------
    Options outstanding at December 31, 1993..................       893       $37.68-$141.36
      Granted.................................................    34,367       $ 4.80-$ 24.00
      Canceled................................................      (271)             $ 24.00
      Exercised...............................................    (3,021)      $19.44-$ 24.00
                                                                 -------       --------------
    Options outstanding at December 31, 1994..................    31,968       $ 4.80-$141.36
      Granted.................................................   875,000              $  0.50
      Canceled................................................   (31,438)      $ 4.80-$141.36
      Exercised...............................................      (530)             $  4.80
                                                                 -------       --------------
    Options outstanding at December 31, 1995..................   875,000              $  0.50
      Granted.................................................    75,000              $  0.50
                                                                 -------       --------------
    Options outstanding at September 30, 1996.................   950,000              $  0.50
                                                                 =======       ==============
    Options available for grant at September 30, 1996.........   352,000                   --
    Options exercisable at September 30, 1996.................   492,639              $  0.50
                                                                 =======       ==============

     The total number of options granted in 1995 consisted of non-statutory options to purchase 250,000 shares and incentive stock options to purchase 625,000 shares. Incentive stock options to purchase 75,000 shares were granted in 1996.

     Pursuant to the BFI Merger agreement, the Company will grant options to purchase 5.625 shares of the Company's Common Stock at an exercise price equal to 80% of the IPO price for every 10 shares of BFI Common Stock the optionee was entitled to purchase under the Plan (see Note 11). At September 30, 1996, after giving effect to the BFI Merger agreement, the total number of shares to be purchased for options outstanding is 534,375, and the number of shares for options available for grant is 442,125.

  Warrants

     In connection with previous financings, BFI issued warrants to acquire 7,184 shares of Common Stock at $25.92 per share, which have been assumed by NHancement in connection with the BFI Merger. Therefore, 7,184 shares of Common Stock are reserved for issuance upon conversion of outstanding Common Stock warrants.

     In December 1994, BFI entered into a Secured Note and Warrant Purchase Agreement with various individuals for notes with an aggregate principal amount of $750,000 (see Note 3). Under this Agreement, BFI issued warrants to purchase up to an aggregate of 7,800 shares of its Common Stock at a purchase price of $96.00 per share (250,000 shares at $3.00 per share prior to the 1-for-24 reverse stock split and the 3-for-4 BFI Merger exchange discussed elsewhere herein). At the issuance, the warrants were valued by BFI at an estimated fair market value of $250,000. This amount was recorded in additional paid-in capital ($158,000 in 1994 and $92,000 in 1995). These warrants were subsequently canceled pursuant to the amendment to the Agreement entered into in March 1996.

     In October 1996, BFI and a majority of the holders of the December 1994, December 1995, February 1996 and May 1996 notes entered into amendments to the respective note agreements, pursuant to

                          NHANCEMENT TECHNOLOGIES INC.
                           (FORMERLY BIOFACTORS, INC.
                          A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

which, upon the closing of an IPO, the Company will issue to each note holder a warrant to purchase Common Stock at an exercise price equal to 120% of the IPO price. The aggregate number of shares of Common Stock to be issued upon exercise of these warrants is approximately 109,900 (see Note 3).

6. COMMITMENTS AND CONTINGENCIES

     The Company's impairment testing business exposes it to potential litigation (i) by employees of companies using the FACTOR 1000(R) system if the employee's employment relationship is affected thereby and (ii) by third parties who may be indirectly affected by the Company's services or products. Products and service liability insurance is expensive, to the extent it is available at all. The Company currently maintains general liability insurance in the amount of $1.0 million per policy year, which the Company intends to increase to $5.0 million per policy year in connection with the VPI Acquisition.

     The Company leases its office space under a non-cancelable lease agreement which expires in December 1998. The Company also leases certain office equipment under operating lease agreements which terminate on various dates through 1999. Future minimum commitments under these leases are as follows:

YEAR ENDING
DECEMBER 31,
------------
   1996.......................................................  $ 62,000
   1997.......................................................    61,000
   1998.......................................................    60,000
   1999.......................................................    10,000
                                                                --------
                                                                $193,000
                                                                ========

     Rent expense for its office lease for the years ended December 31, 1995 and 1994 was $29,600 and $37,100, respectively. Rent expense for the nine months ended September 30, 1996 and 1995 was $41,000 and $22,500, respectively.

     The Company's product is based on licensed technology. Accordingly, the Company is required to pay a royalty of up to 8.5% of sales of the related product. The license agreement also provides for a minimum aggregate payment over each three-year period of $150,000. In addition, the Company's license permits the sublicense of the CTT technology and requires that the Company make payments to its licensor on such sublicensing arrangements as follows: (i) a royalty payment of 8.5% on up to $250,000 of the initial sublicense fee and 50% of any sublicense fee in excess of $250,000; and (ii) a royalty payment equal to 50% of the sublicense fee, which amount must be at least 4.25% of the sublicensee's gross contract revenue. The Company's ability to sell its product is dependent on the continuation of this license.

     The Company has entered into employment agreements with two officers that provide for specified severance payments should the Company terminate the executive's employment with the Company, other than for cause. The amount to be paid is two years' base salaries and bonuses.

7. RELATED PARTY TRANSACTIONS


     During the years 1991 through 1994, BFI borrowed approximately $415,800 in aggregate from three stockholders. The notes are unsecured and have maturity dates at the earlier of various dates in 1996 and 1997 or the closing of the IPO. As of December 31, 1995 and September 30, 1996, the principal balance was $321,500 and $326,500, respectively, and accrued interest was $147,100 and $184,400, respectively (see Note 3).

                          NHANCEMENT TECHNOLOGIES INC.
                           (FORMERLY BIOFACTORS, INC.
                          A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     During the years 1992 and 1993, BFI borrowed approximately $38,000 from a former BFI officer. These notes were unsecured and were originally due on demand. In March 1996, BFI and the former officer entered into a Settlement Agreement under which BFI agreed to pay the former officer $75,000 in complete settlement of all claims, including $38,000 in principal amount of unsecured notes and the related accrued interest of approximately $13,000 (see Note 3).

     In November 1994, BFI borrowed a total of $55,000 from various BFI officers. The notes were unsecured and were due on December 14, 1994. The terms of the notes provided for an interest rate at 12% per annum. In addition, BFI borrowed $50,000 from a director of BFI. The note was unsecured and due December 14, 1994. The terms of the note provided for an interest rate of 12% per annum. In December 1994, notes totaling $55,000 from various officers and $50,000 from a director of BFI were converted into notes issued pursuant to the Secured Note and Warrant Purchase Agreement dated December 1, 1994. The notes are secured by the unencumbered assets of BFI and, as amended, have a maturity date of April 1, 1997 (see Note 3).

     In June 1996, BFI issued an aggregate of 178,700 shares of its Common Stock to three of its officers in lieu of cash compensation; and, in June 1996, BFI issued an aggregate of 37,500 shares to two of its directors for services rendered. These shares are valued at $0.67 per share. In connection therewith, $110,000 was accrued as deferred compensation to officers as of December 31, 1995, and the Company recorded an additional $9,700 of compensation expense and $25,000 of outside service fees in 1996.

     On November 5, 1996 two of BFI's officers purchased $135,000 in total of unsecured promissory notes pursuant to Unit Subscription Agreements (see Note
10).

8. CONCENTRATION RISK

     The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and accounts receivable. The Company places its cash with high quality financial institutions. At December 31, 1995 and periodically throughout the year, the Company maintained a balance in one bank account in excess of the federally insured limit of $100,000. The Company's accounts receivable are unsecured and are due from customers located across the United States. The Company performs on-going credit evaluations of its customers' financial conditions and establishes an allowance for doubtful accounts based upon the credit risk of specific customers, historical trends and other information.

     Various customers accounted for more than 10% of total net sales for the years ended December 31, 1995 and 1994 as follows:

                                  CUSTOMER                             1995       1994
        -------------------------------------------------------------  ----       ----
        A............................................................   68%        --
        B............................................................   --         30%
        C............................................................   --         22
        D............................................................   --         14
        E............................................................   --         13
                                                                       ===        ===

9. INCOME TAXES

     From its inception, the Company has generated losses for both financial reporting and tax purposes. As of December 31, 1995, the Company's net operating losses for federal income tax purposes were approximately $6 million, and expire between the years 2003 and 2010. For state income tax purposes, as of December 31, 1995, the Company had net operating loss carryforwards of approximately $1.5 million for the State of California and $2.5 million for the State of Colorado, which expire in 1997 and in years between 2008 and

                          NHANCEMENT TECHNOLOGIES INC.
                           (FORMERLY BIOFACTORS, INC.
                          A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

2010, respectively. The Company files its income tax returns on the cash basis; this creates the primary differences between the Company's net operating losses for financial reporting and tax purposes. The combined Federal and state tax benefit of the net operating loss carryforwards was approximately $2.2 million as of December 31, 1995.

     This deferred tax asset has been offset completely by a valuation allowance since management cannot determine that it is more likely than not that the deferred tax asset can be realized. The use of such net operating loss carryforwards will be subject to annual limits if the Company has incurred an "ownership change." In general, an ownership change occurs if, during any three-year test period, the aggregate of all increases in percentage ownership by stockholders is more than 50%.

10. PRIVATE PLACEMENT DEBT OFFERING

     On November 5, 1996, BFI closed a $500,000 debt offering pursuant to Unit Subscription Agreements, dated as of October 3, 1996, by and among BFI and certain Purchasers, for the sale of an aggregate of 10 units, each unit consisting of (i) an unsecured promissory note in the principal amount of $50,000, with stated interest at 10%, no monthly installments and a maturity date of March 31, 1997, and (ii) a warrant to purchase 50,000 shares of BFI common stock at an exercise price of 120% of the IPO Price, with a provision to prevent dilution in connection with the BFI Merger (see Note 11).

11. ACQUISITIONS AND MERGER TRANSACTIONS

     On October 30, 1996, NHancement entered into an Agreement and Plan of Merger which provides for the merger, concurrently with the IPO, of a wholly owned subsidiary of NHancement with and into BFI, whereupon BFI will be the surviving corporation and a wholly owned subsidiary of NHancement, and the exchange of shares of NHancement Common Stock for all the issued and outstanding common stock of BFI, in a ratio of three shares of Common Stock for every four shares of BFI common stock. Pursuant to the BFI Merger agreement, NHancement will assume (i) the obligations of BFI's outstanding stock options, by which assumption the optionee will have the right to purchase 5.625 shares of NHancement Common Stock for every 10 shares of BFI common stock the optionee could have purchased prior to the BFI Merger at an exercise price per share equal to 80% of the IPO Price, (ii) the obligations of BFI's issued and outstanding warrants in accordance with their terms, and (iii) the obligations of the Registration Rights Agreement dated as of September 1, 1996, and NHancement will undertake to issue to certain holders of BFI notes, warrants to purchase an aggregate of 109,900 shares of NHancement's Common Stock, exercisable one year from the close of the IPO at an exercise price of 120% of the IPO Price. The consummation of the BFI Merger is contingent upon BFI stockholder approval, the registration statement filed in connection with the IPO having been declared effective, and the VPI Merger having been scheduled to close concurrently with the IPO (see below).

     On October 25, 1996, the Company entered into an Agreement and Plan of Merger which provides for the merger, concurrently with the IPO, of a wholly-owned subsidiary of the Company with and into VPI whereupon VPI will be the surviving corporation and a wholly-owned subsidiary of the Company, and the exchange of (i) the Company's unsecured promissory note in a principal amount of $1,000,000, bearing interest at the medium term T-bill rate, due on the third anniversary of the consummation of the merger, (ii) the Company's unsecured promissory note in a principal amount of $500,000, bearing interest at the medium term T-bill rate, due on the third anniversary of the consummation of the merger, and (iii) shares of NHancement Common Stock with a market value of $4,680,000 (of which, shares valued at $2,400,000 will be sold in the proposed IPO, and the remainder of the shares are subject to restrictions on transferability under the Security Act of 1933 and pursuant to a lock-up agreement with the underwriter of IPO), for all the issued

                          NHANCEMENT TECHNOLOGIES INC.
                           (FORMERLY BIOFACTORS, INC.
                          A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

and outstanding common stock of VPI. The consummation of the VPI Acquisition is contingent upon the registration statement filed in connection with the proposed IPO having been declared effective. The Agreement terminates, without liability, if the merger shall not have been consummated prior to March 31, 1997. In connection with the VPI Acquisition, the Company entered into a three-year employment agreement with the president and sole stockholder of VPI, pursuant to which the Company will pay a base salary of $150,000 per year, commissions of approximately $200,000 per year and an annual performance based bonus. The employment agreement provides that, if the Company materially breaches the agreement or terminates the employee without "cause," the Company will continue to pay base salary and 50% of the commissions for the duration of the term and, in the event of a material breach by the Company, the two promissory notes will be accelerated and immediately become due and payable.

     In October, 1996, the Company entered into a letter of intent, which provides for the merger of a wholly owned subsidiary of the Company, with and into Cossey-Capozzi, Inc. (CCA), whereupon CCA will be the surviving corporation and a wholly-owned subsidiary of the Company, and the exchange of shares of Common Stock with a market value of $960,000 (which shares are subject to restrictions on transfer pursuant to a lock-up agreement) for all of the issued and outstanding common stock of CCA. The consummation of the merger is contingent upon the receipt of approval from the California Commissioner of Corporations. The letter of intent terminates, without liability, if the merger shall not have been consummated prior to March 31, 1997.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
and the Stockholders of
Voice Plus, Inc.

     We have audited the accompanying balance sheet of Voice Plus, Inc. as of December 31, 1995, and the related statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Voice Plus, Inc. as of December 31, 1995, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                            BDO Seidman, LLP

San Francisco, California
April 19, 1996, except for notes 10 and 11
which are as of November 26, 1996

                                VOICE PLUS, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                                                          SEPTEMBER 30,
                                                                        SEPTEMBER 30,         1996
                                                       DECEMBER 31,         1996            PRO FORMA
                                                           1995            ACTUAL           (NOTE 9)
                                                       ------------     -------------     -------------
                                                                         (UNAUDITED)       (UNAUDITED)
Current
  Cash and cash equivalents (Note 7).................   $  457,400       $ 1,478,800       $ 1,478,800
  Accounts receivable, less allowance for doubtful
     accounts of $25,000 and $35,000 in 1995 and
     1996............................................    1,363,300         1,665,600         1,665,600
  Inventories........................................      324,600           564,500           564,500
  Prepaid expenses and other.........................       38,800            82,300            82,300
  Deferred income taxes (Note 3).....................       68,300                --                --
                                                        ----------        ----------       -----------
          Total current assets.......................    2,252,400         3,791,200         3,791,200
                                                        ----------        ----------       -----------
Property and equipment, net (Note 1).................      168,500           275,700           275,700
                                                        ----------        ----------       -----------
Other assets.........................................       17,400            21,500            21,500
                                                        ----------        ----------       -----------
                                                        $2,438,300       $ 4,088,400       $ 4,088,400
                                                        ==========        ==========       ===========
                   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
  Line of credit (Note 2)............................   $       --                --                --
  Deferred revenues..................................      816,100         1,530,300         1,530,300
  Accounts payable...................................      665,300         1,435,800         1,435,800
  Accrued expenses...................................      174,800           117,700           117,700
  Commissions payable................................      119,600           142,400           142,400
  Accrued compensation and benefits (Note 5).........       99,500           321,100           321,100
  Dividends payable..................................           --           400,000           950,000
  Deferred income taxes (Note 3).....................           --            11,500            11,500
                                                        ----------        ----------       -----------
          Total current liabilities..................    1,875,300         3,958,800         4,508,800
                                                        ----------        ----------       -----------
Commitments and contingencies (Notes 4, 5, 7, 10 and 11)
Stockholders' equity (deficit)
  Common stock, no par -- 100,000 shares authorized,
     96,000 and 91,000 shares issued and outstanding
     in 1995 and 1996 (Note 6).......................       72,000            22,000            22,000
  Retained earnings (deficit) (Note 10)..............      491,000           107,600          (442,400)
                                                        ----------        ----------       -----------
          Total stockholders' equity (deficit).......      563,000           129,600          (420,400)
                                                        ----------        ----------       -----------
                                                        $2,438,300       $ 4,088,400       $ 4,088,400
                                                        ==========        ==========       ===========

     See accompanying summary of accounting policies and notes to financial statements.

                                VOICE PLUS, INC.

                            STATEMENTS OF OPERATIONS

                                                                                  NINE MONTHS
                                               YEARS ENDED DECEMBER 31,        ENDED SEPTEMBER 30,
                                               ------------------------    --------------------------
                                                  1994          1995          1995           1996
                                               ----------    ----------    -----------    -----------
                                                                           (UNAUDITED)    (UNAUDITED)
Net revenues.................................  $6,698,600    $7,258,900    $ 5,485,400    $ 6,193,300
Cost of revenues.............................   4,197,700     4,190,100      3,082,800      3,900,300
                                               ----------    ----------     ----------     ----------
Gross profit.................................   2,500,900     3,068,800      2,402,600      2,293,000
                                               ----------    ----------     ----------     ----------
Marketing and selling........................   1,010,400     1,242,800        942,400      1,147,700
General and administrative, including
  $550,000 of officer bonuses in 1994 and
  1995.......................................   1,228,800     1,540,300      1,011,000        672,600
                                               ----------    ----------     ----------     ----------
          Total operating expenses...........   2,239,200     2,783,100      1,953,400      1,820,300
                                               ----------    ----------     ----------     ----------
Income from operations.......................     261,700       285,700        449,200        472,700
Interest and other, net......................      20,500        30,600         15,600         17,300
                                               ----------    ----------     ----------     ----------
Income before income taxes...................     282,200       316,300        464,800        490,000
Income taxes (Note 3)........................     134,000       144,500        212,300         89,700
                                               ----------    ----------     ----------     ----------
          Net income.........................  $  148,200    $  171,800    $   252,500    $   400,300
                                               ==========    ==========     ==========     ==========
Pro forma (Note 9)
  Historical income before income taxes......                                             $   490,000
  Pro forma income taxes.....................                                                 196,000
                                                                                           ----------
          Pro forma net income...............                                             $   294,000
                                                                                           ==========

     See accompanying summary of accounting policies and notes to financial statements.

                                VOICE PLUS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                       COMMON STOCK                        TOTAL
                                                    ------------------    RETAINED     STOCKHOLDERS'
                                                    SHARES     AMOUNT     EARNINGS        EQUITY
                                                    ------    --------    ---------    -------------
Balance, December 31, 1993........................  96,000    $ 72,000    $ 271,000      $ 343,000
Net income........................................                          148,200        148,200
                                                    ------    --------    ---------      ---------
Balance, December 31, 1994........................  96,000      72,000      419,200        491,200
Dividends.........................................                         (100,000)      (100,000)
Net income........................................                          171,800        171,800
                                                    ------    --------    ---------      ---------
Balance, December 31, 1995........................  96,000      72,000      491,000        563,000
Dividends (unaudited).............................                         (783,700)      (783,700)
Repurchase and retirement of common stock (Note 6)
  (unaudited).....................................  (5,000)    (50,000)                    (50,000)
Net income (unaudited)............................                          400,300        400,300
                                                    ------    --------    ---------      ---------
Balance, June 30, 1996 (unaudited)................  91,000    $ 22,000    $ 107,600      $ 129,600
                                                    ======    ========    =========      =========

     See accompanying summary of accounting policies and notes to financial statements.

                                VOICE PLUS, INC.

                            STATEMENTS OF CASH FLOWS


                                                       DECEMBER 31,               NINE MONTHS
                                                       YEARS ENDED            ENDED SEPTEMBER 30,
                                                 -----------------------   -------------------------
                                                    1994         1995         1995          1996
                                                 -----------   ---------   -----------   -----------
                                                                           (UNAUDITED)   (UNAUDITED)
Cash flows from operating activities
  Net income...................................  $   148,200   $ 171,800   $   252,500   $   400,300
  Adjustments to reconcile net income to net
     cash provided by operating activities:
     Provision for doubtful accounts on
       accounts receivable.....................           --      13,000        13,000        10,000
     Proceeds from sales of assets.............           --          --            --           800
     Loss on disposition of assets.............       55,700       3,500            --           400
     Depreciation..............................       66,500      46,900        31,200        59,300
     Deferred income taxes.....................       (9,900)    (59,400)      (87,500)       79,800
     Changes in assets and liabilities:
       Accounts receivable.....................      301,700    (436,700)     (312,300)     (312,300)
       Inventories.............................      124,600     (40,800)     (272,500)     (239,900)
       Prepaid expenses and other..............       (7,500)    (20,400)       (4,000)      (47,600)
       Deferred revenues.......................       15,900    (146,200)       25,400       714,200
       Accounts payable and accrued expenses...        6,800     598,900     1,005,000       957,800
                                                 -----------   ---------   -----------   -----------
Net cash provided by operations................      702,000     130,600       650,800     1,622,800
                                                 -----------   ---------   -----------   -----------
Cash flows from investing activities
  Capital expenditures.........................      (53,900)   (123,700)      (73,200)     (167,700)
                                                 -----------   ---------   -----------   -----------
Net cash used in investing activities..........      (53,900)   (123,700)      (73,200)     (167,700)
                                                 -----------   ---------   -----------   -----------
Cash flows from financing activities
  Borrowings under line of credit..............      932,000          --            --            --
  Repayments on line of credit.................   (1,117,000)         --            --            --
  Repurchase and retirement of common stock....           --          --            --       (50,000)
  Dividends paid...............................           --    (100,000)           --      (383,700)
                                                 -----------   ---------   -----------   -----------
Net cash used in financing activities..........     (185,000)   (100,000)           --      (433,700)
                                                 -----------   ---------   -----------   -----------
Net increase (decrease) in cash and cash
  equivalents..................................  $   463,100   $ (93,100)  $   577,600   $ 1,021,400
Cash and cash equivalents, beginning of
  period.......................................       87,400     550,500       550,500       457,400
                                                 -----------   ---------   -----------   -----------
Cash and cash equivalents, end of period.......  $   550,500   $ 457,400   $ 1,128,100   $ 1,478,800
                                                 ===========   =========   ===========   ===========

     See accompanying summary of accounting policies and notes to financial statements.

                                VOICE PLUS, INC.

                         SUMMARY OF ACCOUNTING POLICIES

BUSINESS

     Voice Plus, Inc. (the Company) is a retailer of voice processing equipment and was incorporated in the State of California in April 1987. The Company also provides various services, including equipment installation, technical support and ongoing maintenance. Revenues generated from providing these services were approximately 25% and 18% of total 1995 and 1994 revenues, respectively. The Company maintains offices in the states of California, New York, and Arizona, and as of October 1996 in Texas.

CASH EQUIVALENTS

     The Company considers all short-term investments purchased with a maturity of three months or less to be cash equivalents.

INVENTORIES

     Inventories consist primarily of systems and system components and are valued at the lower of cost (first-in, first-out method) or market.

PROPERTY, EQUIPMENT AND DEPRECIATION

     Property and equipment is stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, which range from five to ten years. Maintenance and repairs are expensed as incurred and improvements are capitalized.

REVENUE RECOGNITION

     The Company recognizes revenue under several methods as dictated by the nature of the service or product provided and the terms of the sales agreement. System sales are recognized when all significant uncertainties about customer acceptance of the system have been resolved. Once system installation is complete, seller obligations, including estimated future technical support costs, are immaterial. Revenue from maintenance contracts is prorated over the life of the contract, normally one year, although the entire amount of the contract is collected at the beginning of the term. Services, labor and the sale of parts, upgrades, moves, adds and changes are recorded in the period shipped or provided.

INCOME TAXES

     The Company uses the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred income tax assets and liabilities are recognized based on the temporary differences between the financial statement and income tax bases of assets, liabilities and carryforwards using enacted tax rates. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Company disclose the estimated fair value for its financial instruments for which it is practicable to estimate their values. The Company's financial instruments include cash, accounts receivable and accounts payable, and their carrying value approximates fair value due to the short maturities of these instruments.

BASIS OF PRESENTATION

     The accompanying balance sheet as of September 30, 1996 and the statements of operations and cash flows for each of the nine months ended September 30, 1996 and 1995 have not been audited. However, in the opinion of management, they include all adjustments necessary for a fair presentation of the financial position and the results of operations for the periods presented. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of results to be expected for any future period.

                                VOICE PLUS, INC.

                         NOTES TO FINANCIAL STATEMENTS
           (INFORMATION FOR SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

1. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                  DECEMBER 31,    SEPTEMBER 30,
                                                                      1995            1996
                                                                  ------------    -------------
                                                                                   (UNAUDITED)
    Automobiles.................................................    $171,300         $194,000
    Office equipment............................................      56,700          115,100
    Furniture and fixtures......................................      61,700           57,400
    Computers...................................................     105,900          183,600
                                                                    --------         --------
                                                                     395,600          550,100
    Accumulated depreciation....................................     227,100          274,400
                                                                    --------         --------
                                                                    $168,500         $275,700
                                                                    ========         ========

2. LINE OF CREDIT AGREEMENT

     At December 31, 1995, the Company had a $400,000 revolving line of credit, collateralized by substantially all of the assets of the Company and guaranteed by the president, who is also a majority stockholder of the Company. Interest is payable on outstanding borrowings at the bank's prime rate (8.5% at December 31, 1995) plus 1.5%. At December 31, 1995 and September 30, 1996, the Company had no outstanding borrowings under the line of credit. The credit agreement contains various restrictions which require, among other things, maintenance of certain financial ratios. At December 31, 1995, the Company was in compliance with all such covenants.

3. INCOME TAXES

     The provision for income taxes consists of:

                                                   YEARS ENDED             NINE MONTHS ENDED
                                                  DECEMBER 31,               SEPTEMBER 30,
                                              --------------------    ---------------------------
                                                1994        1995          1995            1996
                                              --------    --------    -----------     -----------
                                                                      (UNAUDITED)     (UNAUDITED)
    Current
      Federal...............................  $122,700    $154,600      $227,300        $    --
      State.................................    33,000      49,300        72,500          9,900
                                              --------    --------      --------        -------
                                               155,700     203,900       299,800          9,900
    Deferred
      Federal...............................   (21,700)    (59,400)      (87,500)        79,800
                                              --------    --------      --------        -------
    Provision for income taxes..............  $134,000    $144,500      $212,300        $89,700
                                              ========    ========      ========        =======

     Effective January 1, 1996, the Company elected to be taxed under the Subchapter S rules of the Internal Revenue Code. As a result of this change, the stockholders will report corporate taxable income in their individual tax returns and be taxed depending on their personal tax strategies. The effect of this change during the nine months ended September 30, 1996 was an elimination of the net deferred tax asset totaling $68,300 and the establishment of an $11,500 deferred tax liability for potential built-in gains on the effective date of election. The states in which the Company operates recognize Federal S Corporation provisions but impose a tax at a reduced rate of approximately 1.5%.

                                VOICE PLUS, INC.

           (INFORMATION FOR SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

     The following summarizes the difference between the income tax expense and the amount computed by applying the Federal income tax rate of 34% in 1995 and 1994 to income before income taxes:

                                                                          YEARS ENDED
                                                                          DECEMBER 31,
                                                                     ---------------------
                                                                       1994         1995
                                                                     --------     --------
    Federal income tax at statutory rate...........................  $ 95,900     $107,500
    State income taxes, net of Federal tax benefit.................    22,000       33,000
    Other, net.....................................................    16,100        4,000
                                                                     --------     --------
                                                                     $134,000     $144,500
                                                                     ========     ========

     The effective tax rate for the nine months ended September 30, 1995 differs from the Federal statutory tax rate due primarily to State income taxes. The effective tax rate for the nine months ended September 30, 1996 differs from the Federal statutory tax rate due to the change to the Subchapter S corporation status effective January 1, 1996.

     Deferred tax assets comprise the following:

    DECEMBER 31, 1995                                                            AMOUNT
    -----------------                                                            -------
    Deferred revenue on system sales...........................................  $33,300
    State income taxes.........................................................   15,100
    Reserves and accrued liabilities...........................................   17,200
    Accumulated depreciation...................................................    2,700
                                                                                 -------
    Net deferred tax asset.....................................................  $68,300
                                                                                 =======

4. COMMITMENTS

     The Company leases certain property consisting of corporate and sales office facilities and equipment under operating leases that expire during 1996 and 1997. Certain facility leases require the Company to pay real estate taxes, maintenance and utilities.

     The Company's future minimum lease commitments for operating leases are as follows:

     YEAR ENDING
     DECEMBER 31,                                                                AMOUNT
    -------------                                                               --------
       1996..................................................................   $166,200
       1997..................................................................     38,600
                                                                                --------
                                                                                $204,800
                                                                                ========

     Rent expense under operating leases was $119,600 and $183,800 for the years ended December 31, 1994 and 1995, respectively, and $130,600 and $130,700 for the nine months ended September 30, 1995 and 1996, respectively.

5. ACCRUED COMPENSATION AND BENEFITS

     The Company has a 401(k) profit sharing plan in which all qualifying employees with a minimum of 1,000 hours of service at year end are eligible to participate. Matching contributions are made at the discretion of the Company's Board of Directors. The Company pays all fees to administer the plan. On December 29, 1995, the Company accrued matching contributions up to 6.5% of employee compensation, plus an additional $50,000 for the plan year ended December 31, 1995. Total expense under this plan was $0 and $99,500 for the

                                VOICE PLUS, INC.

           (INFORMATION FOR SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

years ended December 31, 1994 and 1995. The accrued contribution at December 31, 1995 was paid in August 1996. Total expense under this plan was $37,100 and $37,500 for the nine months ended September 30, 1995 and 1996.

     During the nine months ended September 30, 1996, the Company declared a $250,000 discretionary bonus, of which $125,000 is included in cost of revenues and $125,000 is included in marketing and selling. At September 30, 1996, this bonus remains unpaid and is included in accrued compensation and benefits.

6. RELATED PARTY TRANSACTIONS

     A customer controlled by a minority stockholder of the Company, purchased $94,500 and $99,700 of equipment from the Company during the years ended December 31, 1994 and 1995. Included in accounts receivable at December 31, 1995 is $19,000 due from this related customer. In February 1996, the Company purchased this minority stockholder's 5% interest in the Company for $50,000 and retired the related shares of common stock.

7. CONCENTRATION RISK

     Revenues from one customer accounted for approximately 13% and 10% of total net revenues during the years ended December 31, 1994 and 1995. Included in accounts receivable at December 31, 1995 is $431,900 due from this customer. Revenues from two customers accounted for approximately 12% and 15% of total net revenues during the nine months ended September 30, 1995, and approximately 35% and 22% of total net revenues during the nine months ended September 30, 1996. Included in accounts receivable at September 30, 1996 is $459,000 and $342,300 due from these two customers.

     Trade accounts receivable are due from numerous customers located in many geographic regions throughout the United States. The Company performs ongoing credit evaluations of its customers' financial condition and establishes an allowance for doubtful accounts based upon the credit risk of specific customers, historical trends and other information. The Company does not require collateral from its customers.

     Substantially all of the Company's inventory purchases in 1994 and 1995 were made from one vendor, Centigram Communications Corporation (Centigram). Any termination or adverse change in the Company's distributor relationship with Centigram would have a material adverse impact upon the Company's voice processing business. In addition, the Company depends upon Centigram to offer products which are competitive with products offered by other manufacturers as to technological advancement, reliability and price. If Centigram's competitors should surpass Centigram in any of these qualities, the Company may be required to establish alternative strategic relationships. Any such development would have an adverse effect on the Company's business for an indefinite period until new supplier relationships could be established. Included in accounts payable at December 31, 1995 and September 30, 1996 are $634,800 and $1,385,400,
respectively, due to Centigram.

     Cash and cash equivalents are held principally at two high quality financial institutions. At times, such balances may be in excess of the FDIC insurance limit.

                                VOICE PLUS, INC.

           (INFORMATION FOR SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

8. STATEMENT OF CASH FLOWS

     Supplemental disclosures of cash flow information:

     Cash paid for:

                                                                          NINE MONTHS ENDED
                                            YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                            ------------------------  --------------------------
                                                1994        1995         1995           1996
                                              --------    --------    -----------    -----------
                                                                      (UNAUDITED)    (UNAUDITED)
    Interest................................  $  4,900    $  1,100     $     200       $ 3,200
                                              ========    ========      ========        ======
    Income taxes............................  $135,100    $226,000     $ 224,500       $45,300
                                              ========    ========      ========        ======

     During 1994 and 1995, the Company reclassified equipment leased to customers with a net book value of $29,700 and $4,500, respectively, from property and equipment to inventories.

9. PRO FORMA

  Statement of Operations

     In connection with the contemplated purchase of the Company by NHancement Technologies Inc. (NHancement), successor to BioFactors, Inc. (BFI) (see Note
11), the Company intends to terminate its status as a Subchapter S corporation. The pro forma adjustment reflects a provision for income taxes at an effective rate of 40% for the nine months ended September 30, 1996. Prior to January 1, 1996, the Company was a C Corporation.

  Balance Sheet

     The Company intends to declare a $550,000 dividend and/or bonus to the sole stockholder prior to the pending merger discussed in Note 11. The pro forma balance sheet is presented to reflect this change as if it had been recorded at September 30, 1996.

10. SUBSEQUENT EVENTS

     On October 16, 1996, the Company signed a binding letter of intent to purchase certain assets, including all inventory, fixed assets, customer lists, trademarks and logos, and assume certain liabilities, including approximately $52,500 due to Centigram, all liabilities associated with equipment and office leases and all liabilities incurred in connection with the maintenance of service contracts with customers, of Phonetics, Inc. (Phonetics), which is located in Dallas, Texas, for $145,000; and, as of such date, the Company took control of those assets and liabilities. The purchase is subject to the completion of due diligence, approval by the directors of both companies, delivery of a closing balance sheet and the execution and delivery of a definitive written purchase agreement. Phonetics distributes voice processing equipment and provides various services including equipment installation, technical support and ongoing maintenance, primarily within the state of Texas. Phonetics had unaudited net revenues of $512,000 and a net loss of $12,000 during the eight months ended August 31, 1996.

     On November 5, 1996, the Company entered into a Unit Subscription Agreement with BFI which provides for the Company's purchase of one BFI unit, each unit consisting of (i) an unsecured promissory note of BFI in the principal amount of $50,000, with stated interest at 10%, no monthly installments and a maturity date of March 31, 1997, and (ii) a warrant to purchase 50,000 shares of BFI Common Stock at an exercise price of 120% of the initial public offering (IPO) price of NHancement Technologies, Inc., the successor to BFI ("NHancement"), with a provision to prevent dilution in connection with the merger of a wholly owned subsidiary of NHancement into BFI.

                                VOICE PLUS, INC.

           (INFORMATION FOR SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

     On November 26, 1996, the Company paid an $85,000 dividend to its sole stockholder to cover his individual estimated income taxes.

11. ACQUISITION AGREEMENT

     On October 25, 1996, the Company entered into an Agreement and Plan of Merger (the Merger) with NHancement whereby NHancement would acquire, concurrently with NHancement's proposed IPO, all outstanding shares of the Company. The consideration for the outstanding shares consists of (i) an unsecured promissory note in a principal amount of $1,000,000, bearing interest at the medium term T-bill rate, due on the third anniversary of the consummation of the Merger, (ii) an unsecured promissory note in a principal amount of $500,000, bearing interest at the medium term T-bill rate, due on the third anniversary of the consummation of the Merger, and (iii) shares of NHancement Common Stock with a market value of $4,680,000 (of which, shares valued at $2,400,000 will be sold in the proposed IPO, and the remainder of the shares are subject to restrictions on transferability under the Securities Act of 1933 and pursuant to a lock-up agreement with the underwriter of the proposed IPO). The consummation of the Merger is contingent upon the registration statement filed in connection with the proposed IPO having been declared effective. The Agreement terminates, without liability, if the merger shall not have been consummated prior to March 31, 1997. In connection with the Merger, NHancement entered into a three-year employment agreement with the president and sole stockholder of the Company, pursuant to which NHancement will pay a base salary of $150,000 per year, commissions of approximately $200,000 per year and an annual performance-based bonus. The employment agreement provides that if NHancement materially breaches the agreement or terminates the employee without "cause," NHancement will continue to pay base salary and 50% of the commissions for the duration of the term and, in the event of a material breach, the two promissory notes will be accelerated and immediately become due and payable.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
and the Stockholders of
Cossey-Capozzi, Inc.
dba C. C. & Associates

     We have audited the accompanying balance sheet of Cossey-Capozzi, Inc. as of September 30, 1996, and the related statements of operations, stockholders' equity, and cash flows for the years ended September 30, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cossey-Capozzi, Inc. as of September 30, 1996, and the results of its operations and its cash flows for the years ended September 30, 1995 and 1996 in conformity with generally accepted accounting principles.

                                            Meredith, Cardozo & Lanz LLP

San Jose, California
October 30, 1996

                              COSSEY-CAPOZZI, INC.
                             DBA C. C. & ASSOCIATES

                                 BALANCE SHEET

                                     ASSETS

                                                                                   SEPTEMBER
                                                                                    30, 1996
                                                                                  ------------
Current assets
  Cash and cash equivalents (Note 5)..........................................      $  9,100
  Accounts receivable, net of allowance for doubtful accounts of $7,600 (Note
     5).......................................................................       153,000
  Due from stockholder (Note 1)...............................................        32,400
  Other assets................................................................         3,900
                                                                                    --------
          Total current assets................................................       198,400
                                                                                    --------
Property and equipment, net (Note 2)..........................................        47,300
                                                                                    --------
                                                                                    $245,700
                                                                                    ========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable............................................................      $ 11,900
  Accrued payroll and related expenses........................................        50,500
  Income taxes payable (Note 3)...............................................         5,500
  Deferred income taxes (Note 3)..............................................        46,000
                                                                                    --------
          Total current liabilities...........................................       113,900
                                                                                    --------
Deferred income taxes (Note 3)................................................         1,000
                                                                                    --------
Commitments (Notes 4 and 7)
Stockholders' equity
  Common stock, no par value: 500,000 shares authorized, 400 shares issued and
     outstanding..............................................................         3,000
  Retained earnings...........................................................       127,800
                                                                                    --------
          Total stockholders' equity..........................................       130,800
                                                                                    --------
                                                                                    $245,700
                                                                                    ========

     See accompanying summary of accounting policies and notes to financial statements.

                              COSSEY-CAPOZZI, INC.
                             DBA C. C. & ASSOCIATES

                            STATEMENTS OF OPERATIONS

                                                                       YEARS ENDED SEPTEMBER 30,
                                                                       -------------------------
                                                                          1995          1996
                                                                       ----------    -----------
Net revenues (Note 5)................................................  $1,075,800     $ 914,300
Cost of revenues.....................................................     564,000       545,200
                                                                       ----------     ---------
Gross profit.........................................................     511,800       369,100
                                                                       ----------     ---------
Selling, general and administrative expenses.........................     388,400       361,500
                                                                       ----------     ---------
Income from operations...............................................     123,400         7,600
Other income (expense)
  Interest expense...................................................      (2,100)         (700)
  Other income.......................................................       2,600            --
                                                                       ----------     ---------
          Total other income (expense)...............................         500          (700)
                                                                       ----------     ---------
Income before income taxes...........................................     123,900         6,900
Income taxes (Note 3)................................................      47,200         5,300
                                                                       ----------     ---------
          Net income.................................................  $   76,700     $   1,600
                                                                       ==========     =========

     See accompanying summary of accounting policies and notes to financial statements.

                              COSSEY-CAPOZZI, INC.
                             DBA C. C. & ASSOCIATES

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                          COMMON STOCK                      TOTAL
                                                        ----------------    RETAINED    STOCKHOLDERS'
                                                        SHARES    AMOUNT    EARNINGS       EQUITY
                                                        ------    ------    --------    -------------
Balance, September 30, 1994...........................    400     $3,000    $ 49,500      $  52,500
  Net income..........................................     --         --      76,700         76,700
                                                          ---     ------    --------       --------
Balance, September 30, 1995...........................    400      3,000     126,200        129,200
  Net income..........................................     --         --       1,600          1,600
                                                          ---     ------    --------       --------
Balance, September 30, 1996...........................    400     $3,000    $127,800      $ 130,800
                                                          ===     ======    ========       ========

     See accompanying summary of accounting policies and notes to financial statements.

                              COSSEY-CAPOZZI, INC.
                             DBA C. C. & ASSOCIATES

                            STATEMENTS OF CASH FLOWS

                                                                      YEARS ENDED SEPTEMBER 30,
                                                                      -------------------------
                                                                        1995           1996
                                                                      ---------     -----------
Cash flows from operating activities (Note 6)
  Net income........................................................  $  76,700      $   1,600
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization..................................     19,300         11,600
     Deferred income taxes..........................................     46,400         (2,800)
     Changes in assets and liabilities:
       Accounts receivable..........................................   (244,000)       104,400
       Other assets.................................................         --          5,900
       Accounts payable.............................................     43,000        (64,700)
       Accrued expenses.............................................     70,000        (33,900)
       Income taxes payable.........................................       (800)         5,500
                                                                      ---------      ---------
Net cash provided by operating activities...........................     10,600         27,600
                                                                      ---------      ---------
Cash flows from investing activities
  Purchase of property and equipment................................    (10,400)       (27,200)
  Disposition of property and equipment.............................     37,600             --
                                                                      ---------      ---------
Net cash provided by (used in) investing activities.................     27,200        (27,200)
                                                                      ---------      ---------
Cash flows from financing activities
  Advances to stockholder...........................................    (36,000)        (5,600)
  Repayment on advances to stockholder..............................         --         17,800
  Proceeds from bank borrowings.....................................      9,200             --
  Repayments of bank borrowings.....................................         --        (15,300)
  Repayment of notes payable........................................    (14,100)            --
                                                                      ---------      ---------
Net cash (used in) financing activities.............................    (40,900)        (3,100)
                                                                      ---------      ---------
Net (decrease) in cash and cash equivalents.........................     (3,100)        (2,700)
Cash and cash equivalents, beginning of period......................     14,900         11,800
                                                                      ---------      ---------
Cash and cash equivalents, end of period............................  $  11,800      $   9,100
                                                                      =========      =========

     See accompanying summary of accounting policies and notes to financial statements.

                              COSSEY-CAPOZZI, INC.
                             DBA C. C. & ASSOCIATES

                         SUMMARY OF ACCOUNTING POLICIES

BUSINESS

     Cossey-Capozzi, Inc. (the Company) was incorporated in California in 1978. The Company provides employee investigation services for corporations, specializing in investigating employee theft and work related drug use. Investigations include surveillance for employee misconduct.

CASH AND CASH EQUIVALENTS

     For purposes of the statements of cash flows, the Company considers all certificates of deposit and all liquid cash investments with original maturities of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally three to five years.

REVENUE RECOGNITION

     Revenue is generally recognized upon the completion of the services performed.

ADVERTISING COSTS

     The Company expenses advertising costs as incurred. Advertising expenses were $1,800 and $8,500 for the years ended September 30, 1995 and 1996, respectively.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109. Under SFAS No. 109, deferred tax liabilities or assets at the end of each period are determined using the tax rate expected to be in effect when taxes are actually paid or recovered. Deferred income taxes as of September 30, 1996 primarily result from certain expenses that are not currently deductible for tax purposes.

                              COSSEY-CAPOZZI, INC.
                             DBA C. C. & ASSOCIATES

                         NOTES TO FINANCIAL STATEMENTS

1. DUE FROM STOCKHOLDER

     Due from stockholder consists principally of expenses paid by the Company for the benefit of the stockholder. This amount is due on demand.

2. PROPERTY AND EQUIPMENT

     A summary of property and equipment follows:

                                                                              SEPTEMBER 30,
                                                                                  1996
                                                                              -------------
    Furniture and fixtures................................................      $  42,200
    Machinery and equipment...............................................         28,900
    Office equipment......................................................         25,700
    Leasehold improvements................................................            700
                                                                                ---------
                                                                                   97,500
    Less accumulated depreciation and amortization........................        (50,200)
                                                                                ---------
              Property and equipment, net.................................      $  47,300
                                                                                =========

3. INCOME TAXES

     Income taxes (benefit) comprise:

                                                                           YEAR ENDED
                                                                          SEPTEMBER 30,
                                                                       -------------------
                                                                        1995        1996
                                                                       -------     -------
    Current:
      Federal........................................................  $    --     $ 5,200
      State..........................................................      800       2,900
                                                                       -------     -------
                                                                           800       8,100
    Deferred:
      Federal........................................................   38,300      (2,200)
      State..........................................................    8,100        (600)
                                                                       -------     -------
                                                                        46,400      (2,800)
    Total:
      Federal........................................................   38,300       3,000
      State..........................................................    8,900       2,300
                                                                       -------     -------
                                                                       $47,200     $ 5,300
                                                                       =======     =======

     Deferred income taxes result from temporary differences in the recognition of certain expenses and income items for tax and financial reporting purposes as follows:

                                                                           YEARS ENDED
                                                                          SEPTEMBER 30,
                                                                        ------------------
                                                                         1995       1996
                                                                        -------    -------
    Cash to accrual adjustment........................................  $47,400    $(2,800)
    Depreciation......................................................   (1,000)        --
                                                                        -------    -------
                                                                        $46,400    $(2,800)
                                                                        =======    =======

                              COSSEY-CAPOZZI, INC.
                             DBA C. C. & ASSOCIATES

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The following summarizes the difference between the income tax expense and the amount computed by applying the Federal income tax rate of 34% in 1995 and 1996 to income before income taxes:

                                                                           YEARS ENDED
                                                                          SEPTEMBER 30,
                                                                        ------------------
                                                                         1995       1996
                                                                        -------    -------
    Federal income tax (benefit) expense at statutory rate............  $42,100    $ 2,300
    State income taxes, net of federal tax benefit....................    7,500        600
    Surtax exemption..................................................   (6,400)    (1,300)
    Other, net........................................................    4,000      3,700
                                                                        -------    -------
                                                                        $47,200    $ 5,300
                                                                        =======    =======

     Deferred tax assets (liabilities) comprises the following:

                                                                              SEPTEMBER 30,
                                                                                  1996
                                                                              -------------
    Cash to accrual adjustment..............................................    $ (48,500)
    Depreciation............................................................        1,500
                                                                                 --------
              Net deferred tax liability....................................    $ (47,000)
                                                                                 ========

4. COMMITMENTS

     The Company leases its office space under a lease agreement on a month to month basis from a related party.

     Rent expense for the years ended September 30, 1995 and 1996 was $38,400 and $38,100, respectively.

5. CONCENTRATION RISK

     Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with high quality financial institutions and, by policy, limits the amount of credit exposure to any one financial institution.

     In 1995, one customer accounted for approximately 46% of net revenues. In 1996, three customers accounted for approximately 18%, 12% and 24% of net revenues.

     The Company's accounts receivable are spread across many customers in various industries. The Company performs credit evaluations of its customers' financial condition and establishes an allowance for possible losses based upon credit risk of specific customers, historical trends and other information. The Company generally does not require cash collateral or other security to support customer receivables.

                              COSSEY-CAPOZZI, INC.
                             DBA C. C. & ASSOCIATES

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

6. STATEMENTS OF CASH FLOWS

     Supplemental disclosures of cash flow information:

     Cash paid for:

                                                                           YEAR ENDED
                                                                          SEPTEMBER 30,
                                                                        -----------------
                                                                         1995        1996
                                                                        ------       ----
    Interest..........................................................  $2,100       $700
                                                                        ======       ====
    Income taxes......................................................  $1,600       $800
                                                                        ======       ====

7. MERGER AGREEMENT

     The Company entered into a letter of intent dated October 25, 1996, which provides for the merger of a wholly owned subsidiary of NHancement Technologies Inc., a Delaware corporation (NHancement), with and into the Company, whereupon the Company will be the surviving corporation and a wholly owned subsidiary of NHancement, and the exchange of shares of NHancement common stock with a market value of $960,000 (which shares are subject to restrictions on transfer pursuant to a lock-up agreement) for all of the issued and outstanding common stock of the Company. The consummation of the merger is conditioned upon the terms and conditions of the merger having been approved by the California Commissioner of Corporations pursuant to a fairness hearing held pursuant to Section 25142 of the California Corporate Securities Law of 1968, as amended. The letter of intent terminates, without liability, if the merger shall not have been consummated prior to March 31, 1997.

================================================================================

                        2,300,000 SHARES OF COMMON STOCK

                      [NHANCEMENT TECHNOLOGIES INC. LOGO]

                          NHANCEMENT TECHNOLOGIES INC.

                              --------------------
                                   PROSPECTUS
                              --------------------

                              CHATFIELD DEAN & CO.

  NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING AND NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE REGISTERED SECURITIES OFFERED BY THIS PROSPECTUS OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED OR WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS, NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS

Prospectus Summary.....................    1
Summary Historical and Pro Forma
  Combined Financial Data..............    3
Risk Factors...........................    5
The Company............................   13
Use of Proceeds........................   14
Dividend Policy........................   15
Capitalization.........................   16
Dilution...............................   17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   18
Business...............................   24
Management.............................   36
Certain Transactions...................   42
Principal and Selling Stockholders.....   44
Description of Capital Stock...........   46
Shares Eligible for Future Sale........   48
Underwriting...........................   49
Legal Matters..........................   50
Experts................................   51
Available Information..................   51
Index to Financial Statements..........  F-1

     UNTIL             , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                           , 1997

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company has included in its Certificate of Incorporation and in its Bylaws provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the General Corporation Law of Delaware and (ii) indemnify its directors and officers to the fullest extent permitted by the General Corporation Law of Delaware, including circumstances in which indemnification is otherwise discretionary. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

     The Company will purchase a directors' and officers' insurance policy with a $1 million coverage limit per occurrence and $2 million in the aggregate per year.

     Section 7 of the Underwriting Agreement (filed as Exhibit 1.1 hereto) provides that the Underwriters will indemnify and hold harmless the Company and each director, officer or controlling person of the Company from and against any liability caused by any misstatement or omission in this Registration Statement or Prospectus based on certain information furnished to the Company by the Underwriters for use in the preparation thereof.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions and the Nonaccountable Expense Allowance, payable by the Company in connection with the sale of Common Stock being registered (all amounts are estimated except the Commission Registration Fee and the Nasdaq SmallCap Filing Fee.

Commission Registration Fee.......................................................  $  3,607
Nasdaq SmallCap Filing Fee........................................................     9,154
NASD Fee..........................................................................     1,814
Blue Sky Qualification Fees and Expenses (including legal fees)...................   [12,275]
Printing Expenses.................................................................         K
Legal Fees and Expenses...........................................................         K
Accountants' Fees and Expenses....................................................         K
Transfer Agent and Registrar Fees.................................................         K
Miscellaneous Expenses............................................................         K
                                                                                    --------
  Total...........................................................................  $350,000
                                                                                    ========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     In the three years preceding the filing of this Registration Statement, the Company has issued the following securities that were not registered under the Securities Act. Except in limited circumstances (as described below), all such securities were issued in reliance on the exemption from registration provided by Rule 506 ("Rule 506") promulgated under the Securities Act, all sales were made to accredited investors and all other requirements of Rule 506 were satisfied.

     On March 16, 1994, BFI's predecessor, Performance Factors, Inc. ("PFI"), consummated a bridge financing (the "Series D Financing") pursuant to which it issued an aggregate of (i) 1,212,124 shares of PFI Series D Preferred Stock, and
(ii) $721,550 principal amount of unsecured promissory notes, bearing interest at the rate equal to 2% per annum above a certain domestic rate announced by the Bank of America, NT&SA, San Francisco. In May 1994, the stockholders of PFI approved a merger of PFI with and into BFI. The terms of the merger required that all PFI common stock be converted into shares of BFI Common Stock and all other PFI securities, including the PFI Series D Preferred Stock and the Series D Notes, be converted into shares of BFI Series A Preferred Stock as follows: (i) 3.0303 shares of PFI Series D Preferred Stock for each $1.00 of PFI Series D Notes; and (ii) .4072 shares of BFI Series A Preferred Stock for each share of PFI Series D Preferred Stock. Concurrently, the BFI shareholders approved a 24-to-one reverse split. The shares of Common Stock issued upon conversion and exchange of the securities issued in connection with the BFI Series D Financings are entitled to certain registration rights. See "Description of Capital Stock -- Registration Rights." The proceeds from the sale of the Series D Financing were used for general corporate purposes.

     On June 1, 1994, BFI consummated a bridge financing (the "Series A Financing"), pursuant to which it issued an aggregate of 311,245 shares of its Series A Preferred Stock in reliance on Rule 506, except with respect to 219,581 shares that were issued in reliance on an exemption from registration provided by Regulation S ("Regulation S") promulgated under the Securities Act. All sales under Regulation S were made to qualified offshore investors, and all other requirements of Regulation S, including the holding period, were satisfied. In July 1995, the holders of BFI Series A Preferred Stock approved the conversion of BFI A Preferred Stock into shares of BFI Common Stock, effective in November 1995. Concurrently, the BFI shareholders approved a 24-to-one reverse split. The shares of Common Stock issued upon conversion and exchange of the securities issued in connection with the BFI Series A Financing are entitled to certain registration rights. See "Description of Capital Stock -- Registration Rights." The proceeds from the sale of the Series A Financing were used for general corporate purposes.

     On December 1, 1994, BFI closed a bridge financing, pursuant to which it issued an aggregate of (i) $750,000 principal amount of promissory notes (the "December 1994 Notes"), secured by the all of the assets of BFI, bearing interest at the rate of 12% per annum due and payable on April 1, 1997; and (ii) shares of BFI Common Stock, which are exchangeable for 112,500 restricted shares of Common Stock. The December 1994 Notes and the shares of Common Stock were issued in reliance on Rule 506, except with respect to $278,327 in principal amount of December 1994 Notes and 55,665 shares that were issued in reliance on an exemption from registration provided by Regulation S. All sales under Regulation S were made to qualified investors, and all other requirements of Regulation S, including the holding period, were satisfied. Such shares of Common Stock are entitled to certain registration rights. See "Description of Capital Stock -- Registration Rights." At the time the notes were issued, the notes were secured by the pledge of a promissory note of Sports Trac, payable to BFI. Subsequently, the Sports Trac Note was paid in full and the security interest securing the December 1995 Notes was terminated. Upon consummation of this Offering, all of the outstanding principal and accrued interest will be converted into Common Stock at a conversion price equal to the Offering Price, the security interest will be released, and the Company will issue warrants to purchase an aggregate of 37,500 shares of Common Stock at an exercise price of 120% of the Offering Price. The proceeds from the sale of the December 1994 Notes were used for general corporate purposes.

     On December 1, 1995, BFI closed a bridge financing pursuant to which it issued an aggregate of (i) $350,000 principal amount of unsecured promissory notes (the "December 1995 Notes"), bearing interest from the date of issuance until due and payable on March 31, 1997 at a rate of 10% per annum, and thereafter at 18% per annum, and (ii) shares of BFI Common Stock, which are exchangeable for 78,750 restricted shares of Common Stock. Such shares are entitled to certain registration rights. See "Description of Capital
Stock -- Registration Rights." Upon consummation of this Offering, the outstanding principal amount will be repaid and all accrued interest will be converted into Common Stock at a conversion price equal to the Offering Price, and the Company will issue warrants to purchase an aggregate of 26,250 shares of Common Stock at an exercise price of 120% of the Offering Price. The proceeds from the December 1995 Notes were used for general corporate purposes.

     On February 1, 1996, BFI closed a bridge financing, pursuant to which it issued an aggregate of (i) $315,000 principal amount of unsecured promissory notes (the "February 1996 Notes"), bearing interest from the date of issuance until due and payable on March 31, 1997 at a rate of 10% per annum, and thereafter at 18% per annum, and (ii) shares of BFI Common Stock, which are exchangeable for 70,875 restricted shares of Common Stock. Such shares of Common Stock are entitled to certain registration rights. See "Description of Capital Stock -- Registration Rights." Upon consummation of this Offering, the outstanding principal amount will be repaid and all accrued interest will be converted into Common Stock at a conversion price equal to the Offering Price, and the Company will issue warrants to purchase an aggregate of 23,625 shares of Common Stock at an exercise price of 120% of the Offering Price. The proceeds from the February 1996 Notes were used for general corporate purposes.

     On May 17, 1996, BFI closed a bridge financing, pursuant to which it issued an aggregate of (i) $300,000 principal amount of unsecured promissory notes (the "May 1996 Notes"), bearing interest at 10% per annum, due and payable on March 31, 1997, and (ii) shares of BFI Common Stock, which are exchangeable for 67,500 restricted shares of Common Stock. Such shares of Common Stock are entitled to certain registration rights. See "Description of Capital Stock -- Registration Rights." Upon consummation of this Offering, the outstanding principal amount will be repaid and all accrued interest will be converted into Common Stock at a conversion price equal to the Offering Price, and the Company will issue warrants to purchase an aggregate of 22,500 shares of Common Stock at an exercise price of 120% of the Offering Price. See "Description of Capital
Stock -- Registration Rights." The proceeds from the sale of the May 1996 Notes were used for general corporate purposes.

     On November 5, 1996, BFI closed a bridge financing, pursuant to which it issued an aggregate of (i) $500,000 principal amount of unsecured promissory notes (the "November 1996 Notes"), bearing interest at 10% per annum, due and payable on the earlier of (a) March 31, 1997, or (b) the consummation of this Offering, and (ii) warrants exercisable to purchase 500,000 shares of restricted Common Stock at an initial exercise price of 120% of the Offering Price. The shares of Common Stock issued upon exercise of the warrants are entitled to certain registration rights. See "Description of Capital Stock -- Registration Rights." The proceeds from the November 1996 Notes were used to purchase directors' and officers' liability insurance and to pay legal fees and accounting and other fees in connection with this Offering.

     The Company intends to use a portion of the proceeds of this Offering to repay $350,000 of the principal amount of the December 1995 Notes, $315,000 of the principal amount of the February 1996 Notes, $300,000 of the principal amount of the May 1996 Notes, and $500,000 of the principal amount and approximately $8,300 of accrued interest on the November 1996 Notes. See "Use of Proceeds."

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


      EXHIBIT
       NUMBER                                 DESCRIPTION OF EXHIBIT
-------------------- ------------------------------------------------------------------------
       1.1***        -- Form of Underwriting Agreement
       3.1**         -- Certificate of Incorporation with the Amended and Restated
                        Certificate of Incorporation
       3.2**         -- Amended and Restated Bylaws
       4.1****       -- Form of Common Stock Certificate
       4.2***        -- Form of Underwriter Warrant
       4.3***        -- Registration Rights Agreement, dated September 1, 1996 between
                        BioFactors, Inc. ("BFI") and (i) a majority of the holders of securities pursuant to the Secured Note and Warrant Purchase
                        Agreement dated December 1, 1994, as amended; (ii) a majority of the holders of securities issued pursuant to the Secured Note and Stock
                        Purchase Agreement, dated December 1, 1995, as amended; (iii) a majority of the holders of securities issued pursuant to the
                        Unsecured Note and Stock Purchase Agreement, dated February 1, 1996, as amended; (iv) a majority of the holders of securities issued pursuant to the Unit Subscription Agreement, dated May 17, 1996, as amended; (v) the purchasers of securities issued pursuant to the Unit
                        Subscription Agreement, dated October 3, 1996; and (vi) the former holders of BFI's Series A Preferred Stock
       4.4****       -- Registration Rights Agreement, dated October 25, 1996, between the
                        Company and James S. Gillespie
       5.1*          -- Form of Opinion of Davis, Graham & Stubbs LLP as to the legality of issuance of the Common Stock
      10.1****       -- Formation Agreement, dated as of October 15, 1996, between BFI and
                        VPI
      10.2***        -- Agreement and Plan of Merger, dated as of October 30, 1996, between the Company, BFI Acquisition Corporation and BFI
      10.3***        -- Agreement and Plan of Merger, dated as of October 25, 1996, between the Company, VPI Acquisition Corporation, Voice Plus, Inc. ("VPI")
                        and James S. Gillespie; together with Form of Promissory Note
      10.4***        -- Letter of Intent, dated as of October 25, 1996, between the Company and C.C. & Associates
      10.5***        -- License Agreement, dated November 24, 1988, by and between BFI and
                        Systems Technology Inc., as amended by Addendum to License Agreement, dated May 19, 1994, as amended by Second Addendum to License
                        Agreement, dated November 18, 1996
      10.6****       -- Sublicense Agreement, dated August 30, 1995, between BFI and
                        SportsTrac, Inc., as amended by Addendum to Sublicense Agreement, dated July 31, 1996
      10.7***        -- Secured Note and Warrant Purchase Agreement, dated December 1, 1994, between BFI and the purchasers listed therein, as amended by the
                        First Amendment to Secured Note and Warrant Purchase Agreement, dated
                        July 1995, and as amended by Amendment to Secured Note and Warrant
                        Purchase Agreement, dated December 1, 1995, as amended by Third
                        Amendment to Secured Note and Warrant Purchase Agreement, dated March
                        1, 1996, and as amended by Fourth Amendment to Secured Note and
                        Warrant Purchase Agreement, dated October 1, 1996, together with
                        Amended and Restated Security Agreement and Form of Secured
                        Promissory Note

      EXHIBIT
       NUMBER                                 DESCRIPTION OF EXHIBIT
-------------------- ------------------------------------------------------------------------
      10.8***        -- Secured Note and Stock Purchase Agreement, dated December 1, 1995 between BFI and the purchasers listed therein, as amended by First
                        Amendment to Secured Note and Stock Purchase Agreement, dated March
                        22, 1996, as amended by Second Amendment to Secured Note and Stock
                        Purchase Agreement, dated July 1, 1996, and as amended by Third
                        Amendment to Secured Note and Stock Purchase Agreement, dated October
                        1, 1996; together with Form of Secured Promissory Note
      10.9***        -- Unsecured Note and Stock Purchase Agreement, dated February 1, 1996, between BFI and the purchasers listed therein, as amended by First
                        Amendment to Unsecured Note and Stock Purchase Agreement, dated March
                        22, 1996, as amended by Second Amendment to Unsecured Note and Stock
                        Purchase Agreement, dated July 1, 1996, and as amended by Third
                        Amendment to Unsecured Note and Stock Purchase Agreement, dated
                        October 1, 1996; together with Form of Unsecured Promissory Note
      10.10***       -- Unit Subscription Agreement, dated May 17, 1996, between BFI and the purchasers listed therein, as amended by First Amendment to Unit
                        Subscription Agreement, dated October 1, 1996; together with Form of
                        Promissory Note
      10.11**        -- Unit Subscription Agreement, dated October 3, 1996, between BFI and the purchasers listed therein; together with Form of Promissory Note and Form of Warrant
      10.12**        -- Form of Equity Incentive Plan
      10.13****      -- Employment Agreement, dated as of October 30, 1996, between Douglas
                        S. Zorn and the Company
      10.14****      -- Employment Agreement, dated as of October 25, 1996, between James S.
                        Gillespie and the Company
      10.15****      -- Employment Agreement, dated as of October 30, 1996, between Esmond T.
                        Goei and the Company
      10.16****      -- Form of Factor 1000(R) Service Contract
      10.17***       -- Office Building Lease, dated April 8, 1996, between BFI and Denver
                        West Office Building No. 21 Venture
      10.18****      -- Authorized U.S. Distributor Agreement, dated April 16, 1996, between
                        Centigram Communications Corporation and VPI
      10.19***       -- Office Lease, dated October 20, 1994, between AJ Partners Limited
                        Partnership and VPI
      10.20***       -- Agreement, dated October 16, 1995, between BFI, Burton Kanter and
                        Elliot Steinberg, as amended by Amendment dated July 16, 1996, between BFI, Esmond Goei, Douglas Zorn, Burton Kanter and Elliot
                        Steinberg
      10.21***       -- Stockholder Agreement, dated October 25, 1996, between the Company and James S. Gillespie
      10.22***       -- 1997 Management and Company Performance Bonus Plan
      10.23**        -- Employment Agreement, dated as of November 1, 1996, between Diane E.
                        Nowak and VPI
      10.24**        -- Employment Agreement, dated as of November 1, 1996, between Bradley
                        Eickman and VPI
      10.25**        -- Forms of Promissory Notes, issued at various dates between September
                        1, 1991 and September 30, 1993 by Performance Factors, Inc., a
                        predecessor to BFI
      21***          -- Subsidiaries

      EXHIBIT
       NUMBER                                 DESCRIPTION OF EXHIBIT
-------------------- ------------------------------------------------------------------------
      23.1**         -- Consent of BDO Seidman, LLP
      23.2**         -- Consent of Meredith, Cardozo & Lanz LLP
      23.3*          -- Consent of Davis, Graham & Stubbs LLP (See Exhibit 5.1)
      23.4**         -- Consent of William Brehm, director nominee
      23.5**         -- Consent of Gary L. Nemetz, director nominee
      23.6**         -- Consent of Richard H. Williams, director nominee
      24****         -- Power of Attorney (included on Page II-6)
      27***          -- Financial Data Schedule


---------------

   * To be filed by amendment.


  ** Filed with Amendment No. 2 to Registration Statement on Form SB-2,
     Registration No. 333-15563



 *** Filed with Amendment No. 1 to Registration Statement on Form SB-2,
     Registration No. 333-15563



**** Previously filed with Registration Statement on Form SB-2, Registration No.
     333-15563


     (b) Financial Statement Schedules

     None.

ITEM 28. UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the Company's Bylaws, Certificate of Incorporation or the Underwriting Agreement, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form SB-2 and has authorized this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on January 13, 1997.


                                            NHancement Technologies Inc.

                                            By:     /s/  ESMOND T. GOEI
                                               ---------------------------------
                                                       Esmond T. Goei
                                               Chairman, President and Chief
                                                     Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears herein constitutes and appoints Esmond T. Goei and Douglas S. Zorn, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), including a registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                 SIGNATURES                               TITLE                     DATE
                 ----------                               -----                     ----

             /s/  ESMOND T. GOEI               Chairman, President, Chief     January 13, 1997
---------------------------------------------    Executive Officer and
               Esmond T. Goei                    Director (Principal
                                                 Executive Officer)

            /s/  DOUGLAS S. ZORN               Executive Vice President,      January 13, 1997
---------------------------------------------    Secretary, Chief Operating
               Douglas S. Zorn                   and Financial Officer,
                                                 Treasurer and Director
                                                 (Principal Financial and
                                                 Accounting Officer)

           /s/  JAMES S. GILLESPIE             Vice President of Sales and    January 13, 1997
---------------------------------------------    Director
             James S. Gillespie

                                 EXHIBIT INDEX


      EXHIBIT
       NUMBER                                 DESCRIPTION OF EXHIBIT
-------------------- ------------------------------------------------------------------------
       1.1***        -- Form of Underwriting Agreement
       3.1**         -- Certificate of Incorporation of the Company with the Amended and
                        Restated Certificate of Incorporation
       3.2**         -- Amended and Restated Bylaws of the Company
       4.1****       -- Form of Common Stock Certificate
       4.2***        -- Form of Underwriter Warrant
       4.3***        -- Registration Rights Agreement, dated September 1, 1996 between
                        BioFactors, Inc. ("BFI") and (i) a majority of the holders of securities pursuant to the Secured Note and Warrant Purchase
                        Agreement dated December 1, 1994, as amended; (ii) a majority of the holders of securities issued pursuant to the Secured Note and Stock
                        Purchase Agreement, dated December 1, 1995, as amended; (iii) a majority of the holders of securities issued pursuant to the
                        Unsecured Note and Stock Purchase Agreement, dated February 1, 1996, as amended; (iv) a majority of the holders of securities issued pursuant to the Unit Subscription Agreement, dated May 17, 1996, as amended; (v) the purchasers of securities issued pursuant to the Unit
                        Subscription Agreement, dated October 3, 1996; and (vi) the former holders of BFI's Series A Preferred Stock
       4.4****       -- Registration Rights Agreement, dated October 25, 1996, between the
                        Company and James S. Gillespie
       5.1*          -- Form of Opinion of Davis, Graham & Stubbs LLP as to the legality of issuance of the Common Stock
      10.1****       -- Formation Agreement, dated as of October 15, 1996, between BFI and
                        VPI
      10.2***        -- Agreement and Plan of Merger, dated as of October 30, 1996, between the Company, BFI Acquisition Corporation and BFI
      10.3***        -- Agreement and Plan of Merger, dated as of October 25, 1996, between the Company, VPI Acquisition Corporation, Voice Plus, Inc. ("VPI")
                        and James S. Gillespie; together with Form of Promissory Note
      10.4***        -- Letter of Intent, dated as of October 25, 1996, between the Company and C.C. & Associates
      10.5***        -- License Agreement, dated November 24, 1988, by and between BFI and
                        Systems Technology Inc., as amended by Addendum to License Agreement, dated May 19, 1994, as amended by Second Addendum to License
                        Agreement, dated November 18, 1996
      10.6****       -- Sublicense Agreement, dated August 30, 1995, between BFI and
                        SportsTrac, Inc., as amended by Addendum to Sublicense Agreement, dated July 31, 1996
      10.7***        -- Secured Note and Warrant Purchase Agreement, dated December 1, 1994, between BFI and the purchasers listed therein, as amended by the
                        First Amendment to Secured Note and Warrant Purchase Agreement, dated
                        July 1995, and as amended by Amendment to Secured Note and Warrant
                        Purchase Agreement, dated December 1, 1995, as amended by Third
                        Amendment to Secured Note and Warrant Purchase Agreement, dated March
                        1, 1996, and as amended by Fourth Amendment to Secured Note and
                        Warrant Purchase Agreement, dated October 1, 1996, together with
                        Amended and Restated Security Agreement and Form of Secured
                        Promissory Note

      EXHIBIT
       NUMBER                                 DESCRIPTION OF EXHIBIT
-------------------- ------------------------------------------------------------------------
      10.8***        -- Secured Note and Stock Purchase Agreement, dated December 1, 1995 between BFI and the purchasers listed therein, as amended by First
                        Amendment to Secured Note and Stock Purchase Agreement, dated March
                        22, 1996, as amended by Second Amendment to Secured Note and Stock
                        Purchase Agreement, dated July 1, 1996, and as amended by Third
                        Amendment to Secured Note and Stock Purchase Agreement, dated October
                        1, 1996; together with Form of Secured Promissory Note
      10.9***        -- Unsecured Note and Stock Purchase Agreement, dated February 1, 1996, between BFI and the purchasers listed therein, as amended by First
                        Amendment to Unsecured Note and Stock Purchase Agreement, dated March
                        22, 1996, as amended by Second Amendment to Unsecured Note and Stock
                        Purchase Agreement, dated July 1, 1996, and as amended by Third
                        Amendment to Unsecured Note and Stock Purchase Agreement, dated
                        October 1, 1996; together with Form of Unsecured Promissory Note
      10.10***       -- Unit Subscription Agreement, dated May 17, 1996, between BFI and the purchasers listed therein, as amended by First Amendment to Unit
                        Subscription Agreement, dated October 1, 1996; together with Form of
                        Promissory Note
      10.11**        -- Unit Subscription Agreement, dated October 3, 1996, between BFI and the purchasers listed therein; together with Form of Promissory Note and Form of Warrant
      10.12**        -- Form of Equity Incentive Plan
      10.13****      -- Employment Agreement, dated as of October 30, 1996, between Douglas
                        S. Zorn and the Company
      10.14****      -- Employment Agreement, dated as of October 25, 1996, between James S.
                        Gillespie and the Company
      10.15****      -- Employment Agreement, dated as of October 30, 1996, between Esmond T.
                        Goei and the Company
      10.16****      -- Form of Factor 1000(R) Service Contract
      10.17***       -- Office Building Lease, dated April 8, 1996, between BFI and Denver
                        West Office Building No. 21 Venture
      10.18****      -- Authorized U.S. Distributor Agreement, dated April 16, 1996, between
                        Centigram Communications Corporation and VPI
      10.19***       -- Office Lease, dated October 20, 1994, between AJ Partners Limited
                        Partnership and VPI
      10.20***       -- Agreement, dated October 16, 1995, between BFI, Burton Kanter and
                        Elliot Steinberg, as amended by Amendment dated July 16, 1996, between BFI, Esmond Goei, Douglas Zorn, Burton Kanter and Elliot
                        Steinberg
      10.21***       -- Stockholder Agreement, dated October 25, 1996, between the Company and James S. Gillespie
      10.22***       -- 1997 Management and Company Performance Bonus Plan
      10.23**        -- Employment Agreement, dated as of November 1, 1996, between Diane E.
                        Nowak and VPI
      10.24**        -- Employment Agreement, dated as of November 1, 1996, between Bradley
                        Eickman and VPI
      10.25**        -- Forms of Promissory Notes, issued at various dates between September
                        1, 1991 and September 30, 1993 by Performance Factors, Inc., a
                        predecessor to BFI
      21***          -- Subsidiaries

      EXHIBIT
       NUMBER                                 DESCRIPTION OF EXHIBIT
-------------------- ------------------------------------------------------------------------
      23.1**         -- Consent of BDO Seidman, LLP
      23.2**         -- Consent of Meredith, Cardozo & Lanz LLP
      23.3*          -- Consent of Davis, Graham & Stubbs LLP (See Exhibit 5.1)
      23.4**         -- Consent of William Brehm, director nominee
      23.5**         -- Consent of Gary L. Nemetz, director nominee
      23.6**         -- Consent of Richard H. Williams, director nominee
      24****         -- Power of Attorney (included on Page II-6)
      27***          -- Financial Data Schedule


---------------

   * To be filed by amendment.


  ** Filed with Amendment No. 2 to Registration Statement on Form SB-2,
     Registration No. 333-15563



 *** Filed with Amendment No. 1 to Registration Statement on Form SB-2,
     Registration No. 333-15563



**** Previously filed with Registration Statement on Form SB-2, Registration No.
     333-15563